SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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NEXTERA ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUMMARY
INTRODUCTION
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE SPECIAL MEETING
THE ASSET SALE PROPOSAL
ANNEX A
ANNEX B
ANNEX C

October [     ], 2003

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Nextera Enterprises, Inc. to be held at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [     ], 2003 at 9:00 a.m. local time.

      As set forth in the Notice of Special Meeting of Stockholders and in the accompanying Proxy Statement, stockholders are being asked to consider and approve an Asset Purchase Agreement dated as of September 25, 2003 by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp. pursuant to which our direct and indirect subsidiaries, Lexecon, CE Acquisition Corp. and ERG Acquisition Corp., will sell substantially all of their assets used in their business to LI Acquisition Company, LLC, a subsidiary of FTI Consulting Inc.

      Our board of directors has determined that the Asset Sale Proposal described in the accompanying Proxy Statement is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote FOR the Asset Sale Proposal.

      We urge you to read the accompanying Proxy Statement carefully. After the formal part of the meeting we will have a discussion period for questions and comments of general interest to our stockholders.

      On behalf of our board of directors, whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and return the enclosed proxy, at your earliest convenience, in the envelope provided. Returning the enclosed proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

      Thank you for your support of our company.

Very truly yours,

STANLEY E. MARON
Secretary

One Cambridge Center, 7th Floor
Cambridge, Massachusetts 02142

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on November [     ], 2003

To our stockholders:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Nextera Enterprises, Inc., a Delaware corporation, which we refer to as “Nextera,” “we,” “our” or “us,” will be held at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [     ], 2003 at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon the approval of an Asset Purchase Agreement, dated as of September 25, 2003, by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp., pursuant to which Lexecon, CE Acquisition and ERG Acquisition, which we refer to collectively as the “Sellers,” will sell substantially all of their assets used in their business to LI Acquisition Company, LLC, which we refer to as the “Buyer.” The approval of the asset purchase agreement and the asset sale to the Buyer is collectively referred to as the “Asset Sale Proposal.” The full text of the asset purchase agreement is included as Annex A to the attached proxy statement and is incorporated herein by reference.

2. To transact such other business as may properly come before the Special Meeting or any continuation, adjournment or postponement thereof, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

      Our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote FOR the Asset Sale Proposal.

      The board of directors has fixed the close of business on October [     ], 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

STANLEY E. MARON
Secretary

October [     ], 2003

Cambridge, Massachusetts

      Knowledge Universe, Inc. and Nextera Enterprises Holdings, Inc. hold an aggregate of 8,810,000 shares of our Class A common stock, par value $0.001 per share, 3,844,200 shares of our Class B common stock, par value $0.001 per share, and 41,828 shares of our Series A cumulative convertible preferred stock, par value $0.001 per share, which together represent approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

      All of our stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder. If you sign, date, and mail your proxy card without providing voting instructions, your proxy will be voted as recommended by the board of directors.

SUMMARY

      This summary highlights selected information contained in this proxy statement and may not contain all of the information that you may consider important. To understand the Asset Sale Proposal more fully and for a more complete description of the legal terms of the Asset Sale Proposal, you should read carefully the entire proxy statement and the other documents to which we have referred you, including the asset purchase agreement. For further discussion, you should read “Where You Can Find Additional Information” on page 39 of this proxy statement.

The Special Meeting

Time, Date and Place:	The Special Meeting will be held at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [ ], 2003 at 9:00 a.m. local time.

Record Date:	Stockholders of record of our Class A common stock, Class B common stock and Series A preferred stock as of the close of business on October [ ], 2003 will be entitled to notice of and vote at the meeting.

Purpose:	1. To consider and vote upon the approval of an Asset Purchase Agreement, dated September 25, 2003, by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp., pursuant to which Lexecon, CE Acquisition and ERG Acquisition will sell substantially all of their assets used in their business to LI Acquisition Company, LLC. The approval of the asset purchase agreement and the asset sale to the Buyer is collectively referred to as the “Asset Sale Proposal.”

2. To transact such other business as may properly come before the Special Meeting or any continuation, adjournment or postponement thereof, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

Board Recommendation:	Our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote FOR the Asset Sale Proposal. You should read “The Asset Sale Proposal — Reasons for the Asset Sale” on page 21 for a discussion of factors that our board of directors considered in deciding to recommend the approval of the Asset Sale Proposal.

Required Vote:	The Asset Sale Proposal must be approved by the affirmative vote of a majority of the voting power of our Class A common stock, Class B common stock and Series A preferred stock, voting together as a single class. Abstentions and broker non-votes will be counted as votes against the approval of the Asset Sale Proposal.

Knowledge Universe, Inc. and Nextera Enterprises Holdings, Inc. hold an aggregate of 8,810,000 shares of our Class A common stock, 3,844,200 shares of our Class B common stock and 41,828 shares of our Series A preferred stock, which together represent approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

The Parties

Nextera Enterprises, Inc.:	We are a public company incorporated under the laws of Delaware, with assets consisting primarily of the capital stock of Lexecon, our wholly-owned subsidiary. Our mailing address is One Cambridge Center, 7th Floor, Cambridge, Massachusetts 02142, and our phone number is (617) 715-0200.

The Sellers:	The Sellers operate Lexecon, which provides economic consulting services, including litigation support, public policy studies and business consulting. The Sellers have offices in Cambridge, MA and Chicago, IL. Lexecon is incorporated under the laws of Illinois and each of CE Acquisition and ERG Acquisition are incorporated under the laws of Delaware. The Sellers’ mailing address is 332 South Michigan Avenue, Chicago, Illinois 60604, and their phone number is (312) 322-0200.

FTI Consulting, Inc.:	FTI Consulting is a public company incorporated under the laws of Maryland that operates a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. FTI Consulting’s mailing address is 909 Commerce Road, Suite 100, Annapolis, Maryland 21401, and its phone number is (410) 224-8770.

The Buyer:	The Buyer was formed under the laws of Maryland for the sole purpose of acquiring the assets and liabilities related to the Sellers’ business in the asset sale and operating the Sellers’ business following completion of the asset sale. The Buyer’s mailing address is 909 Commerce Road, Suite 100, Annapolis, Maryland 21401, and its phone number is (410) 224-8770.

The Asset Sale

Assets to be Sold:	The Sellers will sell to the Buyer substantially all of the assets used by the Sellers in their business of providing economic consulting services, including litigation support, public policy studies and business consulting, and the Buyer has also agreed to assume the ordinary operating liabilities of the Sellers that are due and payable after the closing. For more information regarding the assets being sold, you should read “The Asset Sale Proposal — Assets to be Sold” on page 24.

Excluded Assets:	The parties have agreed that some of the assets of the Sellers will be excluded from the asset sale. The excluded assets include, but are not limited to:

• the capital stock of CE Acquisition and ERG Acquisition;

• the purchase price received by the Sellers in the asset sale;

• accounts receivable of the Sellers in an amount equal to (1) the outstanding principal balance of a loan made to us by Knowledge Universe on July 17, 2003 under our senior credit facility plus (2) an amount to be determined prior to the closing equal to the amount by which one-half of the Sellers’ aggregate payment obligations at the closing under the Sellers’ 401(k) plan and the Sellers’ self-insured medical insurance plan exceeds the amount that the Buyer has agreed to pay at closing to cover the Sellers’ payment obligations under the Sellers’ self-insured medical plan (which amount is included as a liability in the computation of working capital under the asset purchase agreement);

• corporate minute books, stock records, corporate seals and treasury shares of the Sellers and copies of all records transferred to the Buyer;

• assets disposed of in the ordinary course of business consistent with the terms of the asset purchase agreement between the date the asset purchase agreement was executed and the closing; and

• all of the Seller’s employee benefits plans and non-compete agreements and all assets associated with the Seller’s employee benefits plans and non-compete agreements.

Under the asset purchase agreement, the amount of accounts receivable that the Sellers are allowed to withhold from the assets being transferred to the Buyer is subject to reduction in the event that the Sellers’ estimated working capital determined prior to the closing is less than $6,522,800. In addition, if the amount of accounts receivable withheld from the assets being sold is reduced to zero, the purchase price in the asset sale will be reduced to offset any additional deficiency in the Sellers’ working capital.

Purchase Price:	The Buyer has agreed to purchase the Sellers’ assets for $130.0 million plus an amount to be determined prior to the closing representing our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which amount is included as a liability in the computation of working capital under the asset purchase agreement). The Buyer has also agreed to assume the ordinary operating liabilities of the Sellers that are due and payable after the closing. For further discussion, you should read “The Asset Sale Proposal — Purchase Price; Payment” on page 23.

Payment of the Purchase Price:	Under the asset purchase agreement, the Buyer will pay the purchase price to the Sellers as follows:

• the Buyer will pay to the Sellers $130.0 million, less $1.5 million that is to be placed into an escrow account with a third party escrow agent, less approximately $80.1 million we have agreed the Buyer may pay directly to our lenders under our senior credit facility and to Knowledge Universe and its affiliates as holders of our debentures as repayment of our outstanding debt to allow the Sellers to transfer their assets free from any liens associated with this debt and less approximately $22.9 million in non-compete and bonus payments, in immediately available cash funds by wire transfer to an account designated by the Sellers prior to the closing;

• the Buyer will deposit the $1.5 million escrow amount into the escrow account at the closing that the Buyer can access to offset accounts receivable that have not been collected by the Buyer within 120 days following the closing, that the Buyer believes are uncollectible and that are in excess of the Sellers’ specific reserves against those accounts receivable and general reserves for doubtful accounts and to offset the amount (if any) by which Sellers’ working capital at the closing is less than $6,522,800; and

• the Buyer will pay to the Sellers an amount to be determined prior to the closing representing our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which amount is included as a liability in the computation of working capital under the asset purchase agreement) in immediately available cash funds by wire transfer to an account designated by the Sellers. For further discussion, you should read “The Asset Sale Proposal — Purchase Price; Payment” on page 23.

Use of Proceeds:	We intend to use a portion of the proceeds of the asset sale to repay our long-term indebtedness, including:

• approximately $27.4 million to repay all obligations under our senior credit facility in their entirety; and

• approximately $52.7 million to repay additional outstanding indebtedness owing to Knowledge Universe and its affiliates, who collectively own shares of our Series A preferred Stock, Class A common stock and Class B common stock representing approximately 71.5% of the voting power of our capital stock.

A portion of the proceeds of the asset sale will also be used to make the following non-compete and bonus payments under our existing employment and non-competition agreements with key employees of the Sellers:

• Daniel R. Fischel, our Chairman of the Board, President and Chief Executive Officer: $10.0 million non-compete payment;

• Dennis W. Carlton, Senior Consultant of Lexecon: $10.0 million non-compete payment; and

• Joseph P. Kalt, Senior Vice President and a director of Lexecon: approximately $2.9 million bonus and non-compete payment.

Upon the closing of the asset sale, Messrs. Fischel, Carlton and Kalt will have no further obligations to us with respect to non-compete covenants; rather they will be subject to non-compete covenants under their new employment and non-competition agreements with the Buyer.

We intend to use approximately $4.0 million of the remaining proceeds of the asset sale to fund transaction expenses and taxes related to the asset sale.

Additionally, we intend to use approximately $6.0 to $8.0 million of the remaining proceeds to satisfy other unassumed liabilities.

For further discussion, you should read “The Asset Sale Proposal — Use of Proceeds” on page 25.

Ancillary Agreements:	In connection with completing the asset sale, we and other parties will be required to enter into additional agreements, including:

• Concurrently with our entering into the asset purchase agreement, Knowledge Universe and Nextera Enterprises Holdings, who hold shares of our Series A preferred Stock, Class A common stock and

Class B common stock representing approximately 71.5% of the voting power of our capital stock, entered into a voting agreement with FTI Consulting and the Buyer in which these entities agreed to vote at the Special Meeting in favor of the Asset Sale Proposal.

• We have agreed to enter into an escrow agreement with the Buyer and J.P.Morgan Trust Company, as escrow agent. Under the terms of the asset purchase agreement, escrow funds may be released from the escrow account to cover:

• accounts receivable that have not been collected by the Buyer within 120 days following the closing, that the Buyer believes are uncollectible and that are in excess of the Sellers’ specific reserves against those accounts receivable and general reserves for doubtful accounts; and

• the amount (if any) by which the Sellers’ working capital at the closing is less than $6,522,800;

• The Sellers have agreed to enter into assignment agreements with the Buyer to assign to the Buyer the assets being acquired by the Buyer in the asset sale, including the assignment of the Sellers’ real property leases; and

• Messrs. Fischel, Carlton and Kalt will enter into employment and non- competition agreements with the Buyer in forms agreed to between the Buyer and these individuals.

Opinions of our Financial Advisor:	In connection with its approval of the Asset Sale Proposal, our board of directors received opinions from our financial advisor, Houlihan Valuation Advisors, to the effect that, as of the date of their opinions:

• the purchase price in the asset sale is fair to us, to the Sellers and to our stockholders from a financial point of view; and

• (1) on a pro forma basis after giving effect to the transaction, the fair market value and present fair saleable value of our assets will exceed our stated liabilities and identified contingent liabilities, (2) we should be able to pay our debts as they become due in the usual course of business, (3) our remaining capital after the asset sale would not be unreasonably small for the business in which we are engaged or is proposed to be conducted following the completion of the asset sale and (4) the purchase price in the asset sale constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et. seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers.

The full text of the Houlihan Valuation Advisors’ written opinions, dated September 21, 2003, are attached to this proxy statement as Annex C and incorporated herein by reference. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Houlihan Valuation Advisors’ opinions are addressed to the Sellers’ and our boards of directors and do not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the asset purchase agreement or the asset sale.

Reasons for the Sale:	Our board of directors chose to recommend the Asset Sale Proposal because it views the asset sale as beneficial to us and our stockholders for several reasons, including:

• The Sellers’ success is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of a limited number of senior consulting executives and other key personnel, including Daniel R. Fischel and Dennis W. Carlton. On December 31, 2002, we entered into new employment and non-competition agreements with each of Messrs. Carlton and Fischel. These new agreements required us to make non-compete payments of approximately $5.0 million to each of Messrs. Carlton and Fischel during 2003. To extend the employment and non-competition agreements through December 31, 2008, additional $10.0 million non-compete payments to each of Messrs. Fischel and Carlton are required to be made on or before January 15, 2004. We have no viable alternatives other than the asset sale to enable us to meet these obligations.

• An aggregate of approximately $80.4 million in indebtedness under our senior credit facility and debentures will mature on January 1, 2005. We are the primary debtor under this indebtedness and the Sellers have guaranteed our obligations and have pledged substantially all of their assets as security. We have no other viable alternatives to enable us to meet these obligations as they mature.

• The terms of our senior credit facility require us to retain the services of an investment banking firm and obtain the liquidity necessary to enable us to make the future non-compete payments under the employment and non-competition agreements with Messrs. Fischel and Carlton.

• We believe that the price and other terms of the asset sale represent the best attainable value for us and our stockholders.

For further discussion, you should read “The Asset Sale Proposal — Reasons for the Asset Sale” on page 21.

Conduct of Business Following the Asset Sale:	After the closing of the asset sale, we intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. At this time, we believe that an increase in stockholder value will be best obtained through the acquisition of one or more on-going businesses or operations. To that end, we intend to retain an investment banking firm to assist us in the identification and selection of appropriate acquisition and merger candidates. We anticipate that, through the use of a combination of cash, equity and debt securities, the pool of optimal acquisition and merger candidates will include private and public, middle-market companies with an enterprise value of approximately $30 to $70 million.

For further discussion, you should read “The Asset Sale Proposal — Conduct of Business Following the Asset Sale” on page 39.

Nasdaq Listing:	There are several requirements for the continued listing of our Class A Common Stock on the Nasdaq SmallCap Market, including maintaining a minimum bid price of $1.00 per share and maintaining an operating business. Following completion of the asset sale, we will cease to own an operating business. If we are unable to successfully acquire a new operating business, our Class A common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we are able to acquire an operating business following the asset sale, we will have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

We received a letter from The Nasdaq Stock Market informing us that although we would be eligible for an extension of time to comply with the minimum bid price requirement under new rules proposed by Nasdaq on September 25, 2003, a failure to have tangible business operations after the closing of the asset sale would result in our Class A common stock being subject to delisting from the Nasdaq SmallCap Market. We are in the process of exploring the acquisition of one or more on-going businesses or operations after the closing of the asset sale, however we cannot assure you that we will be successful in acquiring such businesses or operations or that we will be able to meet all of the requirements for maintaining our listing on the Nasdaq SmallCap Market.

For a further discussion on our plans for operations following the closing of the asset sale, you should read “The Asset Sale Proposal — Conduct of Business Following the Asset Sale” on page 39.

Appraisal Rights:	Under applicable Delaware Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the asset purchase agreement or the asset sale and we will not independently provide our stockholders with any such right. For further discussion, you should read “The Asset Sale Proposal — Appraisal and Dissenters’ Rights” on page 40.

Voting Agreement:	Concurrently with our entering into the asset purchase agreement, Knowledge Universe and Nextera Enterprises Holdings, which hold shares of our Series A preferred Stock, Class A common stock and Class B common stock representing approximately 71.5% of the voting power of our capital stock, entered into a voting agreement with FTI Consulting and the Buyer in which these entities agreed to vote at the Special Meeting in favor of the Asset Sale Proposal.

Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

The Closing:	Following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations under the asset purchase agreement, the closing of the asset sale will take place on or before December 31, 2003, unless extended to a later date in accordance with the asset purchase agreement.

Closing Conditions:	The asset purchase agreement contains closing conditions that are customary to transactions similar to the asset sale, including approval of our stockholders, expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of third party consents and the absence of any material adverse change in the Sellers’ business, subject to specified exceptions. For further discussion, you should read “The Asset Sale Proposal — Conditions to Completing the Asset Sale” on page 30.

Termination:	The asset purchase agreement may be terminated in specified circumstances, including: (1) by mutual written consent of FTI Consulting and us; (2) in certain circumstances, by FTI Consulting or us if the closing does not occur on or before December 31, 2003 (or a later date determined in accordance with the asset purchase agreement), or if the approval of our stockholders is not obtained despite a final vote by our stockholders and (3) by us if we receive an unsolicited superior proposal.

For further discussion, you should read “The Asset Sale Proposal — Termination of the Asset Purchase Agreement” on page 33.

If the asset purchase agreement is terminated under specified circumstances, we will be required to pay to FTI Consulting specified termination fees and expenses.

For further discussion, you should read “The Asset Sale Proposal — Termination Fees” on page 34.

Interests of Certain Persons in the Asset Sale:	All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interest in the sale is the same as that of other holders of our common stock.

In addition to any interests they may have as stockholders, Daniel R. Fischel, our Chairman of the Board, President and Chief Executive Officer, and Dennis W. Carlton, Senior Consultant of Lexecon, will each receive a non-compete payment in the amount of $10.0 million under their respective employment and non-competition agreements, and Joseph P. Kalt, Senior Vice President and a director of Lexecon, will receive a bonus and non-compete payment of approximately $2.9 million.

Under each of Messrs. Fischel and Carlton’s employment and non-competition agreements, a sale of all or a majority of our or Lexecon’s assets or business that occurs on or before December 31, 2008 will cause options granted to each of Messrs. Fischel and Carlton to purchase 1.7 million shares, respectively, of our Class A common stock to immediately vest and will entitle Messrs. Fischel and Carlton to receive the same consideration received by other stockholders in any transaction (net of the exercise price of $0.35 per share for 1.5 million shares and $0.625 per share for 200,000 shares underlying the options granted to each of Messrs. Fischel and Carlton), or to exercise the options and retain or exchange the shares of Class A common stock free of any restriction or risk of forfeiture, if and to the extent other stockholders are permitted to retain or exchange shares of Class A common stock in any such transaction.

The asset sale may entitle Michael P. Muldowney, our chief operating officer and chief financial officer, to resign his positions with us and receive continuing salary payments for one year.

From time to time since January 1998, Knowledge Universe or one of its affiliates has loaned us operating capital pursuant to three debentures. In addition, Knowledge Universe is a junior participant in our senior credit facility. As of October 1, 2003, we owe an aggregate of approximately $51.4 million, including accrued and unpaid interest, to Knowledge Universe and its affiliates under the debentures. If the asset sale is completed, these parties will be repaid in full, including their accrued and unpaid interest, as required under their respective loan agreements. In addition, as part of the consideration for some of the loans made by Knowledge Universe, we issued warrants to Knowledge Universe to purchase 250,000 shares of our Class A common stock at an exercise price of $8.00 per share. These warrants will remain outstanding following the asset sale and any repayment of the amounts owing to Knowledge Universe and its affiliates. These warrants will expire on December 31, 2003.

Knowledge Universe and Nextera Enterprises Holdings hold shares of our Series A preferred Stock, Class A common stock and Class B common stock representing approximately 71.5% of the voting power of our capital stock. Concurrently with our entering into the asset purchase agreement, these entities entered into a voting agreement with FTI Consulting and the Buyer in which these entities agreed to vote at the Special Meeting in favor of the Asset Sale Proposal.

Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

Certain Federal Income Tax Consequences:	The Sellers will recognize gain or loss for federal income tax purposes on the sale of the assets in the asset sale. The Sellers’ gain or loss will be determined based upon the amount of purchase price (increased by our liabilities and those of the Sellers properly accrued as of the closing, to the extent assumed by the Buyer) allocated to each asset and our and the Sellers’ tax basis for each asset. To the extent that the purchase price allocated to an asset exceeds its tax basis, the Sellers will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, the Sellers will recognize loss on the disposition of the asset. Because each Seller will be included in our consolidated federal income tax return for the taxable year that includes the sale, all gains and losses recognized by the Sellers will be included on our federal income tax return for the taxable year that includes the sale. The asset sale may also result in state or local, income, franchise, sales, use, transfer or other tax liabilities in some or all of the states or local tax jurisdictions in which any of the Sellers files returns. Although it is anticipated that we will have available sufficient net operating loss carryforwards to completely offset the gain we expect to recognize as a result of the asset sale, we expect to be subject to federal tax liability as a result of the alternative minimum tax and state tax liabilities. The estimated federal and state tax liabilities approximate $2.0 million under current tax law.

Holders of our Class A common stock, Class B common stock or Series A preferred stock will not recognize any gain or loss due to the asset sale.

Accounting Treatment of the Asset Sale:	The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes.

Payments to Stockholders:	Holders of our Class A common stock, Class B common stock or Series A preferred stock will not receive any payment as a result of the asset sale. Any determination to pay dividends or other payments to our stockholders in the future will be at the discretion of our board of directors and will depend upon numerous factors, including our results of operations, financial condition, capital requirements and contractual restrictions.

Regulatory Approvals:	The asset purchase agreement is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission to determine if it complies with applicable antitrust laws. Under the Hart-Scott-Rodino Act, the asset sale may not be completed prior to the expiration of statutory waiting periods. To comply with the Hart-Scott-Rodino Act, we and FTI Consulting filed notification reports with the Department of Justice and Federal Trade Commission shortly after entering into the asset purchase agreement. Other than under the Hart-Scott-Rodino Act, the asset sale is not subject to the approval of any state or federal regulatory agency or governmental body.

One Cambridge Center, 7th Floor
Cambridge, Massachusetts 02142

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One Cambridge Center, 7th Floor
Cambridge, Massachusetts 02142

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To Be Held on November [     ], 2003

INTRODUCTION

      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors from holders of outstanding shares of our Class A common stock, Class B common stock and Series A preferred stock for use at the Special Meeting of Stockholders of Nextera, which will be held at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [     ], 2003 at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon the approval of an Asset Purchase Agreement dated as of September 25, 2003 by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp., pursuant to which Lexecon, CE Acquisition and ERG Acquisition, which we refer to collectively as the “Sellers,” will sell substantially all of their assets used in their business to LI Acquisition Company, LLC, which we refer to as the “Buyer.” The full text of the asset purchase agreement is included as Annex A to the attached proxy statement and is incorporated herein by reference.

2. To transact such other business as may properly come before the Special Meeting or any continuation, adjournment or postponement thereof, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

      The foregoing items of business are more fully described in this proxy statement. The approximate date on which this proxy statement and the accompanying proxy card were first sent to stockholders was October [     ], 2003.

      Our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote FOR the Asset Sale Proposal.

      Knowledge Universe and Nextera Enterprises Holdings hold an aggregate of 8,810,000 shares of our Class A common stock, par value $0.001 per share, 3,844,200 shares of our Class B common stock, par value $0.001 per share, and 41,828 shares of our Series A cumulative convertible preferred stock, par value $0.001 per share, which together represent approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

Q:	Why am I receiving this proxy statement?

A:	You have received this proxy statement and the enclosed proxy from us because you hold shares of our Class A common stock, Class B common stock or Series A preferred stock. As a stockholder, you are invited to attend the special meeting and are entitled to and requested to vote on the proposal to approve the Asset Sale Proposal described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposal to approve the Asset Sale Proposal to be voted on at the special meeting, our board of directors’ recommendation regarding the Asset Sale Proposal, procedures for voting at the special meeting and other information required by federal securities laws.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy for use at the special meeting.

Q:	Why is our board of directors recommending the asset sale?

A:	After considering a number of factors, including our capital requirements, liquidity needs, the financial performance and future prospects of the Sellers’ business, current economic and market conditions in the economic consulting services industry, the price and other terms of the asset sale, and the opinions received from Houlihan Valuation Advisors, our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders. For further discussion, you should read “The Asset Sale Proposal — Reasons for the Asset Sale.”

Q:	Who must approve the Asset Sale Proposal?

A:	In addition to the approvals by our board of directors, the Sellers’ respective boards of directors and the boards of directors of FTI Consulting and the Buyer, which approvals have already been obtained, the Asset Sale Proposal must be approved by the holders of our capital stock.

Knowledge Universe and Nextera Enterprises Holdings hold shares of our capital stock representing approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

Q:	What are the terms of the asset sale?

A:	Under the terms of the asset purchase agreement, the Sellers have agreed to sell to the Buyer substantially all their assets used in the Sellers’ business of providing economic consulting services, including litigation support, public policy studies and business consulting, and the Buyer has also agreed to assume the ordinary operating liabilities of the Sellers that are due and payable after the closing. In exchange for these assets, the Buyer has agreed to pay the purchase price described below.

Q:	What is the purchase price for the assets being sold in the asset sale?

A:	The Buyer has agreed to purchase the assets for an amount equal to $130.0 million plus our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which estimated amount is included as a liability in the computation of working capital under the asset purchase agreement). See “The Asset Sale Proposal — Purchase Price.”

Q:	How and when will this money be paid to Nextera?

A:	The Buyer will pay to the Sellers $130.0 million, less $1.5 million that is to be placed into an escrow account with a third party escrow agent, less approximately $80.1 million we have agreed the Buyer may pay directly to our lenders under our senior credit facility and to Knowledge Universe and its affiliates as holders of our debentures as repayment of our outstanding debt to allow the Sellers to transfer their assets free from any liens associated with this debt and less approximately $22.9 million in non-compete and bonus payments, in immediately available cash funds by wire transfer to an account designated by the Sellers prior to the closing;

The Buyer will deposit the $1.5 million escrow amount into the escrow account at the closing that the Buyer can access to offset accounts receivable that have not been collected by the Buyer within 120 days following the closing, that the Buyer believes are uncollectible and that are in excess of the Sellers’ specific reserves against those accounts receivable and general reserves for doubtful accounts and to offset the amount (if any) by which Sellers’ working capital at the closing is less than $6,522,800.

The Buyer will pay to the Sellers an amount to be determined prior to the closing representing our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which estimated amount is included as a liability in the computation of working capital under the asset purchase agreement) in immediately available cash funds by wire transfer to an account designated by the Sellers.

Q:	What will we do with the proceeds received by us in the asset sale?

A:	A portion of the proceeds of the asset sale will be used to repay our long-term indebtedness, as follows:

•	approximately $27.4 million to repay all obligations under our senior credit facility in their entirety; and

•	approximately $52.7 million to repay additional outstanding indebtedness owing to Knowledge Universe and its affiliates.

A portion of the proceeds of the asset sale will also be used to make the following non-compete and bonus payments under our existing employment and non-competition agreements with key employees of the Sellers:

•	Daniel R. Fischel, our Chairman of the Board, President and Chief Executive Officer: $10.0 million non-compete payment;

•	Dennis W. Carlton, Senior Consultant of Lexecon: $10.0 million non-compete payment; and

•	Joseph P. Kalt, Senior Vice President and a director of Lexecon: approximately $2.9 million bonus and non-compete payment.

Upon the closing of the asset sale, Messrs. Fischel, Carlton and Kalt will have no further obligations to us with respect to non-compete covenants; rather they will be subject to non-compete covenants under their new employment and non-competition agreements with the Buyer.

We also intend to use a portion of the remaining proceeds to fund transaction expenses and taxes related to the asset sale, which we currently estimate will be approximately $4.0 million in the aggregate. Additionally, we intend to use approximately $6.0 to $8.0 million of the remaining proceeds to satisfy other unassumed liabilities.

After these payments are made, we expect that approximately $15.0 to $17.0 million of unreserved cash will remain.

Q:	When do you expect the asset sale to be completed?

A:	We are working toward completing the sale as quickly as possible. We expect the sale to occur following the satisfaction or waiver of all of the conditions to the sale, including approval of our stockholders, expiration of the applicable waiting periods under the Hart-Scott-Rodino Act, the receipt of third party consents and the absence of any material adverse change in the business operated by the Sellers. If necessary or desirable, we may agree with FTI Consulting to extend the closing to a later date. We currently expect to complete the sale prior to the end of 2003.

Q:	What opinions did our board of directors receive from Houlihan Financial Advisors, our financial advisor?

A:	In connection with its approval of the Asset Sale Proposal, our board of directors received opinions from our financial advisor, Houlihan Valuation Advisors, to the effect that, as of the date of their opinions:

•	the purchase price in the asset sale is fair to us, to the Sellers and to our stockholders from a financial point of view; and

•	(1) on a pro forma basis after giving effect to the transaction, the fair market value and present fair saleable value of our assets will exceed our stated liabilities and identified contingent liabilities, (2) we should be able to pay our debts as they become due in the usual course of business, (3) our remaining capital after the asset sale would not be unreasonably small for the business in which we are engaged or is proposed to be conducted following the completion of the asset sale and (4) the purchase price in the asset sale constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et. seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers.

The full text of the Houlihan Valuation Advisors’ written opinions, dated September 21, 2003, are attached to this proxy statement as Annex C. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Houlihan Valuation Advisors’ opinions are addressed to the Sellers’ and our boards of directors and do not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the asset purchase agreement or the asset sale.

Q:	What will our business be following the asset sale?

A:	After the closing of the asset sale, we intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. After the closing of the asset sale, we expect to have approximately $15.0 to $17.0 million of unreserved cash and a net operating loss carryforward of approximately $30.0 million, the utilization of which is subject to the generation of future taxable income and subject to limitations under the Internal Revenue Code relating to changes in the ownership of our stock. At this time, we believe that an increase in stockholder value will be best obtained through the acquisition of one or more on-going businesses or operations. To that end, we intend to retain an investment banking firm to assist us in the identification and selection of appropriate acquisition and merger candidates.

Q:	Will the Asset Sale Proposal ensure that our Class A common stock is not delisted from the Nasdaq SmallCap Market?

A:	There are several requirements for the continued listing of our Class A Common Stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share and maintaining an operating business. Following completion of the asset sale, we will cease to own an operating business. If we are unable to successfully acquire a new operating business, our Class A common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we are able to acquire an operating business following the asset sale, we will still have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

We received a letter from The Nasdaq Stock Market informing us that although we would be eligible for an extension of time to comply with the minimum bid price requirement under new rules proposed by Nasdaq on September 25, 2003, a failure to have tangible business operations after the closing of the asset sale would result in our Class A common stock being subject to delisting from the Nasdaq SmallCap Market. We are in the process of exploring the acquisition of one or more on-going businesses or operations after the closing of the asset sale, however we cannot assure you that we will be successful in acquiring such businesses or operations or that we will be able to meet all of the requirements for maintaining our listing on the Nasdaq SmallCap Market.

Q:	Will I receive any payment as a result of the asset sale?

A:	No, you will not receive any payment as a result of the asset sale. We will use the net proceeds to repay our long-term indebtedness, to make non-compete and bonus payments to some of the Sellers’ key employees under their non-competition and employment agreements, to pay the transaction expenses incurred in connection with the asset sale and to pay other unassumed liabilities.

Q:	Can I still sell my shares of Class A common stock?

A:	Yes, neither the asset purchase agreement nor the asset sale will affect your right to sell or otherwise transfer your shares of Class A common stock.

Q:	Will I owe any federal income tax as a result of the asset sale?

A:	No, you will not owe any federal income as a result of the asset sale.

Q:	Why are our stockholders voting on the sale of assets of our subsidiaries?

A:	Section 271 of the Delaware General Corporation Law requires stockholder approval of a sale of all, or substantially all, of the assets of a corporation. Since the assets used in the Sellers’ business represent 92.3% of our consolidated assets based on our December 31, 2002 balance sheet, the asset sale qualifies as a sale of all or substantially all of our assets and our stockholders must approve the Asset Sale Proposal.

Q:	What is the required stockholder vote to approve the Asset Sale Proposal?

A:	The Asset Sale Proposal must be approved by the affirmative vote of a majority of the voting power of our Class A common stock, Class B common stock and Series A preferred stock, voting together as a single class. Abstentions and broker non-votes will be counted as votes against the approval and adoption of the Asset Sale Proposal.

Holders of our Class A common stock of record on the record date will be entitled to one vote per share on all matters to be voted upon for each share of Class A common stock held. Holders of our Class B common stock of record on the record date will be entitled to ten votes per share on all matters to be voted upon for each share of Class B common stock held. Holders of our Series A preferred stock on the record date will be entitled to 145 votes per share (which equals the number of whole shares of Class A common stock into which one share of Series A preferred stock is convertible as of the record date) on all matters to be voted upon for each share of Series A preferred stock held.

Knowledge Universe and Nextera Enterprises Holdings hold shares of our capital stock representing approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

Q:	Who will count the votes?

A:	Our transfer agent, will act as inspector of election for the special meeting and tabulate the votes.

Q:	How will the cost of soliciting proxies be paid and in what manner will proxies be solicited?

A:	We will bear the cost of soliciting proxies for the upcoming Special Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including the annexes, and consider how the asset sale affects you as a stockholder. You may also want to review the documents referenced under “Where You Can Find Additional Information.” on page 39.

Q:	How do I vote?

A:	You should indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you sign and mail a proxy that does not indicate how you want to vote, your proxy will be voted for approval of the Asset Sale Proposal.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	No, your broker will not vote your shares for you unless you provide instructions on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	May I change my vote?

A:	Yes, you may change your vote at any time before your proxy is voted at the Special Meeting. To change your vote, simply send a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or attend the Special Meeting and vote in person.

If your shares are held in “street name” and you wish to change your vote, you must follow instructions received from that broker, bank or nominee with this proxy statement in order to change your vote or vote at the annual meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [ ], 2003 at 9:00 a.m. local time.

Q:	What is the anticipated accounting treatment of the transaction?

A:	The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes.

Q:	Will I have appraisal or dissenters’ rights?

A:	No. Under the Delaware Law, holders of our capital stock are not entitled to appraisal or dissenters’ rights in connection with the asset sale.

Q:	Are any regulatory approvals required in connection with the transaction?

A:	The asset purchase agreement is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission to determine if it complies with applicable antitrust laws. Under the Hart-Scott-Rodino Act, the asset sale may not be completed prior to the expiration of statutory waiting periods. To comply with the Hart-Scott-Rodino Act, we and FTI Consulting filed notification reports with the Department of Justice and Federal Trade Commission shortly after entering into the asset purchase agreement. Other than under the Hart-Scott-Rodino Act, the asset sale is not subject to the approval of any state or federal regulatory agency or governmental body.

SELECTED FINANCIAL DATA

      The following tables contain selected consolidated financial data as of December 31 for each of the years 1998 through 2002 and for each of the years in the five-year period ended December 31, 2002. The selected consolidated financial data have been derived from our audited consolidated financial statements.

      When you read this summary, it is important that you read along with it the financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31,	December 31,	December 31,	December 31,	December 31,
	2002(1)	2001(2)	2000(3)	1999(4)	1998(5)

	(Dollar amounts in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues	$75,921	$132,146	$177,270	$173,698	$77,509
Net income (loss)	$5,668	$(117,523)	$(23,972)	$3,065	$(17,155)
Preferred stock dividends	(1,347)	(1,846)	(98)	—	—

Net income (loss) applicable to common stockholders	$4,321	$(119,369)	$(24,070)	$3,065	$(17,155)

Net income (loss) per common share, basic	0.12	(3.41)	(0.69)	0.10	(1.14)
Net income (loss) per common share, diluted	0.11	(3.41)	(0.69)	0.10	(1.14)
Weighted average common shares outstanding, basic	35,730	35,034	35,121	29,990	14,997
Weighted average common shares outstanding, diluted	53,154	35,034	35,121	30,441	14,997

(1)	The 2002 results of operations include one month of the results of operations of Sibson & Company, which was sold in January 2002.

(2)	The 2001 results of operations include nine months of the results of operations of the technology consulting business, which was exited in October 2001.

(3)	The 2000 results of operations include eleven and one-half months of the results of operation of Cambridge Economics, Inc., which was acquired January 10, 2000.

(4)	The 1999 results of operations include the full year results of operations for Lexecon, Inc., which was acquired December 30, 1998, and seven months of the results of operations of the Economics Resource Group, Inc., which was acquired June 1, 1999.

(5)	The 1998 results of operations include four months of the results of operations of Sibson & Company, which was acquired August 31, 1998, nine months of the results of operations of Pyramid Imaging, Inc., which was acquired in March 1998, and the full year results of operations of Sigma Consulting LLC, which was acquired in January 1998.

      All years have been adjusted to reflect reimbursable expenses as net revenues and cost of sales in accordance with Emerging Issues Task Force Issue 01-14 “Income Statement Characterization of Reimbursement Received for “Out-of-Pocket Expenses” Incurred.”

	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998

	(Dollar amounts in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Total assets	107,218	121,182	234,102	226,762	176,691
Total short-term debt and capital lease obligations	5,424	17,118	13,962	938	82,487
Total long-term debt and capital lease obligations	70,996	48,245	52,468	56,798	55,749
Total stockholders’ equity	11,907	25,499	141,977	146,057	14,852

RISK FACTORS

      You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote to approve the Asset Sale Proposal. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in the proxy statement. For further discussion, you should read “Where You Can Find More Information” on page 39.

We may not be able to obtain necessary third party consents to the transfer of certain assets required for closing of the asset sale.

      In addition to the other conditions that must be satisfied prior to closing the asset sale, we are obligated to obtain certain third party consents, including from our lenders and debt holders, real property lessors and some of our clients and customers, to the transfer of certain contracts or assets as part of the asset sale. If we are unable to obtain these consents, the asset sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

The asset purchase agreement will expose us to contingent liabilities.

      Under the asset purchase agreement, we have agreed to indemnify FTI Consulting and the Buyer for a number of matters including the breach of our representations, warranties and covenants contained in the asset purchase agreement. For further discussion, you should read “The Asset Sale Proposal — Survival of Representations and Warranties and Indemnification.” For example, an indemnification claim by FTI Consulting or the Buyer might result if our representations made in the asset purchase agreement are later proved to be incorrect in any material respect. Approximately $103.0 million of the net proceeds of the asset sale will be used to repay our outstanding indebtedness and make required non-complete and bonus payments. Indemnification claims by FTI Consulting or the Buyer that exceed the net proceeds we receive in the asset sale after payment of our outstanding indebtedness could have a material adverse effect on our future prospects and ability to acquire an new operating business.

Our ability to utilize our net operating loss carryforward may be limited or eliminated in its entirety.

      We have a substantial net operating loss carryforward that we will utilize to offset our federal tax liability, other than alternative minimum tax, generated from the asset sale. If our net operating loss carryforward is found to be subject to annual limitations, our federal tax liability, and the available cash proceeds after the asset sale, may be materially different and our financial position could be adversely affected. Following the closing of the asset sale, we anticipate that we will have a net operating loss carryforward of approximately $30.0 million that we anticipate may be used in the future to reduce our federal tax liability. We established a full valuation allowance against the net operating loss carryforward, along with all other deferred tax assets, to reflect the uncertainty of the recoverability of this asset. The utilization of this asset in the future is dependent upon our having positive earnings. Furthermore, the likelihood of an annual limitation on our ability to utilize our net operating loss carryforward to offset future U.S. federal taxable income is increased by (1) the issuance of certain convertible preferred stock, options, warrants, or other securities exercisable for common stock, (2) changes in our equity ownership occurring in the last three years and (3) potential future changes in our equity ownership. The amount of an annual limitation can vary significantly based on factors existing at the date of an ownership change. If such limitations were imposed, they could have a material adverse impact on our results of operations and cash flows.

The public announcement of the proposed asset sale might adversely affect our operating results and ability to retain key management, technical and consulting personnel.

      On September 25, 2003, we issued a press release announcing the asset sale. The asset sale may cause our customers to terminate or modify their relationship with us until after the outcome of the stockholder vote has been determined, and may also adversely impact our ability to retain key management, technical and consulting personnel who are primarily involved in providing the services offered in our business. Even if the asset sale is not consummated, these negative effects could continue indefinitely.

We intend to use the net proceeds of the Asset Sale to acquire a new operating business. If we unable to acquire a new business or to operate any new business successfully, we may be forced to liquidate.

      We intend to repay our indebtedness, make non-compete and bonus payments and pay various transaction related costs along with other unassumed liabilities from the proceeds of the asset sale. We intend to use any net proceeds that remain after making the payments described above to acquire a new operating business. We do not intend to distribute to our stockholders any portion of the net proceeds from the asset sale. No assurance can be given that we will be successful in acquiring or operating a new business. If we cannot successfully acquire such a business we may be forced to liquidate. If we are forced to liquidate, no assurance can be given that funds will be available to distribute to our stockholders at that time, whether from the proceeds of the asset sale or elsewhere.

We face possible delisting from the Nasdaq SmallCap Market, which would result in a limited public market for our Class A Common Stock, and may adversely affect the price and trading volume of our Class A Common Stock.

      There are several requirements for the continued listing of our Class A Common Stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share and maintaining an operating business. Additionally, following completion of the asset sale, we will cease to own an operating business. If we are unable to successfully acquire a new operating business, our Class A common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we are able to acquire an operating business following the asset sale, we will have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

      We received a letter from The Nasdaq Stock Market informing us that although we would be eligible for an extension of time to comply with the minimum bid price requirement under new rules proposed by Nasdaq on September 25, 2003, a failure to have tangible business operations after the closing of the asset sale would result in our Class A common stock being subject to delisting from the Nasdaq SmallCap Market. We are in the process of exploring the acquisition of one or more on-going businesses or operations after the closing of the asset sale, however we cannot assure you that we will be successful in acquiring such businesses or operations or that we will be able to meet all of the requirements for maintaining our listing on the Nasdaq SmallCap Market.

      If our Class A common stock is delisted, trading our stock may become more difficult and our stock price could decrease even further. If our Class A common stock is not listed on the Nasdaq SmallCap Market, many potential investors will not purchase it, which would further limit the trading market for our Class A common stock.

FORWARD-LOOKING STATEMENTS

      Any statements in this proxy statement and the documents incorporated by reference in and attached to this proxy statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this proxy statement. The following are key factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this proxy statement:

•	the closing of the asset sale on the terms and conditions set forth in the asset purchase agreement,

•	our capital requirements, liquidity needs and the effect of any contingent liabilities we may have as a result of the asset sale,

•	the effect of economic, credit, interest rate and capital market conditions in general and in the economic consulting services industry, in particular,

•	our ability to identify and consummate transactions following the asset sale,

•	government approvals, actions and initiatives that may impact our ability to identify and realize business opportunities following the asset sale,

•	any claim for indemnification by FTI Consulting or the Buyer under the asset purchase agreement, and

•	our ability to utilize our net operating loss carryforward of approximately $30.0 million after the closing of the asset sale, in whole or in part, in connection with any acquisition of a new operating business.

These factors could cause actual outcomes to differ materially from those expressed in any forward-looking statements made in this proxy statement, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our prospects following the asset sale or the extent to which any factor, or combination of factors, may cause actual outcomes to differ materially from those contained in any forward-looking statements contained in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our Class A Common Stock, Class B Common Stock and Series A Preferred Stock as of October 1, 2003, by (1) all those known by us to be beneficial owners of more than 5% of our Common Stock, (2) each of our directors and (3) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., One Cambridge Center, 7th Floor, Cambridge, Massachusetts 02142.

								Beneficial Ownership of
								Class A and B Common
								Stock and Series A
	Beneficial Ownership			Beneficial Ownership		Beneficial Ownership		Preferred Stock(1)(2)
	of Class A Common			of Class B Common		of Series A Preferred
	Stock(1)(2)			Stock(1)(2)		Stock(1)(2)			Percent of
								Percent of	Common and
	Shares			Shares		Shares		Combined	Preferred
	Beneficially		Percent	Beneficially	Percent	Beneficially	Percent	Voting	Stock
Name of Beneficial Owner	Owned		of Class	Owned	of Class	Owned	of Class	Power(3)	Outstanding

Daniel R. Fischel	1,700,000	(4)	5.4%	—	—	—	—	2.2%	4.8%
Michael P. Muldowney	404,517	(5)	1.3%	—	—	—	—	—	1.2%
Michael J. Dolan	32,525	(6)	*	—	—	—	—	—	—
Steven Fink	49,000	(7)	*	—	—	—	—	—	—
Ralph Finerman	84,000	(7)	*	—	—	—	—	—	—
Keith D. Grinstein	119,000	(7)	*	—	—	—	—	—	—
Alan B. Levine	—		—	—	—	—	—	—	—
Stanley E. Maron	104,000	(7)	*	—	—	—	—	—	—
Richard V. Sandler	120,000	(7)	*	—	—	—	—	—	—
Karl Sussman	46,000	(7)	*	—	—	—	—	—	—
Nextera Enterprises Holdings, Inc.	8,810,000	(8)	29.3%	3,844,200	100.0%	41,828	100.0%	71.5%	37.4%
Knowledge Universe, Inc.	8,810,000	(8)	29.3%	3,844,200	100.0%	41,828	100.0%	71.5%	37.4%
Lawrence J. Ellison	8,810,000	(8)	29.3%	3,844,200	100.0%	41,828	100.0%	71.5%	37.4%
Michael R. Milken	8,810,000	(8)	29.3%	3,844,200	100.0%	41,828	100.0%	71.5%	37.4%
Lowell J. Milken	8,810,000	(8)	29.3%	3,844,200	100.0%	41,828	100.0%	71.5%	37.4%
All directors and executive officers as a group (12 persons)	2,661,042	(9)	8.2%	—	—	—	—	3.5%	7.3%

*	Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock or Series A Preferred Stock, as applicable.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Based on 30,025,441 shares of Class A Common Stock, 3,844,200 shares of Class B Common Stock and 41,828 shares of Series A Preferred Stock outstanding as of October 1, 2003.

(3)	Holders of our Class B Common Stock on the record date will be entitled to 10 votes per share. Holders of our Series A Preferred Stock on the record date will be entitled to 145 votes per share,

which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible as of the record date.

(4)	Includes 1,700,000 shares of Class A common stock issuable with respect to options exercisable within 60 days of October 1, 2003 as a result of the completion of the asset sale.

(5)	Includes 270,417 shares issuable with respect to options exercisable within 60 days of October 1, 2003 and 29,000 shares held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of such shares.

(6)	Includes 23,625 shares issuable with respect to options exercisable within 60 days of October 1, 2003.

(7)	Represents shares issuable with respect to options exercisable within 60 days of October 1, 2003.

(8)	Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Enterprises Holdings, Inc. and Series A Preferred Stock owned by Knowledge Universe, Inc. Knowledge Universe, Inc. may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Enterprises Holdings, Inc and Nextera Enterprises Holdings, Inc. may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Series A Preferred Stock owned by Knowledge Universe, Inc. Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have filed a Schedule 13G with the Securities and Exchange Commission relating to their holdings of our capital stock. Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation and a director of Knowledge Universe, LLC, and Knowledge Universe, Inc. Michael R. Milken is Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc. On February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Michael R. Milken et al., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment advisor, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act. Lowell J. Milken is Vice-Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc.

(9)	Includes 961,042 shares issuable with respect to options exercisable within 60 days of October 1, 2003 (including 1,700,000 options held by Mr. Fischel that will vest and become exercisable as a result of the completion of the asset sale), and 29,000 shares held by the Muldowney Children Irrevocable Trust of which Mr. Muldowney has disclaimed all beneficial ownership.

THE SPECIAL MEETING

General

      The enclosed proxy is solicited by our board of directors for use at the Special Meeting of Stockholders to be held on November [     ], 2003, at 9:00 a.m. local time, or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the at the Charles Hotel — Harvard Square, 1 Bennett Street, Cambridge, MA 01238 on November [     ], 2003 at 9:00 a.m. local time.

Matters to be Considered at the Special Meeting

      At the Special Meeting, you will be asked to consider and vote upon the following matters:

1. To consider and vote upon the approval of an Asset Purchase Agreement dated as of September 25, 2003 by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp. pursuant to which Lexecon, CE Acquisition and ERG Acquisition, which we refer to collectively as the “Sellers,” will sell substantially all of their assets used in their business to LI Acquisition Company, LLC, which we refer to as the “Buyer.”

2. To transact such other business as may properly come before the Special Meeting or any continuation, adjournment or postponement thereof, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

      Section 271 of the Delaware General Corporation Law requires stockholder approval of a sale of all, or substantially all, of the assets of a corporation. Since the assets used in the Sellers’ business represent 92.3% of our consolidated assets based on our December 31, 2002 balance sheet, the asset sale qualifies as a sale of all or substantially all of our assets and our stockholders must approve the Asset Sale Proposal.

Costs of Solicitation

      We will bear the cost of soliciting proxies for the upcoming Special Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Stockholders of record at the close of business on October [     ], 2003 (the “record date”) are entitled to receive notice of and to vote at the Special Meeting. As of the record date, we had outstanding and entitled to vote [                    ] shares of our Class A common stock, 3,844,200 shares of our Class B common stock, and 41,828 shares of our Series A preferred stock.

      Holders of our Class A common stock of record on the record date will be entitled to one vote per share on all matters to be voted upon for each share of Class A common stock held. Holders of our Class B common stock of record on the record date will be entitled to ten votes per share on all matters to be voted upon for each share of Class B common stock held. Holders of our Series A preferred stock on the record date will be entitled to 145 votes per share (which equals the number of whole shares of Class A common stock into which one share of Series A preferred stock is convertible as of the record date) on all matters to be voted upon for each share of Series A preferred stock held.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Voting by Proxy

      Stockholders are requested to provide their voting instructions on the enclosed proxy by mail using the accompanying envelope. Stockholders who hold their shares through a bank or broker must follow the instructions received from that bank or broker nominee with this proxy statement in order to vote by proxy and can vote by the internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted, it may be revoked by filing with our Secretary at our principal executive offices, One Cambridge Center, 7th Floor, Cambridge, Massachusetts 02142, a written notice of revocation or a duly executed proxy bearing a later date. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. IF THE PROXY CARD IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED “FOR” APPROVAL OF THE ASSET SALE PROPOSAL AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE SPECIAL MEETING, INCLUDING, IF SUBMITTED TO A VOTE OF OUR STOCKHOLDERS, A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME AND/ OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES OR SATISFYING THE CONDITIONS TO CLOSING THE ASSET SALE. No proxy which is voted against the proposal will be voted in favor of any adjournment or postponement of the meeting.

      Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as recommended by the board of directors.

Revocability of Proxies

      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices, One Cambridge Center, 7th Floor, Cambridge, Massachusetts 02142, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in “street name” and you wish to vote at the meeting, you must follow instructions received from that broker, bank or nominee with this proxy statement in order to vote at the annual meeting or to change your vote.

Other Matters; Adjournment

      We do not anticipate that any proposal other than the proposal presented in this proxy statement will be brought before the special meeting. However, if any matters are properly presented at the special meeting or any adjournment or postponement of the special meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to the closing of the asset sale, the persons named as proxies will be granted discretionary authority with respect to any such matter.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing the majority of votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at the special meeting. Nextera does not currently intend to seek an adjournment of the Special Meeting.

Board Recommendation

      Our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote in favor of the Asset Sale Proposal.

      Knowledge Universe and Nextera Enterprises Holdings hold an aggregate of 8,810,000 shares of our Class A common stock, 3,844,200 shares of our Class B common stock, and 41,828 shares of our Series A preferred stock, which together represent approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

THE ASSET SALE PROPOSAL

Parties to the Asset Sale

      Nextera Enterprises, Inc. is a public company incorporated under the laws of Delaware with assets consisting primarily of the capital stock of Lexecon, our wholly owned subsidiary. Our mailing address is One Cambridge Center, 7th Floor, Cambridge, Massachusetts 02142, and our phone number is (617) 715-0200.

      The Sellers (Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp.) operate Lexecon, which provides economic consulting services, including litigation support, public policy studies and business consulting. The Sellers have offices in Cambridge, MA and Chicago, IL. Lexecon is incorporated under the laws of Illinois and each of CE Acquisition and ERG Acquisition are incorporated under the laws of Delaware. The Sellers’ mailing address is 332 South Michigan Avenue, Chicago, Illinois 60604, and their phone number is (312) 322-0200.

      FTI Consulting, Inc. is a public company incorporated under the laws of Maryland that operates a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. FTI Consulting’s mailing address is 909 Commerce Road, Suite 100, Annapolis, Maryland 21401, and its phone number is (410) 224-8770.

      LI Acquisition Company, LLC. was formed under the laws of Maryland for the sole purpose of acquiring the assets and liabilities related to the Sellers’ business in the asset sale and operating the Sellers’ business following completion of the asset sale. The Buyer’s mailing address is 909 Commerce Road, Suite 100, Annapolis, Maryland 21401, and its phone number is (410) 224-8770.

Background of the Asset Sale

      After the sale of substantially all of the assets of our subsidiary Sibson & Company, LLC in January 2002, our sole operating business consisted of the Sellers. The Sellers’ success is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of a limited number of senior consulting executives and other key personnel. Two of the Sellers’ key service providers in the Chicago, IL office, Daniel R. Fischel (who is also our Chairman of the Board, President and Chief Executive Officer) and Dennis W. Carlton, were subject to employment and non-competition agreements that were due to expire on December 31, 2002. Our board of directors determined that the continued services of Messrs. Fischel and Carlton were necessary for the continuation of the Sellers’ business and approved the negotiation and execution of new employment and non-competition agreements with each of them. In addition, our Amended and Restated Credit Agreement in effect at the time with Fleet National Bank and Bank of America, N.A., our senior lenders, required us to enter into new employment and non-competition agreements with Messrs. Carlton and Fischel with non-compete covenants extending until at least one year past the final maturity date of our senior credit facility.

      In May 2002, Richard V. Sandler, a member of our board of directors, and Messrs. Fischel, Carlton and their personal legal advisors engaged in discussions concerning extensions of their respective employment and non-competition agreements. As the negotiations progressed over the next several months, we determined that in order to reach an agreement with Messrs. Fischel and Carlton, we would need to seek additional capital to be able to make potential non-compete payments to retain the services of Messrs. Fischel and Carlton as well as satisfy our obligations under our senior credit facility. During this process Michael R. Milken, Chairman of Knowledge Universe, was advised by Mr. Sandler of the potential need for additional capital. Prior to that time, Knowledge Universe and its affiliates had been the primary source of funding for our additional operating capital requirements. Mr. Milken was previously acquainted with Jack Dunn, FTI Consulting’s Chairman and Chief Executive Officer, as a result of matters unrelated to our business or our need for additional capital. Due to Mr. Milken’s previous acquaintance with Mr. Dunn, on November 18, 2002, Mr. Milken met with Mr. Dunn and Theodore Pincus, FTI Consulting’s Executive Vice President, Chief Financial Officer and Secretary, and had exploratory discussions concerning the Sellers’ business and FTI Consulting’s strategic goals.

      On December 31, 2002, we entered into new employment and non-competition agreements with each of Messrs. Carlton and Fischel. These new agreements required us to make non-compete payments of approximately $5.0 million to each of Messrs. Carlton and Fischel during 2003. We filed these new employment and non-competition agreements with the SEC on January 3, 2003 as exhibits to our Form 8-K. To extend the employment and non-competition agreements through December 31, 2008, additional $10.0 million non-compete payments to each of Messrs. Fischel and Carlton are required to be made on or before January 15, 2004. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003, included information about these new employment and non-competition agreements and about our need to obtain additional financing to fund the non-compete payments. The Sellers also had employment and non-competition agreements with Mr. Kalt and one other key service provider that would be expiring during 2003 and in early 2004 and which potentially could have required us to make payments in order to renew these agreements. A new agreement with Mr. Kalt was subsequently executed and Mr. Kalt will receive a bonus and non-compete payment of approximately $2.9 million to be paid from the cash portion of the purchase price at the closing of the asset sale.

      Concurrently with entering into the employment and non-competition agreements with Messrs. Carlton and Fischel, we entered into a Second Amended and Restated Credit Agreement on December 31, 2002 with Fleet National Bank and Bank of America, N.A. In addition to requiring us to enter into the employment and non-compete agreements with Messrs. Carlton and Fischel, the terms of the senior credit facility required us to retain the services of an investment banking firm and present a plan to the senior lenders that would demonstrate how we intended to obtain the liquidity necessary to enable us to make the future non-compete payments under the employment and non-competition agreements with key service providers.

      On January 27, 2003, our board of directors approved the retention of Harch Capital Management, Inc. to analyze our strategic alternatives in order to enable us to make the non-compete and other payments that would arise over the ensuing 12 months. Harch Capital Management is a recognized investment bank that has provided (and continues to provide) advisory and other services to Knowledge Universe and it affiliates. Also on January 27, 2003, our board of directors appointed a special committee comprised of Messrs. Richard Sandler and the three independent members of our board of directors, Messrs. Keith Grinstein, James Coriston and Karl Sussman. Mr. Sandler acted as chairman of the special committee. Mr. Coriston chose not to stand for re-election at our annual meeting on June 11, 2003 and was replaced on the special committee by Alan Levine, who was elected to our board of directors at the annual meeting. This special committee was charged with evaluating our strategic alternatives and receiving reports from, and giving direction to, Harch Capital Management in connection with the services to be performed by Harch Capital Management.

      Commencing during the latter part of January 2003, Harch Capital Management began to identify potential sources of capital to meet our requirements under the senior credit facility and to make the future non-compete payments to Messrs. Carlton and Fischel. Harch Capital Management advised the special committee that in its view our best alternative was to seek an acquiror of the Sellers’ business. Based on the advice of Harch Capital Management, the special committee determined that a public auction process for the Sellers’ business would not be advisable due to the sensitive nature of the Sellers’ client base, the sensitive nature of the work performed by the Sellers on behalf of their clients and the significant resulting potential adverse competitive consequences of such an auction, both with respect to employee retention and client development and retention. The special committee determined that a “quiet auction” was a more appropriate course to follow and directed Harch Capital Management to identify potential acquirors for the Sellers’ business that were well-capitalized and in a position of offer the highest consideration for the Sellers’ business.

      Representatives of Harch Capital Management, in consultation with Messrs. Milken and Sandler and Michael Muldowney, our Chief Operating Officer and Chief Financial Officer, initially identified eight potential candidates that in its determination had the financial and strategic characteristics to realize the most value from the Sellers’ prominent position and reputation in the economic and litigation consulting business. FTI Consulting was included as one of these potential acquirors. The special committee directed Harch Capital Management to focus its efforts on the candidates, including FTI Consulting, that showed interest in a possible transaction and had the financial ability to complete such a transaction.

      On March 10 and 11, 2003, at a conference in Phoenix, AZ at which Michael Milken was a speaker, Joseph Harch, Chairman of Harch Capital Management, and Messrs. Milken and Sandler met with the principals of a potential acquiror of the Sellers’ business (Company A) that was a presenter at the conference and was one of the potential acquisition candidates identified by Harch Capital Management. Harch Capital Management held preliminary discussions with Company A during and shortly following this conference, however negotiations with Company A did not proceed beyond preliminary discussions.

      On March 11, 2003, during the same conference, at which FTI Consulting was also making a presentation, Mr. Milken introduced Messrs. Harch and Sandler to Stewart Kahn, FTI Consulting’s President and Chief Operating Officer, and Mr. Pincus. During initial meetings at the conference and shortly thereafter, FTI Consulting indicated that it was interested in engaging in further discussions related to a possible transaction to acquire the Sellers’ business. On March 26, 2003, we entered into a customary confidentiality agreement with FTI Consulting and began providing them preliminary information, including non-public information, to better determine their level of interest in acquiring the Sellers’ business.

      On April 14, 2003, Messrs. Harch, Sandler and Muldowney updated our senior lenders and a consultant providing advice to the senior lenders on the status of our efforts to obtain the capital and liquidity required by our senior lenders. Mr. Harch informed the senior lenders that Nextera believed that the most viable strategy for Nextera to obtain the capital and liquidity required by the senior lenders was to sell the Sellers’ business to a well-capitalized, strategic acquiror.

      In late April 2003, representatives of Harch Capital Management held preliminary discussions with another potential acquiror (Company B) that Harch Capital Management had initially identified and that had indicated an interest in obtaining additional information regarding a potential acquisition of the Sellers’ business. Following these initial discussions, on May 9, 2003, Messrs. Harch and Sandler participated in telephonic meetings with principals and investment banking representatives of Company B. On May 22, 2003, we entered into a customary non-disclosure agreement with Company B and began providing them preliminary information, including non-public information, to better determine their level of interest in acquiring the Sellers’ business.

      On May 27, 2003, Mr. Harch participated in a telephonic meeting with the special committee and summarized his reviews of potential acquirors for the Sellers’ business. Mr. Harch informed the special committee that FTI Consulting and Company B represented the best candidates with whom to pursue further negotiations regarding a sale of the Sellers’ business because they had shown the greatest interest and appeared to have access to the financial resources that would be necessary to complete a transaction. The special committee directed Mr. Harch to continue negotiations with FTI Consulting and Company B and to continue to explore other possible interested parties.

      On June 11, 2003, we held our annual meeting of stockholders in Chicago, IL. After the meeting, Messrs. Harch, Muldowney, Fischel and Carlton met at Lexecon’s office with Messrs. Dunn and Kahn and John Klick, a senior managing director of FTI Consulting. Mr. Sandler participated in the meeting telephonically. The purpose of this meeting was to enable FTI Consulting to meet with management personnel of the Sellers and to continue to exchange due diligence information.

      On June 12, 2003, Harch Capital Management received an informal verbal indication of interest from Company B’s investment banking advisors that Company B may be interested in purchasing the Sellers’ business. Between June 12, 2003 and June 25, 2003, Mr. Sandler and representatives of Harch Capital Management continued discussions with FTI Consulting and Company B, and FTI Consulting and Company B continued to conduct their respective due diligence reviews of the Sellers’ business.

      On June 13, 2003, Mr. Fischel notified Mr. Sandler that Mr. Fischel was recusing himself from further participation in the asset sale deliberations or decisions. At all meetings of our board of directors from and after June 13, 2003, Mr. Fischel recused himself from participation in discussions and decisions due to a potential conflict of interest. Please refer to “The Asset Sale Proposal — Interest of Certain Persons in the Asset Sale” on page 35 for additional information on Mr. Fischel’s interest in the asset sale.

      On June 25, 2003, Mr. Harch received a preliminary draft term sheet from FTI Consulting, outlining the material terms of their proposal to acquire the Sellers. That same day, Messrs. Harch and Sandler met with Mr. Dunn in Los Angeles, CA to discuss the proposed terms offered by FTI Consulting. The draft term sheet indicated that FTI Consulting’s proposed consideration for the assets and liabilities related to the Sellers’ business was approximately $125 million, comprised of a combination of cash, common stock of FTI Consulting and a non-negotiable promissory note of FTI Consulting. The term sheet also provided for a termination fee of $6.0 million payable by the Sellers plus payment of FTI Consulting’s related expenses. The closing of the proposed transaction was subject to a number of conditions, including FTI Consulting’s approval of the Sellers’ separate financial statements, execution of a voting agreement with Knowledge Universe and an affiliate, execution of new employment and non-compete agreements between FTI Consulting and Messrs. Carlton, Fischel and other key employees of the Seller to be identified by FTI Consulting, and FTI Consulting’s satisfaction with the results of its due diligence reviews. We and our legal representatives discussed the draft term sheet with FTI Consulting and its legal representatives over the succeeding two week period. We did not ultimately sign a term sheet with FTI Consulting; rather we proceeded to directly negotiate definitive documents.

      On June 26, 2003, Messrs. Kahn and Klick met with Joseph Kalt, Senior Vice President and a director of Lexecon, and a representative of Harch Capital Management in Houston, TX to continue management interviews. On the same day, Messrs. Harch, Sandler and Muldowney met with the special committee telephonically to update them on the progress of the negotiations. Also on June 26, 2003, at a meeting of our board of directors, our board determined to proceed with the negotiations with FTI Consulting and authorized Mr. Sandler, our senior officers and Harch Capital Management to negotiate the terms of the acquisition with FTI Consulting. Our board also authorized the continuation of negotiations with Company B, although we had not received any written indication of the terms Company B would be willing to offer.

      Between July 14, 2003 and July 24, 2003, our business and legal advisors held numerous meetings and conference calls with representatives of FTI Consulting and its legal advisors to negotiate the terms of a potential transaction. During that time, we entered into an amended and restated non-disclosure agreement with FTI Consulting that restricted our ability to engage in negotiations with third parties until August 15, 2003 and to solicit other offers until September 15, 2003. In the course of these discussions regarding the forms of consideration and our liquidity needs, FTI Consulting indicated that it was willing to pursue the transaction as an all-cash purchase.

      Between July 15, 2003 and August 14, 2003, additional due diligence meetings were held between the parties, including a meeting between Messrs. Pincus, Klick, Fischel and Muldowney, Michael Dolan, our Chief Accounting Officer, and Mark Zumbach, Vice President of Lexecon, in Chicago, IL, and two visits by representatives of FTI Consulting’s finance and human resource departments to the Sellers’ Cambridge, MA and Chicago, IL offices.

      On July 24, 2003, Latham & Watkins, LLP, our outside legal counsel, received a draft of the asset purchase agreement from FTI Consulting’s outside counsel, Paul, Hastings, Janofsky & Walker LLP. During the period between July 24, 2003 and September 25, 2003, Mr. Sandler and Latham & Watkins LLP negotiated and drafted the asset purchase agreement and related agreements with business and legal representatives of FTI Consulting, including Mr. Pincus and Paul, Hastings, Janofsky & Walker LLP, and FTI Consulting continued its due diligence investigation of the Sellers and their business.

      On July 26, 2003, Messrs. Sandler and Milken met with Messrs. Dunn, Kahn and Dominic DiNapoli, a senior managing director of FTI Consulting, in New York to discuss FTI Consulting’s business strategies relating to their potential acquisition of the assets and liabilities related to the Sellers’ business. Later that day, Messrs. Fischel and Sandler met with Messrs. Dunn and Kahn to discuss issues concerning the potential acquisition and issues relating to Messrs. Fischel and Carlton’s potential employment with the

Buyer. Between July 26, 2003 and September 9, 2003, Messrs. Fischel and Carlton, and their personal legal advisors, and FTI Consulting held numerous meetings in person and by telephone to negotiate the terms of employment of Messrs. Fischel and Carlton with the Buyer following a potential acquisition by FTI Consulting and the Buyer.

      On September 3, 2003, Messrs. Harch and Sandler updated our board of directors on the status of the negotiations with FTI Consulting and informed the board of directors that Company B, through its investment banking representatives, had advised Mr. Harch that it was no longer interested in pursuing a transaction.

      During early September 2003, we received an unsolicited proposal from a private company competitor of Lexecon (Company C). Representatives of Company C contacted Messrs. Harch and Sandler expressing a preliminary interest in acquiring only the Sellers’ Chicago, IL operations. Messrs. Harch and Sandler held several discussions with Company C regarding a possible acquisition of Sellers’ Chicago, IL operations, which discussions were held in compliance with our non-disclosure agreement with FTI Consulting. These discussions were ultimately not pursued further because Company C was not willing to acquire our Cambridge, MA offices and its proposal was conditioned upon the consummation of a speculative public offering by Company C.

      On September 21, 2003, our board of directors held a telephonic meeting to discuss and approve the asset purchase agreement. At that meeting, Mr. Harch described the status of negotiations with FTI Consulting and Mr. Sandler, in his capacity as chairman of the special committee, reviewed the terms and conditions of the asset purchase agreement and related agreements. Messrs. Sandler and Muldowney reviewed with the board the activities of Houlihan Valuation Advisors in performing its financial analysis of the consideration to be received in the asset sale and reviewed with the board a draft of Houlihan Valuation Advisors’ opinion as to the fairness from a financial point of view of the consideration received in the asset sale to us, to the sellers and to holders of our capital stock, which they reported Houlihan Valuation Advisors was prepared, subject to finalization of the terms of the asset purchase agreement, to render in final written form. In addition, Messrs. Sandler and Muldowney reviewed with the board the draft solvency opinion that Houlihan Valuation Advisors had submitted. The solvency opinion stated that, assuming the asset sale is consummated as proposed, immediately after and giving effect to the asset sale (1) on a pro forma basis after giving effect to the transaction, the fair market value and present fair saleable value of our assets would exceed our stated liabilities and identified contingent liabilities, (2) we should be able to pay our debts as they become due in the usual course of business, and (3) our capital remaining after the asset sale would not be unreasonably small for the business in which we are engaged or is proposed to be conducted following the consummation of the asset sale. This solvency opinion also included an opinion that the purchase price constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers, which they reported Houlihan Valuation Advisors was prepared, subject to finalization of the terms of the asset purchase agreement, to render in final written form. After discussion among the members of the board, which discussion included our legal and financial advisors, our board of directors (1) determined that the terms of the asset purchase agreement and the transactions contemplated by the asset purchase agreement were advisable and in our best interest and in the best interest of our stockholders, (2) adopted resolutions approving the asset purchase agreement and the transactions contemplated by the asset purchase agreement, and (3) adopted resolutions recommending that our stockholders approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement and related documents. The Houlihan Valuation Advisors’ final fairness and solvency opinions were rendered and subsequently delivered in writing to our board of directors dated as of September 21, 2003.

      Between September 22, 2003 and September 25, 2003, FTI Consulting and their legal counsel completed their due diligence reviews and we and FTI Consulting and our respective legal counsel finalized the asset purchase agreement. During this period, non-material provisions of the asset purchase agreement relating to adjustments for collectibility of accounts receivable, payment to the Sellers for certain medical plan liabilities, definition of certain working capital items and terms relating to clarification of employment liabilities to be assumed by the Buyer were finalized. The definitive asset purchase agreement was executed by the parties on September 25, 2003.

      On September 25, 2003, each of Nextera and FTI Consulting issued separate press releases announcing the asset sale.

Reasons for the Asset Sale

      Our board of directors chose to recommend the asset purchase agreement and the asset sale because it views the asset sale as beneficial to us and our stockholders for the reasons listed below. In reaching its decision to recommend and approve the asset purchase agreement and the asset sale, our board of directors consulted with its advisors and considered the following material positive factors:

•	Our board of directors’ view that there had been a thorough review and solicitation of third party interest and that all potentially interested third parties had been given ample opportunities to submit proposals and engage in negotiations with us. The board concluded that the final agreement with FTI Consulting was the best available opportunity for us, taking into account price, terms and certainty of closure and determined that the interests of our stockholders were best served by the sale of the assets and liabilities related to the Sellers’ business to the Buyer.

•	The asset sale will provide us with the capital necessary to make the non-compete and bonus payments required to maintain the value of the Seller’s business and repay indebtedness under our senior credit facility and debentures. An aggregate of approximately $80.4 million in indebtedness under our senior credit facility and debentures will mature on January 1, 2005. We are the primary debtor under this indebtedness and the Sellers have guaranteed our obligations and have pledged substantially all of their assets as security. We have no other viable alternatives to enable us to meet these obligations as they mature.

•	The terms of our senior credit facility require us to retain the services of an investment banking firm and obtain the liquidity necessary to enable us to make the future non-compete payments under the employment and non-competition agreements with Messrs. Fischel and Carlton.

•	The process by which we engaged in evaluating the asset sale, which included discussions with several parties regarding acquisitions of the Sellers’ business, and the view of our board of directors that it was unlikely that a superior offer for the Sellers’ business would arise and be completed.

•	The terms of the asset purchase agreement are favorable to us, including the price, the proposed structure of the asset sale and FTI Consulting’s financial strength, including the fact that financing is not a condition to the closing of the asset sale. The consideration for the asset sale is all cash, which provides certainty of value to us. The asset purchase agreement permits us to participate in negotiations with any third party that has submitted an unsolicited proposal to acquire the Sellers’ assets and, if our board of directors determines that its fiduciary duties require and if other specified conditions are met, permits our board of directors to withdraw its recommendation to our stockholders to vote in favor of the asset sale and terminate the asset purchase agreement, subject to payment of expenses and termination fees. You should read “The Asset Sale Proposal — Third Party Proposals” on page 31 and “The Asset Sale Proposal — Termination Fees” on page 34 for more information on these rights and obligations.

•	The voting agreement terminates automatically upon termination of the asset purchase agreement, thereby enabling us to accept a superior offer in accordance with the terms of the asset purchase agreement. Please refer to “The Asset Sale Proposal — Third Party Proposals” on page 31 for additional information regarding the ability of our board to consider competing proposals.

•	The likelihood that the asset sale will be consummated. In particular, our board considered the fact that the asset purchase agreement does not contain any financing condition or contingency. Our board concluded, based on reviews of publicly available financial and other information on FTI Consulting, that FTI Consulting has the financial ability to complete the asset sale and the other transactions contemplated by the asset purchase agreement.

•	Houlihan Valuation Advisors’ written opinion as to the fairness, from a financial point of view, to us, to the Sellers and to our stockholders of the consideration to be received in the asset sale, and its written opinion as to our solvency after the consummation of the asset sale, each as described below under the caption “Opinions of Our Financial Advisor” on page 36.

      Our board of directors also considered the following potentially negative factors in its deliberations concerning the asset sale:

•	We will cease to have an operating business upon the closing of the asset sale and we may be unable to successfully acquire a new operating business. If we are unable to acquire a new operating business, we will be unable to maintain the listing of our Class A common stock on the Nasdaq SmallCap Market. To that end, we intend to retain an investment banking firm to assist us in the identification and selection of appropriate acquisition and merger candidates.

•	The transaction has been structured as a taxable sale of assets, although the Buyer will also be assuming certain operating liabilities of the Sellers. It is anticipated that we will have available sufficient net operating loss carryforwards to completely offset the gain we expect to recognize as a result of the asset sale, however, we expect to be subject to federal tax liability as a result of the alternative minimum tax and state tax liabilities. The estimated federal and state tax liabilities approximate $2.0 million under current tax law. We anticipate that we will have an approximate $30.0 million net operating loss carryforward after the close of the asset sale.

•	We will incur significant costs and expenses in connection with completing the asset sale and there will also be substantial management time and effort devoted to closing the asset sale and there may be possible related disruptions to the Sellers’ business.

•	There are possible conflicts of interest of members of our management and Knowledge Universe and its affiliates. In particular, upon the closing of the asset sale, an aggregate of approximately $22.9 million will be paid to Messrs. Fischel, Carlton and Kalt as non-compete and bonus payments under their employment and non-competition agreements and an aggregate of approximately $52.7 million will be paid to Knowledge Universe and its affiliates as repayment of our outstanding indebtedness to these parties. For further discussion of these possible conflicts of interest, you should read “The Asset Sale Proposal — Background of the Asset Sale” on page 16 and “The Asset Sale Proposal — Interests of Certain Persons in the Asset Sale” on page 35.

•	Under the terms of the asset purchase agreement, we are unable to solicit other acquisition proposals, and we are able to participate in negotiations with a third party that has submitted an unsolicited acquisition proposal only under specified conditions. You should read “The Asset Sale Proposal — Third Party Proposals” on page 31 for additional information regarding the ability of our board to consider competing proposals. Additionally, we would be required to pay to FTI Consulting a termination fee and up to $1.5 million of its expenses if the asset purchase agreement is terminated under specified circumstances, including if we terminate the asset purchase agreement to accept a superior acquisition proposal, and our obligation to pay the termination fee might discourage competing acquisition proposals. For further discussion, you should read “The Asset Sale Proposal — Termination Fees” on page 34.

•	While we expect to complete the asset sale, there is no assurance that all conditions to the parties’ obligations to complete the asset sale will be satisfied and, as a result, it is possible that the asset sale may not be completed. For further discussion, you should read “The Asset Sale Proposal — Conditions to Completing the Asset Sale” on page 30.

      Our board of directors concluded, however, that the potential benefits of the asset sale outweighed these potentially negative factors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to recommend that our stockholders approve the asset purchase agreement and the asset sale was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Purchase Price; Payment

      The Buyer has agreed to purchase the Sellers’ assets for $130.0 million plus additional specified consideration. The Buyer has also agreed to assume the ordinary operating liabilities of the Sellers that are due and payable after the closing.

      Under the asset purchase agreement, the Buyer will pay the purchase price to the Sellers as follows:

•	The Buyer will pay to the Sellers $130.0 million, less $1.5 million that is to be placed into an escrow account with a third party escrow agent, less approximately $80.1 million we have agreed the Buyer may pay directly to our lenders under our senior credit facility and to Knowledge Universe and its affiliates as holders of our debentures as repayment of our outstanding debt to allow the Sellers to transfer their assets free from any liens associated with this debt and less approximately $22.9 million in non-compete and bonus payments, in immediately available cash funds by wire transfer to an account designated by the Sellers prior to the closing.

•	The Buyer will deposit the $1.5 million escrow amount into the escrow account at the closing that the Buyer can access to offset accounts receivable that have not been collected by the Buyer within 120 days following the closing, that the Buyer believes are uncollectible and that are in excess of the Sellers’ specific reserves against those accounts receivable and general reserves for doubtful accounts and to offset the amount (if any) by which Sellers’ working capital at the closing is less than $6,522,800.

•	The Buyer will pay to the Sellers an amount to be determined prior to the closing representing our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which estimated amount is included as a liability in the computation of working capital under the asset purchase agreement) in immediately available cash funds by wire transfer to an account designated by the Sellers.

Escrow Amount; Escrow Agreement

      The parties have agreed to place $1.5 million into an escrow account with J.P. Morgan Trust Company. Under the terms of the asset purchase agreement, funds in the escrow account will be released to the Buyer in the following situations:

•	If the amount of the Sellers’ accounts receivable transferred to the Buyer in the asset sale that are collected after 120 days following the closing plus the amount of uncollected accounts receivable that the Buyer determines acting in good faith remain collectible on that date are less than the Sellers’ total accounts receivable transferred to the Buyer in the asset sale less the Sellers’ specific reserves against those accounts receivable and less the Sellers’ general reserve for doubtful accounts reflected on an estimated closing balance sheet prepared by the Sellers and delivered to the Buyer at least 5 days prior to the closing, then the Buyer is entitled to recover the amount of such shortfall from the escrow account; or

•	If the Sellers’ actual working capital at the closing, which is to be calculated by the Buyer and reviewed and approved by us within 60 days after the closing, is less than $6,522,800, then the Buyer is entitled to recover the amount of such deficiency from the escrow account.

      To determine any payment to be made from the escrow account, the asset purchase agreement provides that:

•	No later than 5 business days prior to the closing, the Sellers prepare and deliver to the Buyer an estimated closing balance sheet representing the Sellers good faith estimate of the assets and liabilities of the business to be transferred to the Buyer at the closing and fairly presenting in all material respects the estimated financial position of the business as of the closing date.

•	For 120 days following the closing, the Buyer will use its commercially reasonable efforts to collect all accounts receivable represented on the Sellers estimated closing balance sheet and provide notice to the Sellers of any good faith determination by FTI Consulting or the Buyer that any accounts receivable represented on the estimated closing balance sheet are uncollectible; and

•	Within 60 days following the closing, the Buyer will prepare, or cause to be prepared, and deliver to the Sellers and us an actual consolidated balance sheet of the Sellers as of the closing date and a calculation of the Sellers’ working capital as of the closing date.

•	If the Sellers disagree in good faith with the Buyer’s determination as to the collectibility of accounts receivable that remain uncollected 120 days after the closing, or if the Sellers disagree in good faith with the actual closing balance sheet prepared by the Buyer or any calculations by the Buyer related thereto, then the parties agreed to use commercially reasonable efforts to resolve the disagreement. The parties have agreed that any disputes they are not able to resolve amongst themselves will submitted to BDO Seidman and the determination of BDO Seidman will be final and binding.

      Upon the completion of the activities described above, all amounts remaining in the escrow account that are not the subject of a formal dispute between the parties will be delivered to us by the escrow agent.

Assets to be Sold

      The Sellers will sell to the Buyer substantially all their assets used in the Sellers’ business of providing economic consulting services, including litigation support, public policy studies and business consulting, and the Buyer will assume specified operating liabilities of the Sellers and Nextera.

Excluded Assets

      The parties have agreed that some of the assets of the Sellers will be excluded from the Asset Sale. The excluded assets include, but are not limited to:

•	the capital stock of CE Acquisition and ERG Acquisition;

•	the purchase price received by the Sellers in the asset sale;

•	accounts receivable of the Sellers in an amount equal to (1) the outstanding principal balance of a loan made to us by Knowledge Universe on July 17, 2003 under our senior credit facility plus (2) an amount to be determined prior to the closing equal to the amount by which one-half of the Sellers’ aggregate payment obligations at the closing under the Sellers’ 401(k) plan and the Sellers’ self-insured medical insurance plan exceeds the amount that the Buyer has agreed to pay at closing to cover the Sellers’ payment obligations under the Sellers’ self-insured medical plan (which amount is included as a liability in the computation of working capital under the asset purchase agreement);

•	corporate minute books, stock records, corporate seals and treasury shares of the Sellers and copies of all records transferred to the Buyer;

•	assets disposed of in the ordinary course of business consistent with the terms of the asset purchase agreement between the date the asset purchase agreement was executed and the closing; and

•	all of the Seller’s employee benefits plans and non-compete agreements and all assets associated with the Seller’s employee benefits plans and non-compete agreements.

      Under the asset purchase agreement, the amount of accounts receivable that the Sellers are allowed to withhold from the assets being transferred to the Buyer is subject to reduction in the event that the Sellers’ estimated working capital determined prior to the closing is less than $6,522,800. In addition, if the amount of accounts receivable withheld from the assets being sold is reduced to zero, the $130.0 million cash portion of the purchase price in the asset sale will be reduced to offset any additional deficiency in the Sellers’ working capital.

Use of Proceeds

      We intend to use a portion of the proceeds of the asset sale to repay our long-term indebtedness, including:

•	approximately $27.4 million to repay all obligations under our senior credit facility in their entirety; and

•	approximately $52.7 million to repay additional outstanding indebtedness owing to Knowledge Universe and its affiliates.

      A portion of the proceeds of the asset sale will also be used to make the following non-compete and bonus payments under our existing employment and non-competition agreements with key employees of the Sellers:

•	Daniel R. Fischel, our Chairman of the Board, President and Chief Executive Officer: $10.0 million non-compete payment;

•	Dennis W. Carlton, Senior Consultant of Lexecon: $10.0 million non-compete payment; and

•	Joseph P. Kalt, Senior Vice President and a director of Lexecon: approximately $2.9 million bonus and non-compete payment.

      Upon the closing of the asset sale, Messrs. Fischel, Carlton and Kalt will have no further obligations to us with respect to non-compete covenants; rather they will be subject to non-compete covenants under their new employment and non-competition agreements with the Buyer.

      We intend to use a portion of the remaining proceeds of the asset sale to fund transaction expenses and taxes related to the asset sale. We estimate that the expenses and taxes incurred in connection with the asset sale (including accounting, legal, filing, investment banking and printing fees) will aggregate approximately $4.0 million. Additionally, we intend to use approximately $6.0 to $8.0 million of the remaining proceeds to satisfy other unassumed liabilities.

      Following payment of our long-term indebtedness, the employee non-compete and bonus payments, expenses related to the asset sale and other unassumed liabilities, we expect to continue to hold between $15.0 and $17.0 million of the purchase price. We do not expect to make any distribution of these funds to our stockholders. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. The board of directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in our business.

Representations and Warranties

      The asset purchase agreement contains various representations and warranties of us and the Sellers related to the following matters:

•	existence, good standing, organization, capitalization and similar corporate matters relating to us and the Sellers;

•	our and the Sellers’ corporate power and authority to execute, deliver and perform the asset purchase agreement, and the enforceability of the asset purchase agreement against us and each of the Sellers;

•	the accuracy of our and the Sellers’ financial statements specified in the asset purchase agreement;

•	the absence of specified changes or events relating to the Sellers’ business and operations;

•	the absence of undisclosed liabilities which would become a liability of the Buyer following the closing of the asset sale;

•	our and the Sellers’ filing of tax returns and other tax-related matters;

•	our and the Sellers’ compliance with all material laws relating to the business of the Sellers;

•	our and the Sellers’ ownership of intellectual property;

•	our and the Sellers’ existing insurance policies and bonds, and bank accounts and other depositories;

•	our and the Sellers’ title to assets being sold in the asset sale;

•	the absence of undisclosed brokers and finders fees;

•	the absence of undisclosed threatened or pending legal proceedings involving the asset purchase agreement or the asset sale;

•	the absence of conflicts, violations and defaults with applicable laws or under our or the Sellers’ organizational documents, bylaws and other agreements and documents;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the asset purchase agreement;

•	labor matters and employee benefit plans and other employment related matters;

•	the absence of undisclosed material contracts relating to the Sellers’ business;

•	the validity of our and the Sellers’ material contracts used in or related to the business of the Sellers;

•	the validity and accuracy of the Sellers’ accounts receivable;

•	the accuracy of our and the Sellers’ corporate records and financial records related to the business of the Sellers;

•	the accuracy of disclosure regarding the compensation of our and the Sellers’ officers and employees;

•	our and the Sellers’ real and personal property leases;

•	our and the Sellers’ compliance with environmental laws and regulations;

•	the absence of undisclosed transactions related to the assets to be sold in the asset sale with parties related to the Sellers;

•	our and the Sellers’ complete disclosure in the asset purchase agreement;

•	the accuracy of disclosure regarding clients, customers and client contracts related to the business of the Sellers;

•	the accuracy of disclosure regarding work-in-process related to the business of the Sellers; and

•	our and the Sellers’ solvency after completion of the asset sale.

      The asset purchase agreement contains representations and warranties of FTI Consulting and the Buyer related to the following matters:

•	existence, good standing, organization and similar corporate matters relating to FTI Consulting and the Buyer;

•	FTI Consulting’s and the Buyer’s corporate power and authority to execute, deliver and perform the asset purchase agreement, and the enforceability of the asset purchase agreement against each of FTI Consulting and the Buyer;

•	the absence of conflicts, violations and defaults with applicable laws or under FTI Consulting’s and Buyer’s organizational documents, bylaws and other agreements and documents;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the asset purchase agreement;

•	the absence of undisclosed brokers and finders fees; and

•	the absence of undisclosed threatened or pending legal proceedings involving the asset purchase agreement or the asset sale.

Covenants

      The asset purchase agreement contains covenants which obligate each party to the asset purchase agreement to take various actions in contemplation of closing the asset sale, including the following:

•	Lexecon agreed to change its corporate name to one that is not similar to its present name or any trademarks or service marks used by the Sellers,

•	we and the Sellers agreed to conduct the business of the Sellers only in the ordinary course before the closing of the asset sale and, without the consent of the Buyer, not to:

•	declare, set aside or pay any dividend or other distribution in respect of any class or series of our capital stock or other equity interests;

•	authorize or issue any of our or the Sellers’ capital stock other than upon exercise of outstanding stock options, grant any option to purchase shares of our or the Sellers’ capital stock, issue any security convertible into such capital stock or grant any other specified rights related to such capital stock;

•	other than in the ordinary course of business, sell, lease, transfer or dispose of any material assets or rights of the Sellers or acquire or lease any material assets or rights of the Sellers;

•	pay, discharge or satisfy any material liability, obligation or lien, other than payment, discharge or satisfaction of material indebtedness of as it matures and becomes due and payable; liabilities, obligations or liens in the ordinary course of business; or as otherwise allowed under the asset purchase agreement;

•	not materially change any of the Sellers’ accounting or tax principles, practices or methods or change the Sellers’ reserve policies or reserves;

•	except as agreed in the asset purchase agreement or in the ordinary course consistent with past practice, make any material change in the compensation payable to any of our or the Sellers’ officers, directors, employees, agents, consultants or sales associates, enter into or amend any material employment, severance, consulting, termination or other agreement or make any material change in any of the Sellers’ employee benefits plans;

•	except as agreed in the asset purchase agreement or in the ordinary course consistent with past practice, make any material payments, loans, advances or other distributions to, or enter into any material transaction, agreement or arrangement with, any of our or the Sellers’ officers, directors, employees, sales associates, stockholders or their respective affiliates;

•	make or authorize any capital expenditures, except in the ordinary course consistent with past practice or not in excess of $25,000 individually or $100,000 in the aggregate;

•	grant any compensation increases (except as required by law) to any employee of the Sellers’ business, other than normal merit and cost of living increases in the ordinary course consistent with past practice, or grant any severance or termination pay to any officer, director or employee of the Sellers’ business or enter into any employment or consulting agreement with any such person;

•	except as agreed in the asset purchase agreement, enter into any new, or materially amend or alter any of the Sellers’ employee benefit plans or make any payments to any employee of the Sellers’ business other than as contemplated by the Sellers’ employee benefit plans existing as of the date of this Agreement;

•	settle or compromise any tax liability or agree to any adjustment of any tax attribute or make any election with respect to taxes;

•	make any change in working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

•	incur any material liability other than in the ordinary course of business consistent with past practice and other than as permitted under the asset purchase agreement;

•	have a judgment entered or settle any litigation resulting in a loss, payment or other cost, after receipt of insurance payments, individually or in the aggregate, in excess of $25,000;

•	amend any of the Sellers’ charter documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion any of the Sellers’ respective corporate structure or ownership;

•	except in the ordinary course of business, modify, waive, change, amend, release, or terminate any material contract, agreement, license or other instrument to which any of the Sellers is a party; or

•	enter into or amend in an adverse manner any agreement which had non-competition, geographical restriction or similar covenants that would be material;

•	we and the Sellers agreed to (1) use commercially reasonable efforts to maintain all of Sellers’ assets and properties necessary to operate their business in good condition, (2) maintain the Sellers’ books and records in the ordinary course of business and in accordance with generally accepted accounting principles and (3) use commercially reasonable efforts to preserve the Sellers’ business organization, present employees, good will of Sellers’ suppliers, clients and others having business relations with Sellers, and to retain the services of some of the Sellers’ key employees and agents for the benefit of the Buyer on terms reasonably satisfactory to the Buyer;

•	we agreed to cause a meeting of our stockholders to be duly called and held as promptly as reasonably practicable to obtain our stockholders’ approval of the Asset Sale Proposal, and we agreed that our board of directors would recommend approval and adoption by our stockholders of the Asset Sale Proposal;

•	we and the Sellers agreed to cooperate and use commercially reasonable efforts to cause some of our key consultants to enter into employment and non-competition agreements with the Buyer in the form mutually agreed between the Buyer and such individuals;

•	we and the Sellers agreed not to take any action to induce any employee or representative of the Sellers not to become or continue as an employee or representative of the Buyer and to assist the Buyer in its efforts to hire employees of the Sellers who the Buyer desires to hire and not to employ or retain any person who is an employee, officer, director, agent, consultant or independent contractor of the Sellers, for a period of 12 months after such person ceases to be an employee, representative, officer or director of the Sellers;

•	for a period of five years after the closing of the asset sale, we and the Sellers agreed not to directly or indirectly through any subsidiary or affiliated organization or through any director, officer, agent, employee or other individual, in any capacity, in the United States and Canada:

•	enter into or engage in or own any interest in any business which directly or indirectly manages or otherwise competes with the Sellers’ business as it is conducted on the closing date of the asset sale;

•	solicit customers, business, patronage or orders for any business which directly or indirectly competes with the Sellers’ business as it is conducted on the closing date of the asset sale; and

•	loan money or credit to or promote or provide financial assistance to any person, firm, association, corporation or other entity engaged in any of the services or activities described above or which directly or indirectly competes with the Sellers’ business as it is conducted on the closing date of the asset sale;

•	we and the Sellers agreed to generally permit the Buyer, FTI Consulting and its legal counsel to conduct a legal review, examination or investigation of the Sellers’ contracts, permits, books, records, tax returns, and operations of us and the Sellers that are related to the Sellers’ business;

•	we and the Sellers agreed to promptly notify the Buyer of any event occurring prior to the closing date of the asset sale that would constitute a violation or breach of the asset purchase agreement or any item that would have been required to have been disclosed under the asset purchase had such item existed on the date of the asset purchase agreement, other than items arising in the ordinary course of business which would not render any of our or the Sellers’ representations or warranties materially misleading;

•	the Sellers agreed, at the Buyer’s expense, to obtain “occurrence based” professional liability insurance coverage or “tail” insurance from a carrier reasonably acceptable to the Buyer, naming the Buyer as an additional insured, in the amount of at least $5 million of primary coverage and $10 million of excess coverage, for acts or omissions arising in the operation or conduct of the Sellers’ business prior to the closing of the asset sale;

•	each party agreed to file any required notification and report form under the Hart-Scott-Rodino Act within five business days after the date of the asset purchase agreement, and to take or cause to be taken all commercially reasonable actions as are reasonably necessary to obtain prompt termination of the waiting period under the Hart-Scott-Rodino Act;

•	we agreed to prepare and file this proxy statement no later than 30 days after execution of the asset purchase agreement and to use commercially reasonable efforts to have this proxy statement cleared by the SEC;

•	each party agreed to cooperate with regard to public information disclosures related to the asset sale;

•	each party agreed to take specified actions relating to the employees of the Sellers’ business and the Buyer’s attempts to hire some of these employees after the closing of the asset sale;

•	each party agreed to comply with the terms of our confidentiality agreement with FTI Consulting;

•	each party agreed to use their commercially reasonable efforts to cause the conditions to closing the asset sale to be satisfied; and

•	the Sellers agreed to comply with any applicable “bulk sales” law or regulation relating to transfers governed by Article 6 of the Uniform Commercial Code or any other applicable laws or regulations relating to bulk transfers (other than tax laws) in connection with the completion of the asset sale.

Conditions to Completing the Asset Sale

      Our and the Sellers’ obligations to complete the asset sale are subject to the satisfaction or waiver of the following conditions:

•	our stockholders having approved the Asset Sale Proposal;

•	receipt of all permits, consents, approvals and waivers of governmental authorities and other parties necessary for the completion of the asset sale, including the expiration of the waiting periods under the Hart-Scott-Rodino Act;

•	the representations of FTI Consulting and the Buyer being true and correct in all material respects as of the closing of the asset sale;

•	receipt of officer’s certificates and closing certificates (and related documents) of FTI Consulting and the Buyer certifying as to specified matters;

•	Houlihan Valuation Advisors having delivered to the Sellers the solvency/fair value opinion described above;

•	Houlihan Valuation Advisors having delivered to the Sellers the fairness opinion described elsewhere in this proxy statement;

•	receipt of an assumption agreement evidencing the assumption by the Buyer of the assets and the liabilities to be purchased and assumed by the Buyer under the asset sale;

•	receipt of legal opinions of the Vice President, Secretary and General Counsel of FTI Consulting and of Paul, Hastings, Janofsky and Walker LLP, counsel to FTI Consulting and the Buyer, as to certain legal matters;

•	receipt of payment in an amount equal to the $130.0 million portion of the purchase price, less the $1.5 million escrow amount, less approximately $80.1 million we have agreed the Buyer may pay directly to our lenders and holders of our debentures and less approximately $22.9 million in non-compete and bonus payments, and receipt of payment in an amount equal to our good faith estimate of liabilities incurred prior to the closing under the Sellers’ self-insured medical plan (which amount is included as a liability in the computation of working capital under the asset purchase agreement);

•	FTI Consulting and the Buyer having performed and satisfied in all material respects all covenants, conditions and other obligations under the asset purchase agreement prior to or on the closing of the asset sale; and

•	no claims or other legal proceedings having been threatened or brought to prevent the asset sale.

      FTI Consulting and the Buyer’s obligations to complete the asset sale are subject to the satisfaction or waiver of specified conditions, including the following:

•	our stockholders having approved the Asset Sale Proposal;

•	receipt of all permits, consents, approvals and waivers of governmental authorities and other parties necessary for the completion of the asset sale, including the expiration of the waiting periods under the Hart-Scott-Rodino Act;

•	our representations and warranties and those of the Sellers being true and correct in all material respects as of the closing of the asset sale;

•	receipt of officer’s certificates and closing certificates (and related documents) of Nextera and the Sellers, certifying as to specified matters;

•	receipt of the voting agreement executed by the Knowledge Universe and Nextera Enterprises Holdings;

•	receipt of legal opinions of Maron & Sandler and Latham & Watkins LLP, counsel to us and the Sellers, as to certain legal matters;

•	Houlihan Valuation Advisors having delivered to the Sellers the solvency/fair value opinion described above;

•	Houlihan Valuation Advisors having delivered to the Sellers the fairness opinion described elsewhere in this proxy statement;

•	Nextera and the Sellers having performed and complied with in all material respects all covenants, conditions and other obligations under the asset purchase agreement prior to or on the closing of the asset sale;

•	no material adverse change having occurred to the assets to be sold or in the Sellers’ business since the date of Lexecon’s audited balance sheet, subject to specified exceptions;

•	no claims or other legal proceedings having been threatened or brought to prevent the asset sale;

•	receipt of employment agreements from specified key employees of the Sellers;

•	receipt of assignments of the Sellers’ real property leases, together with consents and estoppel certificates from each landlord under the leases;

•	receipt of a bill of sale for the assets being sold to the Buyer in the asset sale;

•	transfer of name and proprietary rights to allow the Buyer to operate the Sellers’ business following the closing;

•	delivery of a receipt from the Sellers to the Buyer for the Buyer’s payment of the purchase price;

•	receipt of evidence of payoff of specified indebtedness of the Sellers and Nextera and termination of related encumbrances;

•	satisfaction or elimination of our obligations and those of the Sellers to make non-compete payments under agreements with some of the Sellers’ employees;

•	receipt of FIRPTA affidavits from the Sellers; and

•	receipt of any other documents needed to effect the transfer of the assets to the Buyer.

Third Party Proposals

      The asset purchase agreement prohibits us from soliciting, negotiating, encouraging, responding to inquiries or proposals or participating in any discussions regarding (1) any transaction pursuant to which any person or group would acquire beneficial ownership of more than 20% of our or the Sellers’ voting securities, (2) any merger, consolidation, reorganization, asset sale, recapitalization, dissolution or similar transaction involving us or the Sellers or (3) any transaction resulting in any person or group acquiring more than 20% of the fair market value of the Sellers’ or our other subsidiaries’ assets immediately prior to such transaction. However, the asset purchase agreement permits us to participate in negotiations with any third party that has submitted an unsolicited proposal to acquire all or substantially all of the assets of the Sellers if: (1) our board of directors determines that the unsolicited proposal is or could lead to a superior proposal, (2) our board of directors concludes, after consulting with legal counsel and financial advisors, that further action regarding the unsolicited proposal is necessary under its fiduciary duties, (3) we receive a confidentiality agreement on terms not materially less favorable than the confidentiality agreement provided by FTI Consulting and the Buyer and (4) our board of directors provides the Buyer with notice of the foregoing within three business days. If all of the foregoing occur, then our board of directors may, subject to specified limitations, withdraw or modify its recommendation to our stockholders to vote in favor of the asset sale or terminate the asset purchase agreement. If we or FTI Consulting terminate the asset purchase agreement after the occurrence of the foregoing, then we will be required to pay to FTI Consulting the amounts described in “The Asset Sale Proposal — Termination Fees” on page 34.

The Closing of the Asset Sale

      Following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the asset sale in the asset purchase agreement, the closing of the asset sale will take place on or before December 31, 2003, unless extended to a later date in accordance with the asset purchase agreement.

Survival of Representations and Warranties and Indemnification

      All representations and warranties of the parties contained in the asset purchase agreement will survive the closing of the asset sale for a period of 24 months following the closing of the asset sale, except for the following:

•	our and the Sellers’ representations and warranties relating to tax matters, absence of brokers fees, employee benefit plans and environmental matters will survive until the expiration of the statutes of limitations applicable to those matters;

•	our and the Sellers’ representations and warranties relating to corporate organization and qualification to do business, authorization and enforceability of the asset purchase agreement, proprietary rights, title to assets, government approvals and filings and requisite consents and approvals will survive indefinitely;

•	FTI Consulting’s and the Buyer’s representations and warranties relating to the absence of brokers fees will survive until the expiration of the statutes of limitations applicable to those matters, and

•	FTI Consulting’s and the Buyer’s representations and warranties relating to corporate organization and qualification to do business, authorization and enforceability of the asset purchase agreement and requisite consents and approvals will survive indefinitely.

      We and the Sellers have agreed to indemnify FTI Consulting, the Buyer and their respective affiliates and subsidiaries from and against all losses, damages, claims and expenses incurred in connection with, arising out of or incident to:

•	any inaccuracy in or breach of any representation, warranty, covenant or agreement made by us or any Seller in the asset purchase agreement;

•	any liabilities specifically excluded from the asset sale;

•	any litigation relating to the Sellers’ business related to events, circumstances, actions or inactions occurring or existing prior to the completion of the asset sale; and

•	any liability or obligation not related to the Sellers’ business that is incurred by us or the Sellers following the asset sale.

      FTI Consulting and the Buyer have agreed to indemnify us, the Sellers and our respective affiliates and subsidiaries from and against all losses, damages, claims and expenses incurred in connection with, arising out of or incident to:

•	any inaccuracy in or breach of any representation, warranty, covenant or agreement made by FTI Consulting or the Buyer in the asset purchase agreement;

•	any liability specifically assumed by FTI Consulting or the Buyer in the asset sale; or

•	any liability or obligation not related to the Sellers’ business that is incurred by FTI Consulting or the Buyer prior to the asset sale.

      The asset purchase agreement also provides that none of the parties will be liable for any indemnification claim until the aggregate amount of all claims against that party exceeds $1.0 million, in which case the liable party must indemnify the party to be indemnified only for those claims in excess of $250,000. Additionally, neither party will be liable for any individual indemnification claim unless the amount of the claim exceeds $25,000. Furthermore, the Sellers’ and Nextera’s liability for indemnification claims will not exceed an aggregate of $65.0 million, and FTI Consulting and the Buyer’s liability for indemnification claims will not exceed an aggregate of $13.0 million. None of these limitations apply to claims by third parties or to specified representations, warranties and covenants of the parties and specified indemnifiable items.

      To the extent that any indemnification claim under the asset purchase agreement is covered by insurance held by the party seeking indemnification, then that party will be indemnified only to the extent that its damages are excess of the cash insurance proceeds. In addition, if FTI Consulting or the Buyer has received funds from the $1.5 million escrow account for uncollectible receivables or working capital deficiencies, then FTI Consulting and the Buyer will have no right to make an indemnification claim to the extent that the amount of indemnification sought has been recovered.

Termination of the Asset Purchase Agreement

      The asset purchase agreement may be terminated at any time prior to the closing of the asset sale:

•	by mutual written consent of FTI Consulting and us;

•	by either FTI Consulting or us if:

•	the closing does not occur by December 31, 2003. This date will be extended to February 29, 2004 if the asset sale has not occurred prior to December 31, 2003 as a result of delays related to governmental inquiries in connection with this proxy statement or the parties’ filings under the Hart-Scott-Rodino Act;

•	any law makes the asset sale illegal or if any final judgment of any governmental authority enjoins the completion of the asset sale;

•	the approval of our stockholders has not been obtained despite a final vote by our stockholders;

•	by us if:

•	the Buyer or FTI Consulting breaches or fails to perform in any material respect any representation, warranty, covenant or agreement in the asset purchase agreement that would cause any of the conditions to closing not to be satisfied, and that condition cannot be satisfied by December 31, 2003, unless extended to a later date in accordance with the asset purchase agreement;

•	we receive an unsolicited superior proposal and give the specified notice to FTI Consulting and the Buyer;

•	by FTI Consulting if:

•	we or the Sellers breach or fail to perform in any material respect any representation, warranty, covenant or agreement in the asset purchase agreement that would cause any of the conditions to closing not to be satisfied, and that condition cannot be satisfied by December 31, 2003, unless extended to a later date in accordance with the asset purchase agreement;

•	our board of directors amends or withdraws its approval of the Asset Sale Proposal in a manner adverse to the Buyer or approves or recommends to our stockholders the approval of an acquisition proposal from any party other than by the Buyer;

•	after the third business day following the Buyer’s receipt of a notice from us that we have received a superior acquisition proposal, except under certain specified exceptions; or

•	any person, entity or group (other than the Buyer or its affiliates) acquires beneficial ownership of a majority of our outstanding capital stock or that of the Sellers.

Termination Fees

      If we or FTI Consulting terminate the asset purchase agreement because the asset sale is not completed prior to December 31, 2003, or such later date as is determined in accordance with the asset purchase agreement, so long as the waiting period under the Hart-Scott-Rodino Act has expired at the time of the termination, the asset purchase agreement provides that we will be obligated to pay to FTI Consulting up to $1.5 million of the Buyer’s and FTI Consulting’s reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of the termination.

      If the asset purchase agreement is terminated (1) by FTI Consulting because our board of directors determines to proceed with a superior proposal, (2) by FTI Consulting because another party has acquired beneficial ownership of a majority of our outstanding capital stock or that of the Sellers, (3) by us if our board of directors determines to proceed with a superior proposal, (4) by us or FTI Consulting because the asset sale is not completed prior to December 31, 2003, or such later date as is determined in accordance with the asset purchase agreement, so long as the waiting period under the Hart-Scott-Rodino Act has expired at the time of the termination and we have also disclosed, announced or accepted an acquisition proposal with a party other than FTI Consulting or the Buyer or (5) by FTI Consulting because of our or the Sellers’ breach or failure to perform in any material respect any representation, warranty, covenant or agreement in the asset purchase agreement that would cause any of the conditions to closing not to be satisfied, and that condition cannot be satisfied by December 31, 2003, unless extended to a later date in accordance with the asset purchase agreement and we have also disclosed, announced or accepted an acquisition proposal with a party other than FTI Consulting or the Buyer, then, in each case, the asset purchase agreement provides that we will be obligated to pay to FTI Consulting:

•	a termination fee of $1.0 million;

•	up to $1.5 million of the Buyer’s reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of the termination; and

•	if we or the Sellers consummate a superior proposal within 12 months after the occurrence of the event giving rise to the termination, an additional termination fee of $3.5 million, and we and the Sellers have agreed to use reasonable commercial efforts to complete any superior proposal that causes the asset purchase agreement to be terminated.

Fees and Expenses

      Each of the parties to the asset purchase agreement agreed to pay their own legal, accounting, out-of-pocket and other expenses incident to the asset purchase agreement and to any action taken by such party in preparation for carrying the asset purchase agreement into effect.

No Payment, Dividend Distribution to Holders of Our Capital Stock

      Our stockholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the asset sale. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. The board of directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in our business.

Certain Tax Consequences of the Asset Sale

      The following summary describes the principal United States federal income tax consequences of the asset sale. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this proxy statement, existing and proposed United States Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

      Consequences to the Sellers. The Sellers will recognize gain or loss for federal income tax purposes on the sale of the assets in the asset sale. The Sellers’ gain or loss will be determined based upon the amount of purchase price (increased by our liabilities and those of the Sellers properly accrued as of the closing, to the extent assumed by the Buyer) allocated to each asset the Sellers’ tax basis in each asset. To the extent that the purchase price (as increased) allocated to an asset exceeds its tax basis, the Sellers will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, the Sellers will recognize loss on the disposition of the asset. Because the Sellers will be included in our consolidated federal income tax return for the taxable year that includes the asset sale, all gains and losses recognized by the Sellers will be included on our federal income tax return for the taxable year that includes the sale. The asset sale may also result in state or local, income, franchise, sales, use or other tax liabilities in some or all of the states or local tax jurisdictions in which the Sellers file returns. Although it is anticipated that we will have available sufficient net operating loss carryforwards to completely offset the gain we expect to recognize as a result of the asset sale, we expect to be subject to federal tax liability as a result of the alternative minimum tax and state tax liabilities. The estimated federal and state tax liabilities approximate $2.0 million under current tax law.

      Consequences to our Stockholders. Holders of our Class A common stock, Class B common stock or Series A preferred stock will not recognize any gain or loss due to the asset sale.

Accounting Treatment of the Asset Sale

      The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain on our books. We estimate that the gain recognized in the transaction under generally accepted accounting principles, before income taxes, will be approximately $16.0 to $17.0 million.

Interests of Certain Persons in the Asset Sale

      All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interest in the sale is the same as that of other holders of our common stock.

      In addition to any interests they may have as stockholders, Daniel R. Fischel, our Chairman of the Board, President and Chief Executive Officer, and Dennis W. Carlton, Senior Consultant of Lexecon, will each receive a non-compete payment in the amount of $10.0 million under their respective employment and non-competition agreements, and Joseph P. Kalt, Senior Vice President and a director of Lexecon, will receive a bonus and non-compete payment of approximately $2.9 million.

      Under each of Messrs. Fischel and Carlton’s employment and non-competition agreements, a sale of all or a majority of our or Lexecon’s assets or business that occurs on or before December 31, 2008 will cause options granted to each of Messrs. Fischel and Carlton to purchase 1.7 million shares, respectively, of our Class A common stock to immediately vest and will entitle Messrs. Fischel and Carlton to receive the same consideration received by other stockholders in any transaction (net of the exercise price of $0.35 per share for 1.5 million shares and $0.625 per share for 200,000 shares underlying the options granted to each of Messrs. Fischel and Carlton), or to exercise the options and retain or exchange the shares of Class A common stock free of any restriction or risk of forfeiture, if and to the extent other stockholders are permitted to retain or exchange shares of Class A common stock in any such transaction.

      The asset sale may entitle Michael P. Muldowney, our chief operating officer and chief financial officer, to resign his positions with us and receive continuing salary payments for one year.

      From time to time since January 1998, Knowledge Universe or one of its affiliates has loaned us operating capital pursuant to three debentures. In addition, Knowledge Universe is a junior participant in our senior credit facility. As of October 1, 2003, we owe an aggregate of approximately $54.1 million, including accrued and unpaid interest, to Knowledge Universe and its affiliates under the debentures. If the asset sale is completed, these parties will be repaid in full, including their accrued and unpaid interest, as required under their respective loan agreements. In addition, as part of the consideration for some of the loans made by Knowledge Universe, we issued warrants to Knowledge Universe to purchase 250,000 shares of our Class A common stock at an exercise price of $8.00 per share. These warrants will remain outstanding following the asset sale and any repayment of the amounts owing to Knowledge Universe and its affiliates. These warrants will expire on December 31, 2003.

      Knowledge Universe and Nextera Enterprises Holdings hold an aggregate of 8,810,000 shares of our Class A common stock, par value $0.001 per share, 3,844,200 shares of our Class B common stock, par value $0.001 per share, and 41,828 shares of our Series A cumulative convertible preferred stock, par value $0.001 per share, which together represent approximately 71.5% of the total voting power of our capital stock. Each of these entities has agreed with FTI Consulting and the Buyer to vote all of the shares of Class A common stock, Class B common stock and Series A preferred stock it holds in favor of the Asset Sale Proposal. Because 71.5% of the total voting power of our capital stock is more than the majority vote required to approve the Asset Sale Proposal, these entities can cause the approval of the Asset Sale Proposal without the affirmative vote of any of our other stockholders.

Opinions of Our Financial Advisor

      General. Our board of directors engaged the services of Houlihan Valuation Advisors as its independent financial advisor in connection with the asset sale. Houlihan Valuation Advisors rendered a written fairness opinion to the effect that the consideration to be received by us in exchange for the assets of the Sellers in asset sale is fair to us, to the Sellers, and to our stockholders from a financial point of view. In the addition, our board of directors requested that Houlihan Valuation Advisors render a written opinion as to whether, assuming the asset sale is consummated as proposed, immediately after and giving effect to asset sale: (1) on a pro forma basis after giving effect to the transaction, the fair market value and present fair saleable value of our assets would exceed our stated liabilities and identified contingent liabilities, (2) we should be able to pay our debts as they become due in the usual course of our business, and (3) our remaining capital after the asset sale would not be unreasonably small for the business in which we are engaged or propose to conduct following the consummation of the asset sale. The solvency opinion also included an opinion that the purchase price in the asset sale constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers. We refer to the fairness opinion and the solvency opinion collectively as the “opinions.”

      We have not imposed any conditions or limitations on the scope of Houlihan Valuation Advisors’ investigations or methods and procedures to be used in rendering the opinions. We have agreed to indemnify Houlihan Valuation Advisors against certain liabilities arising out of our engagement.

      The full text of Houlihan Valuation Advisors’ opinions, dated September 21, 2003, which set forth among other things, the assumptions made, factors considered and limitations upon the review undertaken by Houlihan Valuation Advisors in rendering its opinions, are attached as Annex C to this proxy statement and incorporated herein by reference. You are urged to read the opinions carefully and in their entirety. Houlihan Valuation Advisors’ opinions were addressed to our board of directors and to the boards of directors of the Sellers and relate only to the fairness, from a financial point of view, of the asset sale and our solvency following the asset sale. The opinions do not address any other aspect of the asset sale nor do they constitute a recommendation to any stockholders as to how to vote with respect to the Asset Sale Proposal or any other matter thereto, and should not be relied upon by any stockholder as such.

      Experience of Houlihan. We selected Houlihan Valuation Advisors because of its familiarity with our company and its reputation and experience in the areas of valuation and financial advisory services. Houlihan Valuation Advisors is regularly engaged in the valuation of businesses and their securities in connection with a variety of business combination transactions, as well as for estate, tax, corporate, litigation and other purposes. Houlihan Valuation Advisors’ staff includes chartered financial analysts, certified public accountants and accredited senior appraisers with the American Society of Appraisers.

      Materials Reviewed. In preparing the opinions, Houlihan Valuation Advisors reviewed and analyzed, among others, the following:

•	a draft, dated September 19, 2003, of the asset purchase agreement;

•	our recent public filings, including our Annual Report and Form 10-K filings for the year ended December 31, 2002, and our Form 10-Q filings for the quarters ended March 31 and June 30, 2003;

•	our audited financial statements for the years ended December 31, 1998 through 2002 and unaudited internally prepared financial statements for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

•	unaudited internally prepared financial statements for Lexecon and its subsidiaries for the years ended December 31, 1999 through 2002, audited financial statements for Lexecon and its subsidiaries for the year ended December 31, 2002, and unaudited internally prepared financial statements for Lexecon and its subsidiaries for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

•	financial projections for Lexecon and its subsidiaries for the remainder of the year ended December 31, 2003 and the year ending December 31, 2004;

•	certain publicly available data, including data on the Sellers’ industry, certain publicly traded companies within the industry, and transactions of companies within the industry.

      In addition, Houlihan Valuation Advisors met with members of our management and management of the Sellers, had discussions with certain of our advisors, conducted a site visit to our and the Sellers’ facilities, reviewed the trading volumes and prices of our common stock, and conducted such other studies, analyses and inquiries as it deemed appropriate.

      In rendering the opinions, Houlihan Valuation Advisors took into account general economic, monetary, political, market and other conditions as well as its experience in connection with similar transactions and securities valuation generally. Houlihan Valuation Advisors did not independently verify the accuracy and completeness of the information supplied to it with respect to us or the asset sale and does not assume any responsibility with respect to that information. Houlihan Valuation Advisors has further relied on assurances of management that they are not aware of any facts that would make such financial or other information to such entities inaccurate or misleading and that there have been no material changes in financial condition and operating results in relation to our currently existing operations and those of the Sellers since the latest financial statements provided.

      While Houlihan Valuation Advisors was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the capital stock or assets of the Sellers, Houlihan Valuation Advisors did interview our investor banker with regard to the results of the solicitation of other potential acquirors which it took into consideration in providing the fairness opinion.

      Analysis and Conclusions. In preparing the opinions, Houlihan Valuation Advisors analyzed the asset sale and the value of the consideration to be received by us in connection with the asset sale. Houlihan Valuation Advisors compared its valuation of the asset sale consideration to its determination of the current fair value of the assets to be sold by the Sellers. In preparing the solvency opinion, Houlihan

Valuation Advisors compared the consideration to be received by us to all of our stated and identified contingent liabilities.

      In its determination of the fair value of the assets of the Sellers to be sold, Houlihan Valuation Advisors took into consideration the income and cash flow generating capability of Lexecon and its subsidiaries and determined our value and our assets as a going concern.

      Our current value was determined primarily utilizing various market multiple approaches and a discounted cash flow approach. The market approaches consider the sales price of similar business enterprises relative to the earnings and/or cash flow of those enterprises. The market multiples thus derived are applied to the subject company’s normalized level of earnings and/or cash flow after being adjusted for the riskiness of the subject company relative to the comparative companies. The discounted cash flow approach involves determining the net present value of expected future cash flows to be derived from the subject company’s business utilizing a discount rate that reflects the risks inherent in receiving those cash flows.

      In apply the market approaches, Houlihan Valuation Advisors analyzed market multiples of public companies involved in the Sellers’ industry and transaction multiples of acquisitions of closely held companies. Houlihan Valuation Advisors calculated market multiples for public companies based on the market value of total invested capital (the market capitalization of equity plus interest bearing debt) divided by latest revenues, and projected latest 12 months’ and latest fiscal year-end earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization. Houlihan Valuation Advisors also calculated acquisition multiples for the industry transactions based on the acquisition price divided by latest fiscal year end and latest 12 months’ revenues, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization, respectively, at the time of the acquisitions. Based on an analysis of these companies relative to the Sellers, Houlihan Valuation Advisors selected a 1.7 times multiple of revenues; a 9.0 times multiple of earnings before interest and taxes; and an 8.0 times multiple of earnings before interest, taxes, depreciation and amortization to apply to the respective latest 12 months’ levels for the Sellers. These yielded indications of value for the Sellers in the range of $121.1 million to $125.8 million.

      The Sellers’ projected financial results for fiscal 2003 and fiscal 2004 were the basis for anticipated cash flows to be used in the discounted cash flow approach. The projected financial results indicated total revenues of approximately $71.1 million for the full year in fiscal 2003 and approximately $74.3 million in 2004, with earnings before interest and taxes of approximately $13.2 million and $15.3 million in fiscal 2003 and 2004, respectively. The Sellers’ projections were prepared on a debt-free basis, without consideration to our indebtedness that will not be assumed by the Buyer, and did not include our corporate overhead expenses.

      Houlihan Valuation Advisors then grew the revenues at a compound annual growth rate 4.5 percent through fiscal 2007 and determined future cash flows based on historical relations of costs and capital needs relative to revenues. Projected cash flows were discounted to the present value using a weighted average cost of capital based on the required rate of return on equity for an investment with the risk characteristics and the borrowing capacity of the Sellers. Applying a required rate of return (weighted average cost of capital) in the range of 12.0 to 13.0 percent to projected net cash flows yielded a value for the assets and liabilities related to the Sellers’ business in the range of $109.0 to $138.2 million, with a central tendency of approximately $121.7 million

      Houlihan Valuation Advisors compared the value of the consideration to be received by the Sellers in the asset sale to Houlihan Valuation Advisors’ determination of the fair value of the assets of the Sellers and determined that the proceeds to be received in the asset sale were within a reasonable range of the fair value of the assets to be sold in the asset sale.

      Based on these and other considerations, Houlihan Valuation Advisors concluded that the asset sale was fair to us, to the Sellers, and to our stockholders from a financial point of view

      Houlihan Valuation Advisors also compared the net proceeds to be received in the asset sale plus any of our remaining assets to our stated liabilities and identified contingent liabilities. This analysis indicated following the asset sale, the net proceeds to be received plus remaining assets would exceed stated liabilities and identified contingent liabilities (including preferred stock liquidation preference) by an amount of at least $9.0 million, and potentially as much as $14.0 million depending on the amount by which certain liabilities may be negotiated downward and the amount by which senior debt obligations can be paid off between a current date and the date of the closing of the asset sale.

      Accordingly, Houlihan Valuation Advisors concluded that, assuming the asset sale has been consummated as proposed, immediately after and giving effect to the asset sale: (1) on a pro forma basis after giving effect to the transaction, the fair market value and present fair saleable value of our assets will exceed our stated liabilities and identified contingent liabilities, (2) we should be able to pay our debts as they become due in the usual course of our business, and (3) the capital remaining in the Company after the Transaction would not be unreasonably small for the business in which we are engaged or propose to conduct following the consummation of the asset sale. In addition, Houlihan Valuation Advisors concluded that the purchase price in the asset sale constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers.

Conduct of Business Following the Asset Sale

      After the closing of the asset sale, we expect to have approximately $15.0 to $17.0 million of unreserved cash and a net operating loss carryforward of approximately $30.0 million, the utilization of which is subject to the generation of future taxable income and subject to limitations under the Internal Revenue Code relating to changes in the ownership of our stock. We intend to review opportunities with the goal of maximizing our resources and increasing stockholder value. At this time, we believe that an increase in stockholder value will be best obtained through the acquisition of one or more on-going businesses or operations. To that end, we intend to retain an investment banking firm to assist us in the identification and selection of appropriate acquisition and merger candidates. We do not intend to liquidate, dissolve or otherwise make any distribution of the net proceeds of the asset sale to our stockholders.

      We believe that stockholder value in the net proceeds from the asset sale and our net operating loss carryforward will be best maximized by using a combination of the cash remaining from the asset sale, equity and debt securities and our net operating loss carryforward to acquire an operating business. We anticipate that the pool of optimal acquisition and merger candidates will include private and public, middle-market companies with an enterprise value of approximately $30 to $70 million. We intend to explore and identify possible acquisition targets that can better use our cash and net operating loss carryforward to maximize stockholder value and provide a greater return on our assets than simply making a liquidating distribution following the asset sale. The current state of the public equity markets has limited the ability of many middle market companies to access capital, and we believe that an existing publicly traded entity could be an attractive vehicle to a private middle market company.

Where You Can Find Additional Information

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders are advised to review these filings for additional information about our company. You may read and copy any reports, statements or other information that we file at the SEC public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, at prescribed rates. SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Information contained in the SEC’s website is not incorporated by reference into this proxy statement.

      You should rely only on the information contained in this proxy statement to vote on the adoption of the Asset Sale Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October [     ], 2003. You should not assume that the information in this proxy statement is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

Appraisal and Dissenters’ Rights

      Under applicable Delaware Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the asset purchase agreement or the asset sale and we will not independently provide our stockholders with any such rights.

Regulatory Approvals

      The asset purchase agreement is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission to determine if it complies with applicable antitrust laws. Under the Hart-Scott-Rodino Act, the asset sale may not be completed prior to the expiration of statutory waiting periods. To comply with the Hart-Scott-Rodino Act, we and FTI Consulting filed notification reports with the Department of Justice and Federal Trade Commission shortly after entering into the asset purchase agreement. Other than under the Hart-Scott-Rodino Act, the asset sale is not subject to the approval of any state or federal regulatory agency or governmental body.

Board Recommendation

      Our board of directors has determined that the Asset Sale Proposal is advisable and in our best interest and the best interest of our stockholders and has directed that it be submitted to our stockholders for their approval. Our board of directors unanimously recommends that you vote in favor of the Asset Sale Proposal.

ANNEX A

ASSET PURCHASE AGREEMENT

by and among
FTI CONSULTING, INC.,
LI ACQUISITION COMPANY, LLC,
NEXTERA ENTERPRISES, INC.,
LEXECON INC.,
CE ACQUISITION CORP.
and
ERG ACQUISITION CORP.
Dated: September 25, 2003

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-ii-

-iii-

Page

SECTION 13.7.	COUNTERPARTS	A-40
SECTION 13.8.	GENDER	A-40
SECTION 13.9.	REMEDIES OF BUYER	A-40
SECTION 13.10.	NO PERSONAL LIABILITY	A-40
SECTION 13.11.	GOVERNING LAW	A-41
SECTION 13.12.	DEFINITIONS	A-41

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ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this “Agreement”) is made as of September 25, 2003, by and among FTI Consulting, Inc., a Maryland corporation (“FTI”), LI Acquisition Company, LLC, a Maryland limited liability company and a wholly-owned subsidiary of FTI (“Buyer”), Nextera Enterprises, Inc., a Delaware corporation (“Nextera”), Lexecon Inc., an Illinois corporation and a wholly-owned subsidiary of Nextera (“Lexecon”), CE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon (“CE”), and ERG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon (“ERG” and, together with Lexecon and CE, collectively, the “Sellers”). FTI, Buyer, Nextera and Sellers are hereinafter sometimes referred to herein as the “Parties”.

PRELIMINARY STATEMENTS

      A.     Sellers are in the business of providing economics consulting services, including litigation support, public policy studies and business consulting (the “Business”).

      B.     Sellers and Nextera desire to sell and Buyer desires to purchase substantially all the assets of Sellers and Nextera used in the Business and assume the Assumed Liabilities, on the terms and conditions set forth in this Agreement.

      C.     Concurrently with the execution of this Agreement, certain stockholders have executed and delivered to Buyer the voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

      D.     Certain defined terms used in this Agreement are defined in Section 13.12 below.

      NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

ASSETS TO BE PURCHASED

      SECTION 1.1.     Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and assume from Sellers, all right, title and interest of Sellers at the Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Sellers of every kind, nature and description, real, personal and mixed, tangible and intangible, known or unknown, wherever located that are owned or used by Sellers, including, without limitation Sellers’ Cambridge, Massachusetts (both Harvard Square and Kendall Square) and Chicago, Illinois operations, related to or used by or in the Business, and including, without limiting the generality of the foregoing, but excluding the Excluded Assets:

(a) All rights and claims under leases of real property used in the Business, including those described on Schedule 1.1(a), along with all improvements, appurtenant rights, easements and privileges appertaining or relating thereto (the “Real Property Leases”);

(b) All equipment, furniture, supplies, including, to the extent assignable by Sellers, off-the-shelf software and other tangible personal property used in or by the Business and owned or used by Sellers (the “Personal Property”);

(c) All claims and rights, including refunds, under court approved retentions, contracts, agreements, contract rights, license agreements, franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, leases, the existing “key man” insurance policies listed on Schedule 1.1(c), arrangements, and understandings of Sellers or Nextera related to the Business, whether oral or written, to which Sellers or Nextera is a party, in each case, to the extent assignable by Sellers or Nextera (whether or not legally bound thereby) (the “Contracts”);

(d) All client work and client work product related to the Business that has been performed or is in the process of being performed on the Closing Date, which has not yet been completed or has not yet been billed and which is reasonably expected to be ultimately billed in the ordinary course of business (the “Work-In-Process”);

(e) All automobiles and other vehicles used in or by the Business and owned or used by Sellers;

(f) All franchises, licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other Governmental Authority or body related to the Business, including those described on Schedule 1.1(f) (the “Permits”);

(g) All (i) patents and patent applications (collectively, “Patents”); (ii) trademarks, service marks, logos, symbols, and trade names and all goodwill associated therewith (collectively, “Marks”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) except as described on Schedule 1.1(g), trade secrets, processes, proprietary knowledge (collectively, “Trade Secrets”); (v) except as described on Schedule 1.1(g), computer programs and software, (collectively, “Software”); and (vi) licenses, sublicenses or agreements in respect thereof which Sellers own or have the right to use or to which Sellers are a party and which are used by or in connection with the Business (collectively “Licenses” and together with the Patents, Marks, Copyrights, Trade Secrets and Software, the “Proprietary Rights”), including, in each case, those described on Schedule 1.1(g);

(h) All claims and rights under leases of equipment, vehicles or other tangible personal property used in or by the Business, including those described on Schedule 1.1(h) (the “Personal Property Leases”);

(i) Except for the Withheld Receivables, all accounts and notes receivable, investments, deposits and prepaid expenses related to the Business (the “Receivables”);

(j) All marketable and non-marketable securities and other investments, all rights in any funds of any nature (including, without limitation, funds relating to vacation pay, workers’ compensation, unemployment compensation and other employee benefits), utility deposits, deposits under Real Property Leases owned by Sellers and related to the Business, wherever maintained or held, but excluding any letters of credit posted by Sellers or Nextera as deposits under such Real Property Leases;

(k) All rights of Sellers or Nextera under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold, services provided, or property leased to Sellers or Nextera related to the Business or made by Sellers or Nextera in connection with services performed by Sellers related to the Business, or affecting the property, machinery or equipment used in or by the Business (the “Warranties”);

(l) All causes of action, judgments and claims or demands against others of whatever kind or description related to the Business (the “Claims”);

(m) All books of account, customer lists, price lists, correspondence, data, sales literature, sales data, accounting information relating to the Business, client files (for active and inactive matters), books and records, files, personnel files of Sellers’ employees who are employed by Buyer from and after the Closing, data bases, manuals, e-mails, ledgers, papers and records and tax returns, in whatever form or medium related to the Business (the “Business Records”);

(n) All goodwill related to the Business (the “Goodwill”);

(o) All telephone numbers, e-mail addresses, websites, domain names, servers and networks for any of Sellers’ offices or facilities related to the Business, including, without limitation, the telephone numbers, e-mail addresses, domain names, websites, servers and networks listed on Schedule 1.1(o);

(p) All assets associated with the Assumed Employment Liabilities; and

(q) Except for the Excluded Assets (as defined in Section 1.2), all other property owned or used by Sellers or Nextera, whether tangible or intangible, used by or in the Business and located at any of the offices or facilities described on Schedule 1.1(a), whether or not reflected on any balance sheets of Sellers or Nextera.

The foregoing, which (except for the Excluded Assets) are hereinafter referred to as the “Assets,” comprise substantially all of the property and assets used in the conduct and operation of the Business as of the date of this Agreement, and shall include all assets acquired in the ordinary course of the Business between the date of this Agreement and the Closing Date. At Closing, Sellers shall convey to Buyer good and marketable title to the Assets that are owned by Sellers and good title to the Assets that are not owned by Sellers, free and clear of all Encumbrances, except as expressly provided herein to the contrary.

      SECTION 1.2.     Excluded Assets. There shall be excluded from the definition of Assets, and there shall be no conveyance, sale, transfer, assignment or delivery to Buyer of:

(a) All corporate minutes books, stock records, corporate seals, and treasury shares of Sellers (all of which shall be subject to Buyer’s right to inspect and copy);

(b) Items disposed of between signing and Closing in the ordinary course of business consistent with this Agreement, and those items listed on Schedule 1.2(b);

(c) All Withheld Receivables;

(d) All capital stock of CE and ERG;

(e) All consideration received by Sellers or Nextera in the transactions contemplated by this Agreement;

(f) The Internet website found at the uniform resource locator www.nextera.com and all related websites, but excluding any websites listed on Schedule 1.1(o);

(g) Copies of all records that are transferred to Buyer; and

(h) All Seller Plans and Non-Compete Agreements and all assets associated with the Seller Plans or the Non-Compete Agreements.

All of the assets excluded from the definition of Assets pursuant to this Section 1.2 are hereinafter collectively referred to as the “Excluded Assets.”

      SECTION 1.3.     Consent to Assignment of Certain Assets. Schedule 1.3 lists and describes all Assets which are non-assignable or the assignment of which pursuant hereto requires the consent of any other party as well as all consents of any Governmental Authority required to be obtained in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Sellers and Nextera shall each use their commercially reasonable efforts, and Buyer shall reasonably cooperate with Sellers and Nextera, to obtain the consent of such other party to an assignment to Buyer; provided, that neither Nextera nor any of Sellers will be required to pay any consent fees, commence any litigation or make any other concessions to any person in order to obtain any such consent. If such consent is not obtained, Sellers and Nextera shall cooperate with Buyer, in all material respects, to provide for Buyer the benefits of such Assets including, without limitation, enforcement for the account and benefit of Buyer of any and all rights of Sellers or Nextera against any other Person with respect to such Assets.

ARTICLE II

ASSUMPTION OF OBLIGATIONS

      SECTION 2.1.     Assumption of Certain Obligations. Subject to the provisions of this Agreement, from and after the Closing Date, Buyer shall assume the following liabilities and obligations of Sellers, to the extent the same have not been discharged or satisfied prior to the Closing Date (the “Assumed Liabilities”):

(a) The ordinary operating liabilities of Sellers related to the Business that are due and payable after the Closing;

(b) The future payment and performance of the obligations accruing and arising after the Closing Date relating to the Assets, including, without limitation, customer contracts, Real Property Leases, Personal Property Leases, Permits and other Contracts assigned to Buyer at the Closing;

(c) The Assumed Employment Liabilities; and

(d) Liabilities and obligations arising out of the Assets or related to the Business, but only to the extent such liabilities and obligations arise or are first required to be performed after the Closing Date.

      SECTION 2.2.     Excluded Liabilities; Buyer Not Successor.

      (a) Except as expressly provided to the contrary in Section 2.1 above, Buyer shall not by the execution and performance of this Agreement, or otherwise under any circumstance, assume or otherwise be responsible for any Liability or obligation of any nature of Nextera or Sellers, or claims of such Liability or obligation, including, without limitation, those arising from: (i) all Taxes of any kind whatsoever arising from the Assets or operation of the Business, but only to the extent attributable to any Pre-closing Tax Period; (ii) any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any Real Property Leases, Permits, Personal Property Leases or other Contracts of Sellers or Nextera (whether written or oral); (iii) any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a violation of the requirements of any Governmental Authority or of the rights of any third person, including, without limitation, requirements relating to the reporting or payment (or both) of federal, state, local or foreign income, property or other Taxes; (iv) Indebtedness of Sellers or Nextera; (v) any environmental Liabilities (including without limitation any environmental Liabilities related to the disclosures contained on Schedule 5.23), Liabilities for death or destruction of property or any Liabilities for breach of warranties of Sellers or Nextera in the provision of services or any Liabilities or any Liabilities for acts or omissions of Sellers or Nextera or their employees prior to the Closing Date, in each case arising from events or occurrences which occurred prior to the Closing Date; (vi) any Seller Plan Liabilities that are not Assumed Employment Liabilities; (vii) any Liabilities, other than Assumed Employment Liabilities, that arise under Sellers’ non-compete and employment agreements with Daniel Fischel, Dennis Carlton, Joseph Kalt and Jerry Hausman and any other employee of Sellers or Nextera, including, without limitation, any and all non-compete payments payable thereunder and the non-compete payments listed on Schedule 9.19 (including any and all possible payments relating to all future extensions thereof except extensions made by FTI or Buyer) (the “Non-compete Agreements”); (viii) any Liabilities accruing on or prior to the Closing relating to Sellers’ employment or termination of Sellers’ employees that are not Assumed Employment Liabilities; (ix) any liability arising out of any Litigation pending on the Closing Date, whether or not disclosed to Buyer; and (x) any other claims of any kind whatsoever or any other Liabilities of Sellers or Nextera, direct or indirect (collectively, the “Excluded Liabilities”).

      (b) Except as expressly provided in Section 2.1 above, the Parties agree that Buyer shall not be the successor to Sellers. Sellers shall retain, pay, perform and discharge the Excluded Liabilities.

ARTICLE III

PURCHASE PRICE

      SECTION 3.1.     Consideration. In consideration for the Assets and in full payment therefor: (a) Buyer shall assume the Assumed Liabilities as provided in Section 2.1 of this Agreement, (b) Buyer shall pay or caused to be paid to Sellers, in accordance with Section 3.2(a), an amount in cash equal to One Hundred Thirty Million Dollars ($130,000,000) and (c) Buyer shall pay or caused to be paid to Sellers, in accordance with Section 3.2(c), the amount of the Medical Plan Payment (with the items referred to in clauses (a), (b) and (c) being referred to collectively as the “Purchase Price”).

      SECTION 3.2.     Payment. At the Closing:

(a) Buyer shall pay to Sellers the amount set forth in Section 3.1(b), less the Escrow Amount and less any Estimated Working Capital Discrepancy Amount required pursuant to the last phrase of Section 3.5(d) (such net amount, the “Cash Closing Amount”), in immediately available cash funds by wire transfer to an account designated by Sellers at least five (5) days prior to the Closing; provided that the Cash Closing Amount shall be reduced by the amount paid by Buyer, on behalf of Sellers and Nextera, to repay and discharge in full the Indebtedness of Sellers referenced in clauses (i), (ii), (iv) and (viii) of the definition of Indebtedness.

(b) Buyer shall deposit the Escrow Amount into a third party escrow account with a third party escrow agent and the parties and such escrow agent shall execute an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). Sellers, on the one hand, and Buyer, on the other hand, agree to each pay one-half of any fees or charges under the Escrow Agreement.

(c) Buyer shall pay to Sellers the Medical Plan Payment in immediately available cash funds by wire transfer to an account designated by Sellers at least five (5) days prior to the Closing.

      SECTION 3.3.     Purchase Price Allocation. The parties hereby agree that the Purchase Price shall be allocated to the Assets and Assumed Liabilities in the manner agreed to by the Parties in writing prior to the Closing Date. The Parties covenant and agree to file all federal, state, local and foreign tax returns in accordance with such allocations and to report the Closing as a taxable transaction.

      SECTION 3.4.     Transfer Taxes. All transfer, gains, sales, bulk sales, use and similar conveyance Taxes imposed by reason of the transactions contemplated hereby and any deficiency, interest or penalty asserted with respect thereto shall be paid in accordance with local law and custom.

      SECTION 3.5.     Closing Balance Sheet; Accounts Receivable; Escrow Amount.

      (a) Sellers have delivered to FTI and Buyer a schedule of Sellers’ consolidated Working Capital for the fiscal quarters ended June 30, 2001 through June 30, 2003 (the “Working Capital Schedule”). The Working Capital Schedule has been prepared by Sellers in good faith, in accordance with GAAP on a pro forma basis from the books and records of Sellers, fairly presents in all material respects the consolidated Working Capital of Sellers for the time periods indicated and excludes the Excluded Liabilities.

      (b) No later than five (5) days prior to the Closing Date, Sellers shall (i) prepare and deliver to Buyer an estimated consolidated balance sheet of Sellers dated as of the estimated date of Closing (the “Estimated Closing Balance Sheet”) and a calculation of Sellers’ estimated Working Capital as of the Closing Date (the “Estimated Closing Working Capital”), (ii) designate in writing the accounts receivable from one or more of the customers listed on Schedule 13.12 that shall be “Withheld Receivables” hereunder and (iii) designate in writing the amount of such Withheld Receivables. Following delivery of the Estimated Closing Balance Sheet and Sellers’ Withheld Receivables designations, Buyer will have the right to make reasonable inquiries regarding the Estimated Closing Balance Sheet and the amount of Sellers’ Withheld Receivables, and Sellers shall use commercially reasonable efforts prior to the Closing Date to provide to Buyer such additional information and answers to such inquiries. The Estimated Closing Balance Sheet shall be prepared in good faith in accordance with GAAP on a pro forma basis in a manner consistent with the Working Capital Schedule and shall represent Sellers’ good faith estimate of the assets and liabilities of the Business to be transferred to Buyer at the Closing and fairly present in all material respects the estimated financial position of such Business as of the Closing Date. The calculation of Estimated Closing Working Capital shall be made in good faith based on the Estimated Closing Balance Sheet.

      (c) Following the Closing, subject to Section 3.5(d) below, Buyer shall notify each client with accounts receivable designated by Sellers as Withheld Receivables and instruct such client to pay and deliver the Withheld Receivables to Nextera or Sellers in the manner reasonably requested by Sellers and shall promptly (and in any event within five (5) Business Days) forward to Nextera the amount of any Withheld Receivables received by Buyer following such instructions.

      (d) If the Estimated Closing Working Capital is less than Six Million, Five Hundred Twenty-Two Thousand, Eight Hundred Dollars ($6,522,800) (the “Working Capital Target”), then accounts receivable equal to the amount by which the Working Capital Target exceeds the Estimated Closing Working Capital (the “Estimated Working Capital Discrepancy Amount”) shall be deducted from the Withheld Receivables (by transferring such Receivables to Buyer at Closing) until exhausted and then from the Purchase Price, not to exceed the Estimated Working Capital Discrepancy Amount in the aggregate. Solely for the purpose of determining the Estimated Closing Working Capital and the Closing Working Capital, the Parties agree that an amount equal to one-half ( 1/2) of the Seller Plan Payments shall be deemed to be a Current Liability and included in the calculation of Estimated Closing Working Capital and the Closing Working Capital under this Section 3.5.

      (e) During the one hundred twenty (120)-day period immediately following the Closing Date (the “Collection Review Period”), FTI shall:

(i) (A) use its commercially reasonable efforts to collect all accounts receivable represented on the Estimated Closing Balance Sheet as accounts receivable or as revenues earned on the date of the Estimated Closing Balance Sheet but not invoiced by Sellers on such date, provided, however that neither FTI nor Buyer shall be required to pay any fees, commence any litigation or make any other concessions to any person in performing such activities, and (B) provide notice to Sellers of any determination by FTI or Buyer that any accounts receivable represented on the Estimated Closing Balance Sheet are uncollectible, any such determination to be made by Buyer acting in good faith; and

(ii) during the first sixty (60) days of the Collection Review Period, cause its employees or Ernst & Young LLP to prepare and deliver to Nextera and Sellers (i) an actual consolidated balance sheet of Sellers as of the Closing Date (the “Closing Date Balance Sheet”) prepared in good faith in accordance with GAAP on a pro forma basis in a manner consistent with the Working Capital Schedule and the Estimated Closing Balance Sheet, which shall represent FTI’s and Buyer’s good faith estimate of the assets and liabilities of the Business as of the Closing Date and fairly present in all material respects the financial position of such Business as of the Closing Date, (ii) a calculation of Sellers’ Working Capital as of the Closing Date (the “Closing Working Capital”), which shall be determined in good faith based on the Closing Date Balance Sheet and (iii) a calculation of the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), each determined in good faith in accordance with Section 3.5(f).

      (f) If the sum of the Closing Working Capital plus the Estimated Working Capital Discrepancy Amount (if any) is less than the Working Capital Target, then Sellers and Buyer shall make a joint instruction to the Escrow Agent to deliver to Buyer such portion of the Escrow Amount as is equal to the amount by which the sum of the Closing Working Capital plus the Estimated Working Capital Discrepancy Amount (if any) is less than the Working Capital Target (the “Closing Working Capital Discrepancy Amount”). If the Closing Working Capital exceeds the Working Capital Target, Buyer shall immediately repay to Sellers any Estimated Working Capital Discrepancy Amount deducted pursuant to Section 3.5(d) (the “Discrepancy Repayment”) in immediately available cash funds by wire transfer to the account designated by Sellers under Section 3.2(a).

      (g) At the end of the Collection Review Period, FTI and Buyer shall make and deliver to Nextera and Sellers a determination of the amount of the specific accounts receivable represented on the Estimated Closing Balance Sheet (such accounts receivables represented on the Estimated Closing Date Balance Sheet being the “Base Receivables”) that remain uncollected at the end of the Collection Review Period and that FTI and Buyer determine, acting in good faith, to be still collectible (the “Collectible Accounts Receivable Determination”). Thereafter:

(i) if (D + E) is less than (A - B - C) [with such factors as defined below], then, unless Nextera or Sellers dispute any portion of such Collectible Accounts Receivable Determination in accordance with Section 3.5(h), Sellers and Buyer shall make a joint instruction to the Escrow Agent (or either Party may submit the Accounting Referee determination, as the case may be) to deliver to Buyer such portion of the Escrow Amount as is equal to the dollar amount (not to exceed the balance of the Escrow Account) by which (D + E) is less than (A - B - C); and

(ii) if (D + E) is greater than or equal to (A - B - C), then Buyer and FTI shall not be entitled to receive any amounts from the Escrow Account with respect to the collectibility or uncollectibility of the Base Receivables;

in each of (i) and (ii) above, where:

A = Aggregate amount of Base Receivables;

B = Specific reserves set forth on the Estimated Closing Balance Sheet with respect to the Base Receivables;

C = General reserve for doubtful accounts set forth on the Estimated Closing Balance Sheet;

D = Aggregate collections with respect to the Base Receivables during the Collection Review Period; and

E = Aggregate amount of not yet collected Base Receivables for which Buyer and FTI have made a Collectible Accounts Receivable Determination.

      By way of example only, if at the Closing, A = $21,000,000, B = $2,000,000 and C = $1,000,000, and if at the end of the Collection Review Period D = $15,000,000 and E = $4,000,000, then D + E = $19,000,000, and A - B - C = $18,000,000, then Buyer and FTI shall not be entitled to receive any amounts from the Escrow Account with respect to the collectibility or uncollectibility of the Base Receivables.

      (h) If Nextera or Sellers in good faith disagree with (i) the Collectible Accounts Receivable Determination or (ii) any portion of the Closing Date Balance Sheet, the Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), then Sellers may until ten (10) Business Days after receipt of the Collectible Accounts Receivable Determination (in the case of a disagreement related to the Collectible Accounts Receivable Determination) or the Closing Date Balance Sheet (in the case of a disagreement related to the Closing Date Balance Sheet, the Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any)), deliver a written notice to FTI setting forth in reasonable detail its disagreement and the basis of such a disagreement. If no such notice of disagreement is timely delivered, then any Collectible Accounts Receivable Determination, on the one hand, and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) and the Discrepancy Repayment (if any), on the other hand, shall be final and binding on the Parties hereto.

      (i) If a notice of disagreement shall be timely delivered pursuant to Section 3.5(h), then Nextera and FTI shall, during the ten (10) Business Days following such delivery, use commercially reasonable efforts to seek in good faith to reach agreement on the disputed items. If such an agreement is reached during this period, the Parties’ agreement regarding any Collectible Accounts Receivable Determination, on the one hand, and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working

Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), on the other hand, shall be final and binding on the Parties. If Nextera and FTI are unable to reach such agreement, the New York City office of BDO Seidman (the “Accounting Referee”) shall be retained to review promptly this Agreement and the disputed items or amounts. In connection therewith, the Accounting Referee shall promptly review this Agreement and shall consider only those items or amounts in dispute. The Accounting Referee shall deliver to Nextera and FTI as promptly as practicable, and within thirty (30) days after being referred the matter, a report setting forth its adjustments (if any) to any Collectible Accounts Receivable Determination and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), as applicable, and the calculations supporting such determinations. The Collectible Accounts Receivable Determination and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), each as adjusted pursuant to such report shall be final and binding on the Parties hereto and shall be submitted to the Escrow Agent with specific instructions from the Accounting Referee to release funds from the escrow account, the amount of such funds and the Party to receive such funds. The non-prevailing Party shall pay the fees and expenses of the Accounting Referee; provided, however, that in the event of a compromise between the positions of the Parties, such fees and expenses shall be prorated based on the relative success of the Parties in prevailing on their respective positions.

      (j) Buyer agrees that it shall have no recourse for any amounts under Sections 3.5(f), (g), (h), or (i) in excess of the Escrow Amount, and Buyer’s only source for any such recourse shall be against the Escrow Amount in accordance with this Section 3.5. Notwithstanding the foregoing, Nextera and Sellers acknowledge that nothing in this Section 3.5(j) shall limit Buyer’s rights under Article XI for breaches of Nextera’s and Sellers’ representations and warranties contained in Article V.

      (k) Upon the expiration of the Collection Review Period, all amounts remaining in the escrow account that are not the subject of a formal dispute initiated in accordance with this Section 3.5 shall be delivered by the Escrow Agent to Nextera.

      SECTION 3.6.     Accounts Receivable and Prepaid Expenses.

      (a) Set forth in Schedule 3.6 is a schedule of the accounts receivable and prepaid expenses as of June 30, 2003, specifying the names of each account, the dates of incurrence, the face amounts thereof and, in the case of the accounts receivable, the amount of any reserve Sellers have allotted for each such account, if any.

      (b) Buyer shall use its commercially reasonable efforts to collect all such accounts receivable set forth on Schedule 3.6 prior to Buyer’s making of any Collectible Accounts Receivable Determination; it being understood that Buyer’s commercially reasonable efforts shall not require Buyer to initiate litigation to collect accounts receivable.

      (c) All revenue and expenses relating to the Assets transferred and assigned to Buyer on the Closing Date shall be prorated as of the Closing Date, except as otherwise provided herein. Sellers shall take commercially reasonable actions to notify third Persons who are obligated to make payments with respect to the accounts receivable after the Closing Date to make such payments to Buyer when due and, if Sellers receive any payment with respect to the accounts receivable on and after the Closing Date, including payments with respect to any Withheld Receivables that are transferred to Buyer in accordance with Section 3.5(d), Sellers shall promptly remit such amount to Buyer.

ARTICLE IV

CLOSING AND POST-CLOSING COOPERATION

      SECTION 4.1.     Closing. Subject to the satisfaction or waiver by the appropriate Party of all of the conditions precedent to Closing specified in Articles IX and X hereof, the consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (the

“Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022, on or before December 31, 2003, unless extended to a later date by agreement of FTI and Nextera in writing, at 10:00 a.m. local time (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the Closing Date or at such other time as the Parties hereto may mutually designate in writing.

      SECTION 4.2.     Actions of Sellers at Closing.

      (a) At the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer the Assets; and

      (b) At the Closing, and unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the documents and instruments required by Article IX hereof.

      SECTION 4.3.     Actions of Buyer at Closing.

      (a) At the Closing, Buyer shall pay Sellers the Cash Closing Amount, deposit the Escrow Amount in accordance with the Escrow Agreement and pay Sellers the Medical Plan Payment, and Buyer shall assume the Assumed Liabilities; and

      (b) At the Closing and unless otherwise waived in writing by Nextera, Buyer shall deliver the documents and instruments required by Article X hereof.

      SECTION 4.4.     Additional Acts. From time to time after the Closing, Sellers and Nextera shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer more effectively full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Assets, and Buyer shall execute and deliver such other instruments, and take such other actions as Sellers or Nextera reasonably may request, to assist Sellers and Nextera in satisfaction of any Excluded Liabilities and repayment of any Indebtedness. Sellers and Nextera shall furnish Buyer and Buyer shall furnish Sellers and Nextera with such information and documents in their possession or under their control, or which they can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and Sellers and Nextera to satisfy any Excluded Liabilities. Additionally, Sellers and Nextera shall cooperate with and use their respective reasonable best efforts to cause their respective former and present directors, managers, officers and employees to cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to the Closing in respect of the items subject to this Agreement as reasonably requested by Buyer. Buyer shall cooperate with and use their respective reasonable best efforts to cause its directors, managers, officers and employees to cooperate with Sellers and Nextera after the Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to Excluded Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEXTERA AND SELLERS

      Each of the Sellers and Nextera hereby jointly and severally represent and warrant to Buyer and FTI as follows:

      SECTION 5.1.     Corporate Organization. Lexecon is a corporation organized, validly existing and in good standing under the laws of the State of Illinois. Each of Nextera, CE and ERG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Nextera owns 100% of the issued and outstanding capital stock of Lexecon. Lexecon owns 100% of the issued and outstanding capital stock of each of CE and ERG. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance and sale or rights convertible into additional equity of any class or kind of Sellers. Each of the Sellers and Nextera has all requisite corporate power and authority to own, lease and operate its properties and conduct the Business as now being conducted. Each of the Sellers and Nextera are duly qualified to do business and are in good standing in each jurisdiction where the nature of the business conducted by them or the property they own, lease or operate requires any of them to qualify to do business as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of each jurisdiction in which both Sellers and Nextera are qualified to do business. Except as set forth on Schedule 5.1, none of Sellers nor Nextera has received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that any of Sellers or Nextera is required to be qualified or otherwise authorized to do business therein, in which any of Sellers or Nextera has not qualified or obtained such authorization. Each of the Sellers and Nextera have previously delivered to FTI complete and correct copies of Sellers’ and Nextera’s Certificates of Incorporation and all amendments thereto as of the date hereof, and their By-laws, as in effect on the date hereof (together, the “Formation Documents”), and none of Sellers nor Nextera are in default in the performance, observation or fulfillment of any provision of any such Formation Documents.

      SECTION 5.2.     Authorization of Sellers.

      (a) Each of the Sellers and Nextera has the full legal right, power and all authority to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. Except for Nextera Stockholder Approval, all necessary and appropriate corporate action has been taken by Sellers and Nextera with respect to the execution and delivery of this Agreement and the performance of their respective obligations hereunder and no other proceedings on the part of any of Sellers or Nextera is necessary to approve the Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby.

      (b) The only vote required of the holders of any class or series of Nextera’s capital stock or other equity interests necessary to adopt this Agreement and to approve the transactions contemplated hereby is the approval of the holders of a majority of the voting power of the outstanding Nextera Stock (the “Nextera Stockholder Approval”).

      (c) This Agreement has been duly and validly executed and delivered by each of the Sellers and Nextera and constitutes, and the documents to be executed and delivered at the Closing, when executed and delivered by each of the Sellers and Nextera, will constitute, valid and binding obligations of Sellers and Nextera, enforceable against each of them in accordance with their terms, subject to enforceability against Buyer and FTI and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

      SECTION 5.3.     Financial Statements.

      (a) The annual consolidated financial statements of Nextera set forth in its most recent Form 10-K filing with the SEC and the interim consolidated financial statements of Nextera set forth in filings with the SEC since the filing of its most recent Form 10-K, along with the following financial statements of the Business, which have been previously furnished to Buyer by Nextera are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of Sellers and Nextera and its subsidiaries and have been prepared in conformity with GAAP applied using an accrual basis method, and fairly present the financial condition of Sellers and the Business as of the dates stated and the results of operations and cash flows of Sellers and the Business for the periods then ended in accordance with such practices: (i) the audited balance sheet of Lexecon as of December 31, 2002, and the related consolidated statements of operations, cash flow and stockholders’ equity of Sellers for the year then ended, (ii) the audited balance sheet of Nextera as of December 31, 2001, and 2002, and the related consolidated statements of operations, cash flow and stockholders’ equity of Nextera for the years then ended (the “Annual Financial Statements”), and (iii) the unaudited balance sheet of Sellers as of June 30, 2003 attached hereto as Schedule 5.3 (the “June Balance Sheet”), and the related statement of operations for the six-month period then ended. The June Balance Sheet for the Business represents Sellers’ and Nextera’s best estimate of the assets and liabilities of the Business to be transferred to Buyer pursuant to this Agreement and fairly presents in all material respects the financial position of such Business as of June 30, 2003, and was prepared in all material respects from and is in accordance with the books and records of Sellers, Nextera and its subsidiaries and was prepared in accordance with GAAP using an accrual basis method other than footnotes required by GAAP and year-end audit adjustments. There are no material liabilities or obligations, whether contingent or absolute, direct or indirect, or matured or unmatured, of the Business which are not shown or provided for in the June Balance Sheet.

      SECTION 5.4.     Absence of Certain Changes or Events. Except as set forth on Schedule 5.4, since the Balance Sheet Date, there has not been any material adverse effect on the business, operations, results of operations, assets, properties or financial condition of the Business; excluding (i) the failure of any of the employees of Sellers other than those listed on Schedule 7.6 to accept employment with the Buyer or FTI or (ii) the effect of any delisting of the capital stock of Nextera from the Nasdaq SmallCap Stock Market (“Material Adverse Effect”). Nextera has not declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class, redemption or series of its capital stock or other equity interests. In addition to the foregoing, none of Sellers nor Nextera have:

(a) authorized or issued capital stock of Sellers or Nextera; granted any stock option or right to purchase shares of capital stock of Sellers or Nextera; issued any security convertible into such capital stock; granted of any registration rights; purchased, redeemed, retired, or otherwise acquired, by Sellers or Nextera, any shares of any such capital stock; or declared or paid any dividend or other distribution in respect of shares of such capital stock;

(b) (i) sold, leased, transferred or disposed of any material assets or rights or (ii) acquired or leased any material assets or rights;

(c) paid, discharged or satisfied any material liability, obligation or lien with respect to underlying obligations, other than payment, discharge or satisfaction of (i) Indebtedness as it matured and became due and payable; (ii) liabilities, obligations or liens in the ordinary course of business consistent with past practice; or (iii) as otherwise specifically contemplated by this Agreement;

(d) materially (i) changed any of the accounting or tax principles, practices or methods or (ii) changed reserve policies or reserves;

(e) (i) made any change in the compensation payable to any of its officers, directors, employees, consultants, agents or sales associates (other than general increases in wages to employees and/or payments to consultants, agents or sales associates in the ordinary course consistent with past practice), (ii) entered into or amended any material employment, severance, consulting, termination, other agreement or (iii) made any material change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(f) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance, unused vacation days or other employee benefit to any officer, director, employee, sales associate or affiliate, except payments and accruals made in the ordinary course consistent with past practice; (ii) adopted or paid, granted, issued, accelerated or accrued salary or other payments or benefits which include any payment in equity or cash payments pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement except, in each case, in the ordinary course; or (iii) amended in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(g) made any borrowing or agreement to borrow funds by Sellers or incurred any other obligation or liability, contingent or otherwise, which would remain as a liability of the Business following the Closing, except liabilities reflected on the June Balance Sheet; or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity which would remain as a liability of the Business following the Closing, except as reflected on the June Balance Sheet;

(h) made any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance with respect to the Assets;

(i) made any material write downs of the value of any Asset or any material write downs as uncollectible of any accounts receivable or portion thereof;

(j) made any payments (other than compensation in the ordinary course consistent with past practice), loans, advances or other distributions to, or entered into any transaction, agreement or arrangement with, any affiliates, officers, directors, employees, sales associates, stockholders or their respective affiliates;

(k) made or authorized any capital expenditures, except in the ordinary course consistent with past practice or not in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

(l) settled or compromised any material Tax liability or agreed to any adjustment of any material Tax attribute or made any election with respect to Taxes;

(m) made any material change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

(n) incurred any material liability other than in the ordinary course of business;

(o) had a judgment entered or settled any Litigation resulting in a loss, payment or other cost, after receipt of insurance payments, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

(p) amended Sellers’ or Nextera’s Formation Documents or altered through merger, liquidation, reorganization, restructuring or in any other fashion its respective corporate structure or ownership;

(q) made any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material contract, agreement, license or other instrument to which Sellers are a party, including all material customer/consulting agreements, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business;

(r) entered into or amended in an adverse manner any agreement which had non-competition, geographical restriction or similar covenants that would be material; or

(s) agreed to take any of the foregoing actions other than as permitted hereunder or any action which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

      SECTION 5.5.     Undisclosed Liabilities. Except for the Assumed Liabilities or as set forth on Schedule 5.5, there is no Liability which will become a Liability of Buyer following the Closing, except:

(a) those set forth or reflected in the June Balance Sheet which have not been paid or discharged since the date thereof;

(b) those arising under agreements or other commitments to be expressly assumed by Buyer at the Closing; and

(c) those arising in the ordinary course of the Business since the date of the June Balance Sheet.

      SECTION 5.6.     Taxes. Except as set forth on Schedule 5.6:

(a) Each of the Sellers and Nextera has duly filed all Tax Returns required to be filed with respect to Sellers for all taxable periods or portions thereof ending on or before the Closing Date with the appropriate Governmental Authority. All such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes shown as due on such Tax Returns or otherwise due and payable and all assessments received by Sellers or Nextera have been paid or properly accrued to the extent such Taxes have become due and payable except to the extent any such Taxes or assessments are being contested in good faith by appropriate proceedings.

(c) On the June Balance Sheet, reserves and allowances have been provided, and on the books and records of Sellers and Nextera reserves and allowances will be provided, in each case adequate to satisfy all liabilities for Taxes relating to Sellers for periods through the Closing Date (without regard to deferred Taxes and without regard to the materiality thereof).

(d) There are no waivers or agreements by Sellers or Nextera extending the statute of limitations for any period with respect to any Tax to which Sellers may be subject.

(e) None of the federal, state or local income Tax Returns filed by or with respect to any of Sellers or Nextera during the prior three years has been audited by any taxing authority. Schedule 5.6 sets forth the dates and results of all such audits. Neither the IRS nor any other Governmental Authority has asserted, or to the Knowledge of Sellers or Nextera, threatened to assert any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, Sellers or Nextera.

(f) There are no material Tax liens on any assets of Sellers other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(g) Each of the Sellers and Nextera has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by law to be withheld or collected.

(h) There are no Tax sharing agreements or similar arrangements with respect to or involving Sellers or Nextera.

      SECTION 5.7.     Compliance With Law. Each of the Sellers and Nextera has complied and is in compliance with all material applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or material judgments, decisions or orders entered, by any federal, state, local or foreign court or Governmental Authority or instrumentality relating to the Business (collectively, the “Applicable Laws”). Schedule 1.1(f) contains a complete and accurate list of all Permits issued to or held by Sellers or Nextera which are related to the Business. Each of the Permits is currently valid and in full force and effect and the Permits constitute all franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body necessary to conduct the Business as presently conducted, except where any such failure would not result in a Material Adverse Effect. None of Sellers nor Nextera is in material violation of any of the Permits and there is no pending or threatened action or proceeding which could result in the revocation, cancellation or inability of Sellers or Nextera to renew or transfer any Permit, except where any such violation would not result in a Material Adverse Effect. Except as set forth on Schedule 5.7, none of Sellers nor Nextera, nor any of their affiliates, to the Knowledge of Sellers and Nextera, is under investigation with respect to, or has been charged with or given notice of any violation of, any of the Applicable Laws.

      SECTION 5.8.     Proprietary Rights.

(a) Schedule 1.1(g) sets forth: (i) all registered Marks and pending applications for registration of any Mark owned by Sellers; (ii) all Patents and applications for Patents owned by Sellers; (iii) all registered Copyrights and pending applications for registration of any Copyrights owned by Sellers; and (iv) all proprietary Software owned by Sellers that are material to the operation of the Business as presently conducted (collectively, “Owned Intellectual Property”). Except as set forth on Schedule 5.8, Sellers are the sole and exclusive owner of all right, title and interest in the Owned Intellectual Property free and clear of all Encumbrances whatsoever.

(b) Except as set forth on Schedule 5.8, to the Knowledge of Sellers and Nextera, other than those Proprietary Rights listed on Schedule 1.1(g), no Proprietary Right is used in or is necessary for the operation of the Business as the same is currently conducted. To the Knowledge of Sellers and Nextera, the Business, as conducted prior to the Closing, and the sale by Sellers, and ownership by Buyer of any of the Assets, was not, is not and will not be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party.

(c) Except as set forth on Schedule 5.8, none of the Proprietary Rights has been hypothecated, sold, assigned or licensed by any of Sellers or Nextera. To the Knowledge of Sellers and Nextera, no Proprietary Right of Sellers is subject to challenge, claims of infringement, unfair competition or other claims, and no Proprietary Right of Sellers is being infringed upon or violated by any person, firm, corporation or other legal entity.

(d) Except in the ordinary course of business or as set forth on Schedule 5.8; neither Sellers nor Nextera has given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which either Sellers or Nextera produces, uses, licenses or sells, which indemnification will be assumed by Buyer; to the Knowledge of Sellers or Nextera, no product, process, method or operation presently sold, engaged in or employed by Sellers or Nextera in connection with the Business infringes upon any rights owned by any other person, firm, corporation or other legal entity; to the Knowledge of Sellers or Nextera, there is not pending or threatened any claim or Litigation against any of the Sellers or Nextera contesting the right of any of the Sellers or Nextera to sell, engage in or employ with respect to the Business any such product, process, method, or operation; and there is not, to the Knowledge of Sellers and Nextera, pending, proposed or threatened, any patent, copyright, trade name, trademark, service mark, invention, device, application or principle which, if granted, reasonably could be expected to result in, or which has, a Material Adverse Effect.

      SECTION 5.9.     Insurance. Schedule 5.9 is a true, correct and complete list of all insurance policies and bonds in force that are related to the Business in which any of Sellers or Nextera is named as an insured party, or for which any of Sellers or Nextera has paid any premiums, and Schedule 5.9 correctly states the name of the insurer, type and amount of coverage, deductible amounts, if any, expiration date and amount of premium paid annually for each such policy or bond. Except as disclosed on said Schedule, all such policies or bonds are currently in full force and effect and none of Sellers nor Nextera has received any notice from any such insurer with respect to the cancellation of any such insurance. Sellers and Nextera will continue all of such insurance in full force and effect up to the Closing. All premiums due and payable on such policies have been paid. Except as disclosed on said Schedule, none of Sellers nor Nextera is a co-insurer or self-insurer under any term of any insurance policy. The policies listed on Schedule 5.9 as “occurrence” provide coverage on an “occurrence basis” which includes any “occurrence” arising from Sellers’ operations up to and through the Closing. With respect to policies listed as “claims made” Sellers or Nextera is provided coverage, and for the period of any “tail coverage” purchased by Sellers or Nextera claims can be brought for wrongful acts occurring during the period Sellers were subsidiaries of Nextera.

      SECTION 5.10.     Bank Accounts, Depositories, Powers of Attorney. Schedule 5.10 is a true, correct and complete list of the names and locations of all banks or other depositories in which are located cash or cash equivalents of Sellers, and the names of the persons authorized to draw on any accounts, borrow therefrom or have access thereto. No person or entity holds a power of attorney of Sellers.

      SECTION 5.11.     Title to Properties.

(a) Except as set forth on Schedule 5.11, Sellers have good, valid and marketable title to the Assets owned by Sellers and good title to the Assets not owned by Sellers, in each case, that are used in the Business or reflected on the June Balance Sheet other than items of personal property which in the aggregate had a book value not in excess of Twenty-Five Thousand Dollars ($25,000) which have been disposed of in the ordinary course of business since June 30, 2003.

(b) The Assets constitute all of the property now used in and necessary for the conduct of the Business as presently conducted.

(c) Except as set forth on Schedule 5.11, all such Assets are held free and clear of all Encumbrances. Except as set forth on Schedule 5.11, no financing statement covering any of the Assets as collateral under the Uniform Commercial Code or similar law naming Sellers or Nextera as debtor has been filed in any jurisdiction, and none of Sellers nor Nextera is a party to or, to the Knowledge of Sellers and Nextera, bound under any agreement or legal obligation authorizing any party to file any such financing statement.

(d) Except as set forth on Schedule 5.11 or as would not result in a Material Adverse Effect, each of Sellers and Nextera conducts the Business in compliance with any Real Property Leases, leases or other Contracts, any restrictions of record and all zoning, fire, safety, building, pollution, environmental control and other laws, ordinances, regulations and requirements of every Governmental Authority applicable to the ownership, operation or other use of the Assets.

      SECTION 5.12.     Brokers, Finders. The transactions contemplated herein were not submitted to Sellers or Nextera by any broker or other person entitled to a commission or finder’s fee thereon. None of Sellers nor Nextera nor any of their officers, directors, managers, shareholders, or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders’ fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Sellers or Nextera in connection with this Agreement or the transactions contemplated hereby. Except for payments to Houlihan Valuation Advisors for its rendering of (i) an opinion as to the fairness of the transaction contemplated hereby from a financial point of view and (ii) a solvency/fair value opinion, and to Harch Capital Management for its investment banking services, no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Sellers or Nextera in connection with this Agreement or the transactions contemplated hereby.

      SECTION 5.13.     Legal Proceedings, etc. Except as set forth on Schedule 5.13, there is no Litigation filed, pending or, to the Knowledge of Sellers and Nextera, threatened against Sellers or Nextera and involving the Assets or the Business, this Agreement or the transactions contemplated hereby, before any Governmental Authority. Except as set forth on Schedule 5.13, none of Sellers nor Nextera is subject to any judgment, order or decree, or, to the Knowledge of Sellers and Nextera, any governmental restriction applicable to Sellers and Nextera, which reasonably could be expected to result in, or which has, a Material Adverse Effect.

      SECTION 5.14.     No Conflict or Default; Consents.

(a) Except as set forth on Schedule 5.14, neither the execution and delivery of this Agreement by Sellers or Nextera, nor compliance by Sellers or Nextera with the terms and provisions hereof, including, without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any Governmental Authority applicable to Sellers and Nextera, or conflict with or result in the breach of or the acceleration of any term, condition or provision of the Formation Documents of any of Sellers or Nextera or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which any of Sellers or Nextera is a party or by which Sellers or Nextera or any of the Assets are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any Encumbrance with respect to any of the Assets, or give to others any interest or rights, including, without limitation, rights of termination, acceleration or cancellation in or with respect to the Assets or the Business.

(b) Except for the Nextera Shareholder Approval or as set forth on Schedule 1.3, the execution and delivery of this Agreement by Sellers and Nextera and the consummation of the transactions contemplated herein, do not require Sellers or Nextera to obtain the consent, approval or action of, or to make any filing with or provide any notice to, any Person or Governmental Authority.

      SECTION 5.15. Labor Relations.

(a) Schedule 5.15 contains a list of all individuals who on the date hereof perform services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor as well as the job classification and principal work location for each such individual. Except as set forth on Schedule 5.15, no such individual has terminated his or her employment or engagement, nor, to the Knowledge of Sellers or Nextera, plans not to continue his or her employment or engagement with Sellers or Nextera after the date hereof. Schedule 5.15 also contains a list as of the date hereof of all individuals who formerly performed services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor and whose employment or engagement terminated on or after January 1, 2003.

(b) None of Sellers nor Nextera is a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, no such agreement is currently being negotiated on behalf of Sellers or Nextera, and, to the Knowledge of Sellers or Nextera, there is no effort by or on behalf of any labor union to organize any employees of the Business for purposes of collective bargaining. Solely to the extent relating to the employees of the Business, (i) there is no strike, labor dispute, work shutdown or work stoppage actually pending, or to the Knowledge of Sellers or Nextera, threatened, against Sellers or Nextera with respect to the Business, (ii) no collective bargaining grievance is pending or, to the Knowledge of Sellers or Nextera, threatened against Sellers or Nextera or any other entity with respect to the Business, and (iii) none of Sellers nor Nextera is the subject of any Litigation which is pending or, to the Knowledge of Sellers or Nextera, threatened, asserting that Sellers or Nextera have committed an unfair labor practice (within the meaning of the National Labor Relations Act or any applicable law) or seeking to compel Sellers or Nextera to bargain with any labor organization as to wages and conditions of employment.

(c) Sellers and Nextera have complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Reconstruction Civil Rights Acts, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Rehabilitation Act of 1973, as amended; the Selective Service Act of 1948, as amended; the Veterans’ Re-employment Rights Acts, as amended; the Vietnam Era Veterans Readjustment Act of 1974, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Immigration Reform and Control Act of 1986 and the regulations promulgated pursuant thereto; the Worker Adjustment and Retraining Notification Act, as amended (“WARN”) and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws.

(d) Except as set forth on Schedule 5.15, there (i) is no outstanding, pending, or to the Knowledge of Sellers or Nextera, threatened, claim in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate against Sellers, Nextera or the Business by any individual who is a current or former employee or independent contractor of the Business, (ii) is no dispute between Sellers or Nextera and a number or class of any individuals who are current or former employees or independent contractors of the Business which has had or would reasonably be expected to have a Material Adverse Effect or materially impair the ability of Buyer to carry on the Business as currently conducted and (iii) there are no material payments of compensation in excess of Fifty Thousand Dollars ($50,000) due but unpaid to any individual who is a current or former employee or independent contractor of the Business.

      SECTION 5.16. Employee Benefit Plans; ERISA.

(a) Schedule 5.16 contains a true, current and complete list of all Seller Plans for any of the current or former employees, officers, non-employee directors or consultants of Sellers. For purposes of this Agreement, “Seller Plans” shall mean (i) all employee benefit plans within the meaning of

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) each bonus, pension, profit sharing, savings, deferred compensation or incentive plans programs or arrangements, (iv) each other fringe or employee benefit plan, program or arrangement that applies to senior management and that does not generally apply to all employees and (v) each employment, retention or severance agreement that, in any case of (i) through (v) above, written or otherwise, are sponsored or maintained by Sellers, Nextera or any trade or business (whether or not incorporated) which is treated as a single employer with Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any of their current or former employees, officers, non-employee directors or consultants.

(b) Sellers have provided to Buyer a true and complete copy of (i) each Seller Plan listed on Schedule 5.16, including (without limitation) all material amendments thereto and related trust documents, administrative services agreements, group annuity contracts and group insurance contracts, (ii) with respect to any such Seller Plan intended to qualify under Section 401(a) of the Code, the most recent favorable determination or opinion letter from the Internal Revenue Service with respect to such Seller Plan’s qualified status under Code and (iii) all current summary plan descriptions, summaries of material modifications and material communications relating to each such Seller Plan.

(c) None of the Seller Plans is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “Multiemployer Plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA or (iii) an employee pension benefit plan, within the meaning of Section 3(2) of ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Sellers, Nextera and any ERISA Affiliate have not incurred any liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer. No liability to the Pension Benefit Guaranty Corporation has been incurred by Sellers, Nextera or any ERISA Affiliate since the effective date of ERISA. No event has occurred with respect to any Seller Plan that has been established, maintained or contributed to at any time during the five-year period immediately preceding the Closing Date which could result in liability to Buyer under Section 4069 of ERISA.

      SECTION 5.17. Contracts and Commitments.

(a) Except for Excluded Assets, Schedule 5.17 lists all material Contracts used in or relating to the Business.

(b) Sellers have delivered true complete and correct copies of all written Contracts listed on Schedule 5.17 to Buyer prior to the date hereof.

(c) Except for Excluded Assets and the Real Property Leases and Personal Property Leases listed on Schedules 1.1(a) and 1.1(h) respectively, the Contracts constitute all of the contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements and understandings (written or oral) necessary to conduct the Business as presently conducted.

(d) To the Knowledge of Sellers and Nextera, all of the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective provisions, subject to enforceability against the other party thereto and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(e) Except as set forth on Schedule 5.17, none of Sellers nor Nextera has assigned, mortgaged, pledged, Encumbered, or otherwise hypothecated any of its right, title or interest under any Contract.

(f) Except as set forth in Schedule 5.17, none of Sellers nor Nextera (nor, to the Knowledge of Sellers and Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving or notice (or both) would constitute a violation or default of any Contract, and, to the Knowledge of Sellers and Nextera, there are no facts or circumstances which would reasonably indicate that Sellers or Nextera (or any other party) will be or may be in violation of or in default in respect of any Contract, subsequent to the date hereof. Except as set forth in Schedule 5.17, no notice has been received by Sellers or Nextera claiming any such default by Sellers or Nextera or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

      SECTION 5.18.  Receivables; Payables.

(a) All Receivables shown on the June Balance Sheet and all such receivables held by Sellers on the date hereof were and are valid obligations of the respective makers thereof arising from services actually performed by Sellers in the ordinary course of business, and were not and are not subject to any offset or counterclaim, except for amounts reserved against on the June Balance Sheet (which reserves are adequate and calculated consistent with past practice, and will not represent a material adverse change in the composition of such receivables in terms of aging) and, with respect to notes and accounts thereafter arising and outstanding on the date hereof, except for a percentage thereof equal to the percentage which said reserved amounts on the June Balance Sheet constituted of the aggregate of notes and accounts receivable at the date of the June Balance Sheet.

(b) Schedule 3.6 contains an accurate and complete list, as of a date no earlier than June 30, 2003, of all of the Receivables, together with detailed information as to each such Receivable which has been outstanding for more than thirty (30) days. Except as set forth on Schedule 3.6, none of Sellers nor Nextera have any Knowledge that any account debtors of Sellers are unable to pay any accounts receivable owed to Sellers for any reason whatsoever, except to the extent of any amounts reserved against on the June Balance Sheet.

(c) Except as set forth on Schedule 5.18, as of a date no earlier than June 30, 2003, Sellers have paid all accounts payable in the ordinary course of business in accordance with the terms thereof, and has not delayed the payment thereof in contemplation of the transactions provided in the Agreement or otherwise.

      SECTION 5.19. Books of Account; Records. The general ledgers, books of account, stock record books, minute books and other records of Sellers and Nextera related to the Business are complete and correct in all material respects, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

      SECTION 5.20. Officers, Employees and Compensation. Except as set forth on Schedule 5.20, to the extent the following constitute Assumed Liabilities, the provisions for wages and salaries accrued on the Annual Financial Statements and any liabilities therefor reflected on the June Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and Sellers and Nextera have accrued on their books and records all obligations for wages and salaries and other compensation to their employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to independent contractors, agents, salesmen and representatives. Except as set forth on Schedule 5.20 or under the Seller Plans or the Non-Compete Agreements, none of Sellers nor Nextera has become obligated, directly or indirectly, to any shareholder, director, officer, member or manager of any of Sellers or any member of their families, except for current liability for such compensation reflected on the June Balance Sheet. Except as set forth on Schedule 5.20, no shareholder, director, officer, member, or manager, agent or employee of Sellers holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with Sellers or Nextera.

      SECTION 5.21.     Real Property Leases. Schedule 1.1(a) lists each real property lease used by Sellers in the operation of the Business under which any of Sellers or Nextera is a lessee. True copies of such

Real Property Leases (including all amendments thereof and modifications thereto) have been delivered to Buyer prior to the date hereof. All such Real Property Leases are valid and binding and in full force and effect, subject to enforceability against the other party and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Except as set forth on Schedule 5.21, none of Sellers nor Nextera (nor, to the Knowledge of Sellers or Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default of any such Real Property Lease. Sellers do not own any real property.

      SECTION 5.22.     Personal Property Leases. Schedule 1.1(h) is a complete and accurate list of each Personal Property Lease used by Sellers in the operation of the Business under which any of Sellers or Nextera is a lessee. To the Knowledge of Sellers and Nextera, all of such Personal Property Leases are valid and binding, in full force and effect and enforceable in accordance with their respective provisions, subject to enforceability against the other party thereto and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Except as set forth on Schedule 5.22, none of Sellers nor Nextera (nor, to the best Knowledge of Sellers or Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default of any such Personal Property Lease.

      SECTION 5.23.     Environmental Matters. Except as set forth on Schedule 5.23, to the Knowledge of Sellers and Nextera, (i) there are no conditions at, in, on, under or related to the real property leased under the Real Property Leases (the “Leased Real Property”) which pose a hazard to human health or the environment other than such conditions which are in compliance with applicable Environmental Laws, (ii) Sellers and Nextera are in compliance with all applicable Environmental Laws, and Sellers and Nextera are not engaged in the production, use, treatment, storage, transportation, handling discharge, disposal, arrangement for disposal or release or threatened release of any Hazardous Substance or Solid Waste in violation of applicable Environmental Law (a) at, in, on, under, from, or over the Leased Real Property, or (b) into or upon or over soil, surface water or groundwater at, on, or under the Leased Real Property, (iii) during Sellers’ or the Nextera’s lease thereof, Sellers and Nextera have not been responsible for the creation of any underground tanks, collection dumps or pits, land disposal facilities or surface impoundments at, on or under the Leased Real Property and (iv) during Sellers’ or Nextera’s lease thereof, Sellers and Nextera have not been responsible for the incorporation of asbestos containing material, radon or PCB-containing electrical transformers or other equipment or machinery which contains or has contained PCBs, at, on, or under the Leased Real Property, in violation of applicable Environmental Laws.

      SECTION 5.24.     Complete Disclosure. No representation or warranty made by Sellers or Nextera in this Agreement, and no exhibit, schedule, statement, certificate, financial statement or projection or other writing furnished to Buyer by or on behalf of Sellers or Nextera, pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Sellers have furnished or caused to be furnished to Buyer or its representatives for review complete and correct copies of all agreements and documents set forth on the disclosure schedules attached hereto. None of Sellers nor Nextera has Knowledge of any fact that has any specific application to Sellers and/or Nextera that may have a Material Adverse Effect which has not been set forth in this Agreement or in the schedules hereto.

      SECTION 5.25.     Agreements and Transactions with Related Parties. Except as set forth on Schedule 5.25, neither Sellers nor Nextera is or has been a party to any Contract related to the Assets with, or any other commitment to (i) any party owning, beneficially or of record, directly or indirectly, any of the capital stock of Sellers, (ii) any person related by blood, adoption or marriage to any such party, (iii) any director or officer of any of Sellers or Nextera, (iv) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation or (v) any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as “Related Persons”). Without limiting the generality of the foregoing, except as set forth on Schedule 5.25, (A) no Related Person directly or indirectly owns or controls any Assets or properties which are or have been used in the Business and (B) no Related Person directly or indirectly engages in or has any significant interest in or connection with any business (x) which is or which within the last two years has been a competitor, customer or supplier of Sellers or has done business with Sellers, or (y) which provides services which are similar or related to Sellers’ services.

      SECTION 5.26.     Clients and Customers.

(a) Schedule 5.26 contains (A) a true and complete list of the clients and customers of the Business for the year then ended December 31, 2002 and for the five (5) month period ended May 31, 2003; provided that such Schedule may list only one client in any joint-representation engagement and (B) the name of the employee principally responsible for providing services to and, if different, billing each such client and customer to whom the Business provided services during 2002 and 2003.

(b) Schedule 5.26 contains (A) a true and complete list of all written contracts, agreements, retainers and accepted proposal letters pursuant to which the Business was actively rendering services to its clients and customers as of July 31, 2003 (the “Client Contracts”) in excess of Fifty Thousand Dollars ($50,000) and (B) a true and correct description of (x) any and all disputes or defaults arising under or with respect to the Client Contracts in connection with which a client or customer has threatened, or is expected to, terminate its contract with Sellers or claim for Damages, and (y) all loans or advances made by Sellers to or on behalf of clients and customers of the Business, which description includes the date of such loan or advance and the principal balance of outstanding as of the date of this Agreement under each such loan or advance. To the Knowledge of Sellers and Nextera, no client or customer of the Business has threatened to terminate, fail to renew or adversely modify any relationship with the Business.

(c) There are no existing or, to the Knowledge of Sellers or Nextera, threatened service liability, warranty or other similar claims, against Sellers for services which are defective or fail to meet any service warranties. Except as set forth on Schedule 5.26, since December 31, 2001, Sellers have not recorded any renegotiation or price redetermination of any Business transaction in an amount in excess One Hundred Thousand Dollars ($100,000).

      SECTION 5.27.     Work-In-Process. Schedule 5.27 contains a true aged list of work-in-process related to the Business as of July 31, 2003, all of which are appropriately valued and are billable and collectible in the ordinary course of business.

      SECTION 5.28.     Solvency.

(a) None of Sellers nor Nextera is now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of Sellers or Nextera, as the case may be, exceeds the present fair market value of Sellers’ or Nextera’s assets, as the case may be.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each of Sellers and Nextera will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each of Sellers and Nextera will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Litigation, final judgments against Sellers or Nextera in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sellers or Nextera will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers or Nextera.

      SECTION 5.29.     No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, SELLERS AND NEXTERA MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND FTI

      Buyer and FTI hereby jointly and severally represent and warrant to Sellers and Nextera that:

      SECTION 6.1.     Organization.

(a) FTI is a corporation duly formed and validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, (ii) own, lease and operate its properties and assets as they are now owned, leased and operated, and (iii) carry on its business as now conducted and presently proposed to be conducted. Except as set forth on Schedule 6.1, FTI is not qualified to conduct business in any jurisdiction outside of the State of Maryland.

(b) Buyer is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Maryland and has all requisite limited liability company power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, (ii) own, lease and operate its properties and assets as they are now owned, leased and operated, and (iii) carry on its business as now conducted and presently proposed to be conducted. Except as set forth on Schedule 6.1, Buyer is not qualified to conduct business in any jurisdiction outside of the State of Maryland.

      SECTION 6.2.     Authorization of Buyer. Each of Buyer and FTI has the full legal right, power and all authority of a corporation or a limited liability company, as applicable, to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate or limited liability company action, as applicable, has been taken by each of Buyer and FTI with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder and this Agreement has been duly executed and delivered by Buyer and FTI and constitutes the valid and binding obligation of Buyer and FTI enforceable against Buyer and FTI in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

      SECTION 6.3.     Non-Contravention. Neither the execution and delivery of this Agreement by Buyer or FTI nor the performance by Buyer or FTI of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Articles of Organization or operating agreement of Buyer or the Articles of Incorporation or By-laws of FTI; (b) to Buyer or FTI’s knowledge, violate or conflict with any provisions of any law or order applicable to Buyer or FTI; or (c) except as set forth on Schedule 6.3, to Buyer or FTI’s knowledge, require any consent or approval by or filing or notice with any governmental or regulatory body or other Person except for: (i) filings under federal or state securities or “blue sky” laws (which have been or will be made) and (ii) such as would not have a material adverse effect on Buyer or FTI.

      SECTION 6.4.     Brokers. The transactions contemplated herein were not submitted to Buyer or FTI by any broker or other person entitled to a commission or finder’s fee thereon, and were not with the consent of either Buyer or FTI submitted to Sellers or Nextera by any such broker or other person. Neither Buyer, FTI nor any of its officers, directors, managers or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders’ fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Buyer or FTI in connection with this Agreement or the transactions contemplated hereby.

      SECTION 6.5.     Legal Proceedings, etc. There is no Litigation filed, pending or, to the knowledge of FTI or Buyer, threatened against FTI or Buyer and involving this Agreement or the transactions contemplated hereby before any Governmental Authority. Neither FTI nor Buyer is subject to any judgment, order or decree, or, to the knowledge of FTI or Buyer, any governmental restriction applicable to FTI or Buyer, which reasonably could be expected to result in, or which has, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS OF SELLERS AND NEXTERA

      SECTION 7.1.     Change of Name; Use of Name. Sellers and Nextera acknowledge and agree that the names “Lexecon” and “Lexecon Consulting” or any combination or derivation thereof are an Asset which shall be acquired by Buyer hereunder. At or prior to the Closing Date, Lexecon shall change its corporate name to one which is not the same as or similar to its present corporate name or any other trademarks or service marks now used by Sellers. At Buyer’s expense, Seller and Nextera shall grant all reasonable consents and take any other and further reasonable action requested by Buyer to enable Buyer to use, reserve or register any such name for the exclusive use of Buyer; provided, that neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in connection with providing such assistance. As soon as practicable and in any event no later than thirty (30) days after the Closing, Sellers and Nextera shall discontinue use of the names “Lexecon”, “Lexecon Consulting” and any similar names. Sellers and Nextera shall provide such assistance as Buyer may reasonably request at Buyer’s cost and expense in relation to any infringement, unfair competition, passing off or similar claim which Buyer may bring in the future against any third party based on the use of the “Lexecon” name.

      SECTION 7.2.     Conduct of Business Prior to the Closing. Sellers and Nextera covenant that on and after the date hereof and prior to the Closing, and except with respect to the Non-Compete Agreements or as otherwise consented to or approved by an authorized officer of Buyer in writing, the Business shall be conducted only in the ordinary course, including:

(a) Nextera shall not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other equity interests;

(b) Sellers and Nextera shall not authorize or issue any capital stock of Sellers or Nextera other than any issuance of capital stock of Nextera upon exercise of any outstanding stock option agreements; grant any stock option or right to purchase shares of capital stock of Sellers or Nextera; issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or otherwise acquire by Sellers or Nextera, any shares of any such capital stock;

(c) Sellers shall not, other than in the ordinary course of business, (i) sell, lease, transfer or dispose of any material assets or rights or (ii) acquire or lease any material assets or rights;

(d) Sellers shall not pay, discharge or satisfy any material liability, obligation or lien with respect to underlying obligations, other than payment, discharge or satisfaction of (i) material Indebtedness as it matures and becomes due and payable; (ii) liabilities, obligations or liens in the ordinary course of business; or (iii) as otherwise contemplated by this Agreement;

(e) Sellers shall not materially (i) change any of the accounting or tax principles, practices or methods or (ii) change reserve policies or reserves;

(f) Except as set forth on Schedule 7.2, Sellers shall not (other than in the ordinary course consistent with past practice) (i) make any material change in the compensation payable to any of its officers, directors, employees, agents, consultants or sales associates, (ii) enter into or amend any material employment, severance, consulting, termination or other agreement or any employee benefit plan or (iii) make any material change, in any Seller Plan listed on Schedule 5.16;

(g) Except as set forth on Schedule 7.2, Sellers shall not (other than in the ordinary course consistent with past practice) make any material payments, loans, advances or other distributions to, or enter into any material transaction, agreement or arrangement with, any officers, directors, employees, sales associates, stockholders or their respective affiliates;

(h) Sellers shall not make or authorize any capital expenditures, except in the ordinary course consistent with past practice or not in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

(i) None of Sellers nor Nextera shall, with respect to the Business prior to Closing and without the express written consent of Buyer, (i) grant any compensation increases (other than any increase required by law) to any Business employee, other than normal merit and cost of living increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to any officer, director or Business employee or enter into any employment or consulting agreement with any such person, (ii) except as set forth on Schedule 7.2, enter into any new, or materially amend or alter any Seller Plan or make any payments to any Business employees other than as contemplated by Seller Plans existing as of the date of this Agreement.

(j) Sellers shall not settle or compromise any Tax liability or agree to any adjustment of any Tax attribute or made any election with respect to Taxes;

(k) Sellers shall not make any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

(l) Sellers shall not incur any material liability other than in the ordinary course of business consistent with past practice and other than as permitted under this Section 7.2;

(m) Sellers shall not have a judgment entered or settle any Litigation resulting in a loss, payment or other cost, after receipt of insurance payments, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

(n) Sellers shall not amend its respective Formation Documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion its respective corporate structure or ownership;

(o) Sellers shall not modify, waive, change, amend, release, or terminate any material Contract, agreement, license or other instrument to which any of Sellers is a party, including all material customer/ consulting agreements, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business;

(p) Seller shall not enter into or amend in an adverse manner any agreement which had non-competition, geographical restriction or similar covenants that would be material;

(q) Sellers shall use commercially reasonable efforts to maintain, preserve and protect all of its assets and properties necessary to operate the Business, whether real or personal, tangible or intangible, in good condition, ordinary wear and tear and damage by fire or other casualty excepted;

(r) The books, records and accounts of Sellers shall be maintained in the ordinary course of business and in accordance with generally accepted accounting principles; and

(s) Sellers and Nextera shall use commercially reasonable efforts to preserve Sellers’ business organization, to keep available the services of Sellers’ present employees, to preserve the good will of Sellers’ suppliers, clients and others having business relations with Sellers, and to use commercially reasonable efforts to assist Sellers in retaining the services of key employees and agents of Sellers for Buyer after the Closing Date on terms reasonably satisfactory to Buyer; provided, that, other than payments under the Non-Compete Agreements, neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in performing such activities.

      SECTION 7.3.     Stockholder Meeting. Subject to Section 7.4, Nextera shall cause a meeting of the Nextera Stockholders (the “Nextera Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining Nextera Stockholder Approval. Subject to Section 7.4, Nextera’s Board of Directors shall recommend approval and adoption by the Nextera Stockholders of this Agreement and the transactions contemplated hereby (the “Nextera Recommendation”), and Nextera shall take all other reasonable lawful action to solicit and secure the Nextera Stockholder Approval. Subject to Section 7.4, the Nextera Recommendation, together with a copy of the opinion referred to in Section 5.12, shall be included in the Proxy Statement.

      SECTION 7.4.     Non-Solicitation.

(a)	Acquisition Proposal.

(i) Nextera agrees that it shall not, nor shall it permit Sellers to, nor shall it authorize or knowingly permit any officer, director, employee, affiliate, investment banker, attorney, accountant, agent or other advisor or representative of Nextera or Sellers, directly or indirectly, to (i) solicit, initiate or otherwise encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of Nextera or Sellers’ equity securities to the extent such waiver or release would permit the other party or parties to such agreement to actually acquire such securities or approve any matter for purposes of Section 203 of the DGCL with respect to any Person (for the avoidance of doubt, a waiver or release under such agreement that solely permits a proposal or offer, including, without limitation, an Acquisition Proposal, would not violate this clause (iii)), or (iv) enter into any agreement with respect to any Acquisition Proposal.

(ii) Nextera shall notify Buyer promptly (but in no event later than the third Business Day) after receipt by Nextera or Sellers of any Acquisition Proposal or any request for information relating to Nextera or Sellers in connection with an Acquisition Proposal or for access to the properties, books or records of Nextera or Sellers or any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors of Nextera or Sellers that it is considering making, an Acquisition Proposal. The notice shall indicate the material terms and conditions of the proposal or request and the identity of the Person making it, and Sellers will promptly notify Buyer of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment.

(iii) (A) Except as permitted by Section 7.4(b), neither the Board of Directors of Nextera nor or any other committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Buyer, the Nextera Recommendation (it being understood and agreed that a communication by the Board of Directors of Nextera to Nextera Stockholders pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar communication to the Nextera Stockholders in connection with the making or amendment of a tender offer or exchange offer by any Person, shall not be deemed to constitute a withdrawal, modification, amendment, condition or qualification of the Nextera Recommendation for purposes of this Section 7.4) and (B) unless Nextera’s Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Nextera Recommendation in accordance with this Section 7.4, Nextera’s Board of Directors shall not recommend any Acquisition Proposal to the Nextera Stockholders. Nothing contained in this Section 7.4 or elsewhere in this Agreement shall (i) prevent Nextera’s Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable law or (ii) prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of Nextera or Sellers, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal to the extent such information, facts, identity or terms are required to be disclosed under applicable law.

      (b) Superior Proposal.

(i) Notwithstanding Section 7.4(a), if Nextera or any Seller receives an unsolicited Acquisition Proposal that the Nextera’s Board of Directors determines in good faith is or could reasonably be expected to lead to the delivery of a Superior Proposal from the Person which made such unsolicited Acquisition Proposal, Nextera may, subject to compliance with all the other provisions of this Section 7.4, furnish information to and engage in discussions and negotiations with the Person making such offer with respect to its Acquisition Proposal (“Permitted Actions”); provided that prior to engaging in any Permitted Actions (A) Nextera’s Board of Directors concludes in good faith, after consultation with outside legal counsel and outside financial advisors, that, as a result of such Acquisition Proposal, such Permitted Action is necessary for Nextera’s Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (B) Nextera shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to Nextera and Sellers than the Confidentiality Agreement, (C) the Board of Directors of Nextera shall provide Buyer with prompt notice (but in no event later than the third Business Day) of its engaging in any Permitted Actions. Nextera shall keep Buyer informed, on a current basis, of the status of any material negotiations, discussions and documents with respect to such Acquisition Proposal or request.

(ii) Notwithstanding the foregoing Section 7.4(a), as a result of a Superior Proposal, the Board of Directors of Nextera may withdraw or modify the Nextera Recommendation in a manner adverse to Buyer if (i) Nextera has complied in all material respects with this Section 7.4 and (ii) Nextera shall have notified Buyer at least two (2) Business Days in advance of its intention to effect such withdrawal or modification of the Nextera Recommendation.

(iii) Notwithstanding anything in this Section 7.4 to the contrary, at any time prior to obtaining Nextera Stockholder Approval, the Board of Directors of Nextera may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4, cause Sellers to terminate this Agreement pursuant to Section 12.1(c)(ii) and concurrently enter into an agreement regarding such Superior Proposal; provided, however, that neither Nextera nor Sellers shall terminate this Agreement pursuant to Section 12.1(c)(ii), and any purported termination pursuant to Section 12.1(c)(ii) shall be void and of no force or effect (and Nextera or Sellers may not enter into such agreement regarding such Superior Proposal), unless Sellers and Nextera shall have complied in all material respects with all the provisions of this Section 7.4, including the notification provisions in this Section 7.4, and with all applicable requirements of Section 12.2(c) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, that Nextera shall not exercise its right to terminate this Agreement pursuant to Section 12.1(c)(ii) until after the second Business Day following the date notice is given to Buyer in accordance with Section 13.1 (a “Notice of Superior Proposal”) from Nextera advising Buyer that the Board of Directors of Nextera has received a Superior Proposal, (i) specifying the material terms and conditions of the Superior Proposal, (ii) identifying the Person making such Superior Proposal and (iii) stating that the Board of Directors of Nextera intends to exercise its right to terminate this Agreement pursuant to Section 12.1(c)(ii) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new

Notice of Superior Proposal and a new two Business Day period with respect to such Modified Superior Proposal).

(iv) Immediately upon the execution of this Agreement, Nextera shall cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing and shall request any such parties in possession of confidential information about Nextera or Sellers that was furnished by or on behalf of Nextera or Sellers to return or destroy all such information in the possession of any such party or the agent or advisor of any such party.

      SECTION 7.5.     Payoff of Indebtedness. At the Closing, Buyer and Sellers agree that a portion of the Cash Closing Amount shall be applied to repay and discharge in full the Indebtedness as contemplated by Section 3.2(a), and as evidenced by a funds flow memorandum delivered by Sellers to Buyer at least five (5) business days prior to the Closing in form and substance satisfactory to Buyer.

      SECTION 7.6.     Employment Agreements. Sellers and Nextera agree to cooperate and use commercially reasonable efforts to cause each of the individuals listed on Schedule 7.6 to enter into Employment and Non-Competition Agreements with Buyer in the form mutually agreed between Buyer and such individuals (each, an “Employment Agreement”); provided, that, other than payments under the Non-Compete Agreements, neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in order to provide such cooperation.

      SECTION 7.7.     Covenant Against Hiring. Sellers and Nextera agree that they shall not take any action to induce any employee or representative of Sellers not to become or continue as an employee or representative of Buyer and Sellers and Nextera shall assist Buyer in its efforts to hire employees of Sellers who Buyer desires to hire. Without limiting the generality of the foregoing, Sellers and Nextera shall not, whether directly or indirectly through any subsidiary or affiliate, employ or retain, whether an employee, officer, director, agent, consultant or independent contractor, or in any other capacity whatsoever, or enter into any partnership, joint venture or other business association with, any person who was at any time an employee, representative, officer, director or manager of Sellers, for a period of 12 months after such person ceases or has ceased, for any reason, to be an employee, representative, officer or director of Sellers.

      SECTION 7.8.     Noncompetition. For a period of five years after the Closing Date, Sellers and Nextera shall not directly or indirectly through any subsidiary or affiliated organization or through any director, officer, agent, employee or other individual, in any capacity, in the United States and Canada:

(a) Enter into or engage in or own any interest in any business which directly or indirectly manages or otherwise competes with the Business as it is conducted on the Closing Date;

(b) Solicit customers, business, patronage or orders for any business which directly or indirectly competes with the Business as it is conducted on the Closing Date; and

(c) Loan money or credit to or promote or provide financial assistance to any person, firm, association, corporation or other entity engaged in any of the services or activities described above or which directly or indirectly competes with the Business as it is conducted on the Closing Date.

      SECTION 7.9.     Legal Examination and Investigation. Subject to its confidentiality policies regarding the Excluded Assets and any employees that are not hired by Buyer, on and prior to the Closing Date, Sellers and Nextera shall permit Buyer, FTI and its legal counsel to conduct a legal review, examination or investigation of the Contracts, Permits, books, records, tax returns, and operations of Sellers and Nextera that are related to the Business as Buyer, FTI or its legal counsel may wish. Any such investigation and examination shall be conducted at reasonable times following reasonable notice and under reasonable circumstances and Sellers and Nextera shall cooperate fully therein. In the event that, as a result of any such investigation, Buyer or FTI has Knowledge of any fact that makes untrue any representation or warranty of Sellers or Nextera hereunder, Buyer shall promptly (but in no event later than the third Business Day) provide Sellers and Nextera with written notice of such fact. Sellers and Nextera shall furnish the Buyer and FTI during such period with all such information and copies of such documents concerning the Business that Buyer, FTI or its legal counsel may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with such representatives in connection with such review and examination and to make full disclosure to Buyer and FTI of all material facts affecting the Business.

      SECTION 7.10.     Notice of Events. Sellers and Nextera shall promptly notify Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Sellers or Nextera materially misleading.

      SECTION 7.11.     Tail Insurance. At Buyer’s sole cost and expense, at or prior to Closing, Sellers shall obtain “occurrence based” professional liability insurance coverage or “tail” insurance from a carrier reasonably acceptable to Buyer, naming Buyer as an additional insured, in the amount of at least $5 million of primary coverage and $10 million of excess coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

ARTICLE VIII

COVENANTS OF SELLERS AND BUYER

      SECTION 8.1.     Hart-Scott-Rodino and Other Filings.

      (a) As promptly as practicable, and in any event within five (5) Business Days following the execution and delivery of this Agreement by the Parties, Sellers, Nextera, Buyer and FTI shall each prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby. Buyer and Nextera shall each bear one-half of any filing fees in connection with such filing. Sellers, Nextera, Buyer and FTI shall take or cause to be taken all commercially reasonable actions and do or cause to be done all things reasonably necessary, proper or advisable in the sole judgment of such Party, as the case may be, to obtain prompt termination of the waiting period under the HSR Act.

      (b) Sellers, Nextera, Buyer and FTI shall cooperate, (i) in determining whether, in addition to the filings required by the HSR Act, any action by or in respect of, or filing with, any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement is required and (ii) in taking such commercially reasonable actions or making any such filings, furnishing information required in connection therewith. As promptly as practicable, following the execution and delivery of this Agreement by the Parties, Sellers, Nextera, Buyer and FTI shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Authority in connection with the transactions contemplated hereby, the filing fees of which (except as provided in clause (a) above) shall be borne by the party required to make such filing.

      SECTION 8.2.     Proxy Statement. As soon as practicable and in any event no later than thirty (30) days after execution of this Agreement, Nextera shall prepare and file the Proxy Statement with the SEC under the Exchange Act. Nextera will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Buyer and Nextera shall cooperate with each other in the preparation of the Proxy Statement, and Nextera shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between Nextera or any representative of Nextera or Sellers and the SEC. Nextera shall give Buyer and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Nextera Stockholders prior to their being filed with, or sent to, the SEC or mailed to such Nextera Stockholders and shall give Buyer and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Nextera Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to the Nextera Stockholders. Each of Sellers, Nextera and Buyer agrees to use its commercially reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Nextera shall mail the Proxy Statement to the Nextera Stockholders. Each of Sellers, Nextera and Buyer promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and Nextera shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Nextera Stockholders, in each case to the extent required by applicable law.

      SECTION 8.3.     Public Announcements. The Parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or any listing agreement with any securities exchange or the National Association of Securities Dealers.

      SECTION 8.4.     Employment Matters. Except for the employees of the Sellers listed on Schedule 8.4, Buyer may offer employment as of the Closing to employees of Sellers employed in the Business in its sole discretion and Buyer shall not be obligated to hire any particular employee. Employees of Sellers employed in the Business who accept Buyer’s offer of employment and commence employment with Buyer as of the Closing are hereinafter referred to as “Hired Employees.” No later than 30 days prior to the Closing Date, Buyer shall disclose in writing to Sellers the employees of Sellers employed in the Business as of the date of this Agreement who will not be offered employment with Buyer. Schedule 5.15 sets forth (a) the individuals who perform services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor as well as the job classification and principal work location for each such individual, (b) any individual who has terminated his or her employment or engagement, or, to the Knowledge of Sellers or Nextera, plans not to continue his or her employment or engagement with Sellers or Nextera after the date hereof and (c) all individuals who formerly performed services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor and whose employment or engagement terminated on or after January 1, 2003. Sellers shall provide Buyer with an updated copy of Schedule 5.15 on the Closing if any information called for by the preceding sentence shall have changed between the date hereof and the Closing Date. Buyer shall assume, satisfy and discharge the following employment-related obligations of Sellers (the “Assumed Employment Liabilities”): (i) any WARN compliance obligations to the employees of Sellers employed in the Business who are employees immediately before the Closing and who are not offered employment with the Buyer (subject to reduction for any benefits paid under the Seller Plans); (ii) continuation health coverage as required under Treasury Regulation Section 54.4980B-9, Q&A-8(c)(1) following the later of the Closing Date and the date Sellers cease to maintain any group health plan; (iii) any Liabilities Sellers have to Hired Employees for wages, salary, bonus (including Sellers’ Liability to make the payments that are due and payable to Messrs. Carlton and Fischel set forth on Schedule 8.4, but not including any Liabilities of Sellers for the non-compete payments set forth on Schedule 9.19), commissions and vacation pay that have accrued as of the Closing Date, have not been paid by Sellers on or before the Closing Date and are finally due and payable in accordance with Sellers’ past practice on or after the Closing Date; and (iv) any other Liabilities set forth on Schedule 8.4 under the caption “Assumed Employment Liabilities.” Sellers agree that an amount equal to the Assumed Employment Liabilities described in clauses (iii) and (iv) above, shall be (A) treated as a Current Liability in the calculation of Working Capital pursuant to Section 3.5, (B) disclosed to Buyer in reasonable detail no later than five (5) days before the Closing Date on an updated Schedule 8.4 (under the caption “Assumed Employment Liabilities”) and (C) updated by Sellers on a final version of Schedule 8.4 as of the Closing Date. Immediately before the Closing, Sellers shall pay to the employees of Sellers employed in the Business (whether or not they are Hired Employees) any and all Liabilities relating to or arising out of their employment with Sellers or termination of employment, including any payments and benefits due such employees pursuant to accrued wages, salary, bonus, commission, Non-Compete Agreements or other forms of compensation and any benefits and severance payments or similar benefits, except for (i) benefits that are not immediately payable under the terms of Seller Plans as set forth on Schedule 8.4, which Sellers shall pay after the Closing Date in accordance with the terms of the Seller Plans, and (ii) the Assumed Employment Liabilities. From and after the Closing, Sellers shall retain all liabilities of Sellers, other than the Assumed Employment Liabilities, arising under, resulting from or relating to the Seller Plans or Sellers’ employment of or termination of the employees of the Business, accruing on or prior to the Closing, including, without limitation, all severance obligations and any liabilities relating to the Non-Compete Agreements. Nextera shall use commercially reasonable efforts to maintain a health plan until it liquidates and ceases operations. Nextera shall notify Buyer in writing no later than 30 days prior to the date Nextera will cease to maintain any group health plan and shall provide to Buyer any information Buyer may reasonably request to enable Buyer to provide COBRA continuation coverage in accordance with this paragraph. Pursuant to the “Alternative Procedure” provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will be relieved from filing a Form W-2 with respect to any Hired Employee and (iii) Buyer will file (or cause to be filed) a Form W-2 for each Hired Employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Sellers).

      SECTION 8.5.     Confidentiality Agreement. The Parties acknowledge that Nextera, Sellers and FTI entered into that certain Amended and Restated Confidentiality Agreement, dated as of July 14, 2003 (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms until the expiration of the agreement according to its terms. Notwithstanding anything in the Confidentiality Agreement or herein to the contrary, or in any other written or oral understanding or agreement to which the Parties hereto are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained therein and herein shall not apply to the tax treatment and tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (a) the date of the public announcement of discussions relating to such transactions, (b) the date of the public announcement of such transactions, or (c) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4.

      SECTION 8.6.     Efforts to Satisfy Conditions. Sellers, Nextera, Buyer and FTI shall use their commercially reasonable efforts to cause the conditions contained herein to be satisfied.

      SECTION 8.7.     Bulk Sales. Seller shall comply with any applicable “bulk sales” law or regulation relating to transfers governed by Article 6 of the Uniform Commercial Code or any other applicable laws or regulations relating to bulk transfers (other than tax laws) in connection with the consummation of the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND FTI

      The obligations of Buyer and FTI to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer and FTI):

      SECTION 9.1.     Nextera Stockholder Approval. The Nextera Stockholder Approval shall have been obtained.

      SECTION 9.2.     HSR Act; Consents; Filings.

(a) any applicable waiting period or required approval under the HSR Act, or any other similar applicable law required prior to the completion of the transactions contemplated hereby, shall have expired or been earlier terminated or received;

(b) no Governmental Authority shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated;

(c) Sellers and Nextera shall have obtained and delivered to Buyer those consents listed on Schedule 5.14; and

(d) the Parties shall have received from any and all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof which are contemplated by Section 8.1.

      SECTION 9.3.     Representations and Warranties. Sellers’ and Nextera’s representations and warranties set forth in this Agreement or any schedule hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement.

      SECTION 9.4.     Officers’ Certificate. Buyer shall have received a certificate from Sellers and Nextera, executed by the Chief Executive Officer and secretary of Sellers and Nextera, to the effect that (1) Sellers’ and Nextera’s representations and warranties set forth in Article V of this Agreement are true and correct in all material respects as of the date of Closing, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, (2) Sellers and Nextera have obtained all material consents of third parties and governmental officials necessary or appropriate in order to consummate the transfer of the Assets to Buyer, (3) Sellers and Nextera have performed and complied in all material respects with all covenants required to be performed or complied with by them prior to the Closing, (4) all conditions to Buyer’s obligations to be satisfied by Sellers and/or Nextera set forth in this Article IX have been satisfied, (5) to their knowledge there exists no pending or threatened claim, action, arbitration, grievance, Litigation or proceeding, judicial or administrative, or governmental investigation against Sellers or Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, or claiming that this Agreement or the transactions contemplated hereby are illegal.

      SECTION 9.5.     Closing Certificates. Buyer shall have received:

(a) a duly executed certificate from an authorized officer of (x) Sellers and (y) Nextera certifying in such detail as Buyer may reasonably request to (i) (x) Sellers’ and (y) Nextera’s and Formation Documents, (ii) resolutions or minutes of the members of the Board of Directors of (x) Sellers and (y) Nextera pertaining to the authorization of this Agreement on behalf of itself and as the sole shareholder of Lexecon, CE and/or ERG, as the case may be, and all other instruments, documents, transactions and agreements contemplated hereby, and (iii) the incumbency of the executing officers of (x) Sellers and (y) Nextera; and

(b) a copy of the Certificate of Incorporation of each of Sellers and Nextera, certified as of a recent date by the Secretaries of State of the states of their incorporation, along with certificates of existence and good standing of Sellers and Nextera as of a recent date from the Secretaries of State of the states of their incorporation.

      SECTION 9.6.     Voting Agreement. The Voting Agreement shall have been executed and delivered to Buyer and shall be binding and enforceable is accordance with its terms.

      SECTION 9.7.     Opinion of Counsel. Buyer shall have received the legal opinions of Maron & Sandler and Latham & Watkins LLP in substantially the forms attached hereto as Exhibit C and Exhibit D, respectively.

      SECTION 9.8.     Solvency Opinion/Fair Value. Sellers shall have received the solvency/fair value opinion from Houlihan Valuation Advisors, Nextera’s financial advisor in form and substance reasonably satisfactory to Buyer, which includes an opinion that the Purchase Price constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York and Delaware and cases thereunder) to Sellers in exchange for the Assets.

      SECTION 9.9.     Fairness Opinion. Nextera shall have received a written opinion of Houlihan Valuation Advisors dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to Sellers, Nextera and Nextera’s Stockholders from a financial point of view.

      SECTION 9.10.     Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Sellers or Nextera shall have been fully performed and complied with in all material respects on or prior to the Closing Date.

      SECTION 9.11.     No Adverse Change. Since the Balance Sheet Date, there shall have been no change, loss or damage to the Assets or the Business, except for (i) changes in the ordinary course of business, (ii) changes contemplated hereby or relating to the transactions contemplated hereby or (iii) changes which could not reasonably be expected to result in, or which have not had, a Material Adverse Effect; provided that notwithstanding the foregoing, if Buyer can demonstrate, acting in good faith, that customers representing more than five percent (5%) of Sellers’ revenues reflected on the statement of operations for the twelve (12) month period immediately preceding the Closing Date intend to terminate their business relationship with Sellers as a direct result of Buyer acquiring the Assets and the Parties consummating the transactions contemplated by this Agreement (excluding from such calculation any such customers that terminate their relationship with Sellers due to actual or perceived conflicts with FTI or Buyer and/or any of FTI’s customers or clients), such circumstance shall be deemed to be a Material Adverse Effect.

      SECTION 9.12.     No Proceedings. There is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, FTI, Sellers, Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, any of the other Transaction Documents or the Voting Agreement or otherwise claiming that the consummation this Agreement, any of the other Transaction Documents or the Voting Agreement is illegal or invalid.

      SECTION 9.13.     Employment Agreements. Buyer shall have received an Employment Agreement dated as of the date hereof duly executed and delivered by each employee of Sellers listed on Schedule 7.6.

      SECTION 9.14.     Assignment of Leases. Buyer shall have received an Assignment of each of the Real Property Leases from Sellers or Nextera in the form attached hereto as Exhibit E (“Lease Assignment”), duly executed by Sellers (or Nextera) as assignor, and the landlord under such Real Property Lease, conveying all of Sellers’ or Nextera’s right, title and interest in and to the Real Property Leases, accompanied by (a) a written consent of the landlord to each such assignment and (b) an estoppel certificate from the landlord under each of the Real Property Leases.

      SECTION 9.15.     Bill of Sale. Buyer shall have received from Sellers a General Conveyance, Assignment and Bill of Sale in the form attached hereto as Exhibit F, conveying, selling, transferring and assigning to Buyer all right, title and interest in and to the Assets free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except those matters approved in writing by Buyer prior to the Closing Date.

      SECTION 9.16.     Transfer of Name and other Proprietary Rights. Sellers and Nextera shall have delivered to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary or desirable to (i) effect the transfer of the registration of any name conveyed to Buyer pursuant to this Agreement in the states of Sellers’ incorporation and organization and in each other state where Sellers are qualified to do business or has registered any such name under a “Trade Name” or “Fictitious Name” statute or similar law or has taken any other action in order to obtain or protect rights in such name and (ii) effect the transfer of any other Proprietary Rights being transferred to Buyer.

      SECTION 9.17.     Receipt. A receipt of Sellers with respect to amounts paid to Sellers in Purchase Price pursuant to Section 3.2.

      SECTION 9.18.     Evidence of Payoff. At the Closing, Sellers shall have delivered to Buyer documents in form and substance reasonably satisfactory to Buyer evidencing (i) the repayment and discharge in full (without any continuing adverse effect upon Sellers or Nextera) of the Indebtedness (including the termination of any commitments to extend credit thereunder), (ii) the termination and release of any liens granted in connection with the Indebtedness and (iii) evidence of termination of all Encumbrances listed on Schedule 5.11 reasonably satisfactory to Buyer, in each case subject to Sellers’ receipt of the Purchase Price.

      SECTION 9.19.     Non-Compete Payments. Sellers and Nextera shall have made all non-compete payments listed on Schedule 9.19, in each case subject to Sellers’ receipt of the Purchase Price.

      SECTION 9.20.     “FIRPTA” Affidavits. Buyer shall receive FIRPTA affidavits from Sellers and Nextera substantially in the form of Exhibit G attached hereto.

      SECTION 9.21.     Other. Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Assets.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

      The obligations of Sellers and Nextera to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Sellers and Nextera):

      SECTION 10.1.     Nextera Stockholder Approval. Nextera Stockholder Approval shall have been obtained.

      SECTION 10.2.     HSR Act; Consents; Filings.

      (a) any applicable waiting period or required approval under the HSR Act, or any other similar applicable law required prior to the completion of the transaction contemplated hereby shall have expired or been earlier terminated or received;

      (b) no Governmental Authority shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transaction contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated; and

      (c) the Parties shall have received from any and all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof which are contemplated by Section 8.1.

      SECTION 10.3.     Representations and Warranties. Buyer and FTI’s representations and warranties set forth in this Agreement and in any schedule hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date except for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified).

      SECTION 10.4.     Officers’ Certificate. Sellers shall have received a certificate from Buyer and FTI, executed a duly authorized officer of Buyer and FTI, to the effect that (1) each of Buyer’s and FTI’s representations and warranties set forth in Article VI of the Agreement are true and correct in all material respects as of the date of Closing, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, (2) each of Buyer and FTI have performed and complied in all material respects with all covenants required to be performed or complied with by it prior to the Closing and (3) all conditions to Nextera’s and Sellers’ obligations to be satisfied by Buyer and FTI set forth in this Article X have been satisfied.

      SECTION 10.5.     Closing Certificates. Sellers and Nextera shall have received:

(a) a duly executed certificate from an authorized officer of Buyer and FTI certifying in such detail as Nextera may reasonably request to (i) Buyer and FTI’s respective articles of organization, articles of incorporation, operating agreement and by-laws, (ii) resolutions or minutes of the members of the Board of Directors of FTI and pertaining to the authorization of this Agreement on behalf of itself and as parent of Buyer and all other instruments, documents, transactions and agreements contemplated hereby, and (iii) the incumbency of the executing officers of FTI; and

(b) a copy of the Articles of Incorporation of FTI and articles of organization of Buyer, certified as of a recent date by the Secretary of State of the State of Maryland, along with a certificate of existence or good standing of Buyer and FTI from the Secretary of State of the State of Maryland.

      SECTION 10.6.     Solvency Opinion/ Fair Value. Sellers shall have received the solvency/fair value opinion from Houlihan Valuation Advisors, Nextera’s financial advisor in form and substance reasonably satisfactory to Buyer, which includes an opinion that the Purchase Price constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York and Delaware and cases thereunder) to Sellers in exchange for the Assets.

      SECTION 10.7.     Fairness Opinion. Nextera shall have received a written opinion of Houlihan Valuation Advisors dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to Seller, Nextera and Nextera’s Stockholders from a financial point of view.

      SECTION 10.8.     Assumption Agreement. Sellers shall have received from Buyer such instruments of assumption, which shall be in form and substance satisfactory to Nextera that are necessary or appropriate in order to evidence the assignment to and the assumption by Buyer of the Assets and the Assumed Liabilities.

      SECTION 10.9.     Opinion of Counsel. Sellers shall have received an opinion of the Vice President, Secretary and General Counsel of FTI and Paul, Hastings, Janofsky & Walker LLP in substantially the forms attached hereto as Exhibit H and Exhibit I, respectively.

      SECTION 10.10.     Payments at Closing. Sellers shall have received by wire transfer of immediately available funds amounts equal to the Cash Closing Amount and the Medical Plan Payment, and Buyer shall have deposited the Escrow Amount in a third party escrow account into accordance with Section 3.2(b).

      SECTION 10.11.     Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer and FTI shall have been fully performed and complied with in all respects on or prior to the Closing Date.

      SECTION 10.12.     No Adverse Proceeding. There is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, FTI, Sellers, Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

ARTICLE XI

INDEMNIFICATION

      SECTION 11.1.     Survival of Representations, Warranties and Agreements.

      (a) Subject to the limitations set forth in Section 11.4 of this Agreement and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or FTI, all representations, warranties, covenants and agreements of Sellers and Nextera in this Agreement and in the Transaction Documents shall survive execution and delivery of this Agreement for a period of twenty-four (24) months, provided, however that (i) the representations and warranties set forth in Sections 5.6, 5.12, 5.16, 5.23 and 6.4 shall survive until the expiration of their applicable statutes of limitations and (ii) the representations and warranties contained in Sections 5.1, 5.2, 5.8, 5.11, 5.14, 6.1, 6.2 and 6.3 shall survive indefinitely. All representations and warranties of Sellers and Nextera and Buyer and FTI set forth in this Agreement and in the Transaction Documents shall be deemed to have been made again by Sellers and Nextera as of the Closing Date. In the event any claim for indemnification under Section 11.2 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

      (b) As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the schedule relating to such Section.

      (c) Unless a specified period is set forth in this Agreement (in which event such specified period will control) the covenants contained herein will survive the Closing and remain in effect indefinitely.

      SECTION 11.2.     Indemnification by Sellers and Nextera.

      (a) Subject to the limitations set forth in Section 11.4 of this Agreement, Sellers and Nextera, jointly and severally, shall indemnify and hold harmless the Buyer, FTI and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (“Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, diminution in value, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, “Seller Indemnifiable Claims”):

(A) Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Sellers or Nextera in this Agreement;

(B) Any Excluded Liabilities;

(C) Any Litigation relating to the Business; or

(D) Any liability or obligation incurred by Sellers or Nextera following the Closing not related to the Business.

      (b) Damages shall be determined without regard to whether or not, apart from the Seller Indemnifiable Claim with respect to such Damages, the transactions provided for in this Agreement prove generally to be favorable to Buyer and without regard to whether or not the facts and circumstances covered by any representation, warranty or covenant prove to be more favorable to Buyer than so represented, warranted or covenanted. Notwithstanding anything in this Agreement to the contrary, it is hereby agreed that solely for the purposes of the calculation of Damages pursuant to this Article XI, all materiality and Material Adverse Effect exceptions and qualifications set forth in any representation or warranty contained in this Agreement shall be disregarded.

      SECTION 11.3.     Indemnification by Buyer and FTI.

      (a) Subject to the limitations set forth in Section 11.4 of this Agreement, Buyer and FTI shall indemnify and hold harmless Sellers, Nextera and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (“Seller Indemnified Parties”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, “Buyer Indemnifiable Claims”):

(A) Any inaccuracy in or breach or nonfulfillment of any of the representations, warrants, covenants, or agreements made by Buyer or FTI in this Agreement;

(B) Any Assumed Liabilities; or

(C) Any liability or obligation incurred by Buyer or FTI prior to the Closing not related to the Business.

      (b) Damages shall be determined without regard to whether or not, apart from the Buyer Indemnifiable Claim with respect to such Damages, the transactions provided for in this Agreement prove generally to be favorable to Seller and without regard to whether or not the facts and circumstances covered by any representation, warranty or covenant prove to be more favorable to Seller than so represented, warranted or covenanted. Notwithstanding anything in this Agreement to the contrary, it is hereby agreed that solely for the purposes of the calculation of Damages pursuant to this Article X, all materiality and Material Adverse Effect exceptions and qualifications set forth in any representation or warranty contained in this Agreement shall be disregarded.

      SECTION 11.4.     Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

(a) The Parties shall not be entitled to indemnification hereunder with respect to a Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be (either of a Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, an “Indemnifiable Claim”) (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds One Million Dollars ($1,000,000), in which event the indemnity provided for in Section 11.2 or 11.3 hereof shall be effective with respect to Indemnifiable Claims in excess of such Two Hundred Fifty Thousand Dollars ($250,000) amount (the “Floor”). Additionally, a claim shall not be considered an Indemnifiable Claim unless it individually (along with related claims) exceeds Twenty-Five Thousand Dollars ($25,000). The foregoing One Million Dollars ($1,000,000) aggregate deductible amount and the Twenty-Five Thousand Dollars ($25,000) individual claim amount shall not be applicable and shall not limit any indemnification sought with respect to claims asserted by third parties. In no event shall the indemnification obligation of Sellers or Nextera arising under this Article XI exceed an amount equal to Sixty-Five Million Dollars ($65,000,000) in the aggregate. In no event shall the indemnification obligation of Buyer arising under this Article XI exceed Thirteen Million Dollars ($13,000,000) in the aggregate. Notwithstanding the foregoing, none of the limitations on indemnification set forth in this Section 11.4(a) will apply to (i) Sellers’ or Nextera’s breach of representations made in Section 5.1, 5.2, 5.6, 5.11, 5.12, 5.14, 5.16, 6.1, 6.2, 6.3, 6.4 and 8.7 (ii) any Seller Indemnifiable Claims by Buyer pursuant to Section 11.2(a)(B), 11.2(a)(C) or 11.2(a)(D) or (iii) any Buyer Indemnifiable Claims by Seller pursuant to Section 11.3(a)(B) or 11.3(a)(C).

(b) All indemnity payments payable hereunder shall be paid in immediately available funds within five (5) Business Days after the later of (i) the receipt of a written request from the party entitled to such indemnification payment and (ii) the day of payment of the amount that is the subject of the indemnification payment by the Party entitled to receive the indemnification payment. All such indemnification payments shall be made to the accounts and in the manner specified in writing by the Party entitled to receive such indemnification payments.

      SECTION 11.5.     Procedure for Indemnification with Respect to Third-Party Claims.

      (a) If either Party (the “Indemnified Party”) determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the “Indemnifying Party”) within ten (10) days of the Indemnified Party’s becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party’s notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

      (b) In the event that the Indemnifying Party, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

      (c) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect Buyer or FTI, other than as a result of money damages or other money payments, Buyer and FTI shall have the right to defend, compromise or settle such Indemnifiable Claim; and (ii) Sellers and Nextera shall not, without Buyer’s written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to Buyer and FTI a release from all liability in respect of such Indemnifiable Claim.

      SECTION 11.6.     Insurance Proceeds; Recoveries under Section 3.5. To the extent that any Indemnifiable Claim is covered by insurance held by the Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Article XI only with respect to the amount of Damages that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance. If such Indemnified Party receives such cash insurance proceeds prior to the time such Indemnifiable Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Indemnifiable Claim shall be reduced by the amount of such insurance proceeds. If such Indemnified Party receives such cash insurance proceeds after such Indemnifiable Claim is paid, then upon receipt by the Indemnified Party of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by such Indemnified Party with respect to such Indemnifiable Claim, such Indemnified Party shall repay any portion of such amount which was previously paid by the Indemnifying Party to the Indemnified Party in satisfaction of such Indemnifiable Claim. In addition to the foregoing, the Parties acknowledge and agree that, if FTI and Buyer have received a recovery or compensation under Section 3.5 for uncollectible Receivables or any Estimated Working Capital Discrepancy Amount, FTI and Buyer shall have no right to make any additional claim under Article XI to the extent of the amount of such claim that has been recovered or compensated under Section 3.5.

ARTICLE XII

TERMINATION

      SECTION 12.1.     Termination. This Agreement may be terminated at any time prior to the Closing by written notice:

(a) by mutual written agreement of FTI and Nextera in each case duly authorized by their respective Boards of Directors or a duly authorized committee thereof;

(b) by either FTI or Nextera, if

(i) the transactions contemplated by this Agreement have not been consummated by December 31, 2003; provided, however, that such date shall be extended to February 29, 2004 if the transactions contemplated by this Agreement have not been consummated by December 31, 2003 as a result of delays in connection with comments, questions or documentary or informational requests from the SEC in connection with the Proxy Statement or from the Department of Justice or the Federal Trade Commission in connection with the Parties’ filings under the HSR Act (as such date may be extended, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated by this Agreement to occur on or before the date this Agreement is sought to be terminated pursuant to this clause (i);

(ii) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Nextera, Sellers, FTI or Buyer from consummating such transactions is entered and the injunction, judgment, order or decree shall have become final and nonappealable and, prior to that termination, the Parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the law, judgment, injunction, order or decree; or (A) the Nextera Stockholder Meeting has been convened and concluded and (B) the Nextera Stockholder Approval shall not have been obtained; or

(iii) if the Nextera Stockholder Meeting (including any postponements and adjournments thereof) shall have been held and completed and the Nextera Stockholders shall have taken a final vote on the Nextera Recommendation and the Nextera Stockholder Approval shall not have been obtained;

(c) by Nextera:

(i) if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Buyer or FTI set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article X not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

(ii) as contemplated by Section 7.4(b)(iii); provided, however, that no such termination shall relieve Nextera or Sellers from their obligations under Section 12.2(c) below; or

(d) by FTI, if:

(i) a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Nextera or Sellers set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article IX not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(ii) (A) the Board of Directors of Nextera (1) amends, withdraws, modifies, changes, conditions or qualifies the Nextera Recommendation in a manner adverse to Buyer and the transactions contemplated by this Agreement; (2) approves or recommends to the Nextera Stockholders an Acquisition Proposal (other than by Buyer as contemplated by this Agreement); or (3) approves a resolution or agrees to do any of the matters set forth in the immediately foregoing clauses (1) and (2); or (B) after the third Business Day following Buyer’s receipt of a Notice of Superior Proposal, unless prior to such termination (x) a new Notice of Superior Proposal has been delivered with respect to an Acquisition Proposal by a different Person than the prior Notice of Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 12.1(d)(ii)(B)), (y) a new Notice of Superior Proposal has been delivered with respect to a Modified Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 12.1(d)(ii)(B)) or (z) Nextera shall have irrevocably withdrawn such Notice of Superior Proposal and terminated all discussions and negotiations with such Person regarding any Acquisition Proposal; or

(iii) any Person or group (other than Buyer or its affiliates) acquires beneficial ownership of a majority of the outstanding capital stock of Sellers or Nextera.

      SECTION 12.2.     Effect of Termination.

      (a) If this Agreement is terminated pursuant to Section 12.1 (except as provided in Section 12.2(b) below), there shall be no liability or obligation on the part of Buyer, FTI, Sellers, Nextera, or any of their respective officers, directors, stockholders, agents or affiliates, except no such termination shall relieve any Party hereto of any liability or damages resulting from any willful breach of this Agreement; provided that the provisions of Sections 8.3, 8.5, 12.2, 12.3 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      (b) In the event that this Agreement is terminated by any Party pursuant to Section 12.1(b)(i) (provided that at the time of such termination, the condition precedent in Section 9.2(a) and Section 10.2(a) shall have been satisfied), Nextera shall pay to FTI up to One Million Five Hundred Thousand Dollars ($1,500,000) of Buyer’s and FTI’s reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of such termination.

      (c) In the event that:

(A) this Agreement is terminated by FTI pursuant to Section 12.1(d)(ii) or Section 12.1(d)(iii);

(B) this Agreement is terminated by Nextera pursuant to Section 12.1(c)(ii);

(C) this Agreement is terminated pursuant to Section 12.1(b)(iii); or

(D) this Agreement is terminated pursuant to Section 12.1(b)(i) (provided that at the time of such termination, the condition precedent in Section 9.2(a) and Section 10.2(a) shall have been satisfied) or Section 12.1(d)(i) and, in each case, Sellers and Nextera shall have disclosed, announced or accepted an Acquisition Proposal;

      then Nextera shall pay to FTI (in immediately available funds to an account designated by FTI) (the “Termination Fee”):

(1) within five (5) Business Days following Nextera’s receipt of documentation describing in reasonable detail Buyer’s reasonable actual out-of-pocket legal, investment banking and accounting expenses, a cash amount equal to (x) up to One Million Five Hundred Thousand Dollars ($1,500,000) of such reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of such termination and (y) an additional One Million Dollars ($1,000,000); and

(2) if a Superior Proposal is consummated by Sellers or Nextera within twelve (12) months after the occurrence of the event giving rise to such termination, within five (5) Business Days following the consummation of such Superior Proposal a cash amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000); and

      Sellers and Nextera agree to use reasonable commercial efforts to consummate any Superior Proposal that causes any termination of this Agreement under Section 12.1(c)(ii). The Parties acknowledge and agree that Nextera will in no event be required to pay more than One Million Five Hundred Thousand Dollars ($1,500,000) of Buyer’s reasonable actual out-of-pocket legal, investment banking and accounting expenses, and that such amount shall be required to be paid by Nextera only once.

      SECTION 12.3.     Fees And Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring expenses, whether or not the transactions contemplated hereby are consummated.

ARTICLE XIII

Miscellaneous Provisions

      SECTION 13.1.     Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing (a) at the time it is served either by personal delivery to the Party for whom intended (b) five (5) days after the date it is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such Party or (c) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received:

If to Buyer or FTI:

FTI Consulting, Inc.
909 Commerce Road
Annapolis, MD 21401
Attention: Dianne Sagner, Esq.
Theodore Pincus
Fax: 410-224-2809

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street,
New York, NY 10022
Attention: Charles H. Baker, Esq.
Fax: 212-230-7621

If to Sellers or Nextera:

Nextera Enterprises, Inc.
One Cambridge Center, 7th Floor
Cambridge, MA 02142
Attention: Michael P. Muldowney
Fax: 617-715-0201

with a copy to:

Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, CA 90401
Attention: Richard V. Sandler, Esq.
Fax: 310-570-4901

      SECTION 13.2.     Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein, along with the Confidentiality Agreement, embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      SECTION 13.3.     Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Sellers and Nextera, their successors and permitted assigns, and Buyer and FTI, their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Party or Parties; provided, however, that the Buyer may assign at any time after the date hereof any of its rights under this Agreement, in whole or in part, to any affiliate of Buyer without obtaining the consent of Sellers or Nextera. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

      SECTION 13.4.     Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

      SECTION 13.5.     Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by all of the Parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent that a Party hereto may have otherwise agreed in writing, no waiver by that Party of any condition of this Agreement or breach by the other Party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other Party, nor shall any forbearance by the first Party to seek a remedy for any noncompliance or breach by the other Party be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.

      SECTION 13.6.     No Third Party Beneficiaries. Subject to Section 13.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

      SECTION 13.7.     Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      SECTION 13.8.     Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

      SECTION 13.9.     Remedies of Buyer. The Assets are unique and not readily available. Accordingly, Sellers and Nextera acknowledge that, in addition to all other remedies to which Buyer and FTI are entitled, Buyer and FTI shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Buyer and FTI are not in material default hereunder. The rights and remedies conferred upon Buyer and FTI under this Agreement or by any instrument or law shall be cumulative and may be exercised singularly or concurrently.

      SECTION 13.10.     No Personal Liability. FTI and Buyer acknowledge that the individuals executing the Transaction Agreements or any exhibit, schedule or agreement delivered by Sellers or Nextera in connection with this Agreement and the individuals included in the definition of Knowledge with respect to Sellers and Nextera are acting in their respect capacities as officers of Sellers and/or Nextera and such individuals shall have no personal liability to FTI or Buyer for any matter set forth herein or in such other exhibit, schedule or agreement.

      SECTION 13.11.     Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York. It is the intention of the Parties that this Agreement shall be deemed to have been entered into in New York County, New York and that the laws of the State of New York should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties. The Parties agree to non-exclusive jurisdiction in any federal, state or local courts located in, or otherwise, having jurisdiction over New York County or New York City, New York as well as non-exclusive jurisdiction in any federal, state or local courts located in, or otherwise, having jurisdiction over Los Angeles County or the City of Los Angeles, California and the Parties hereby consent to personal jurisdiction in such courts and waive any objection based on Forum Non Coveniens and any objection to jurisdiction or venue of any action instituted hereunder.

      SECTION 13.12.     Definitions. The following terms, whenever used in this Agreement, shall have the respective meanings set forth below:

“Accounting Referee” shall have the meaning set forth in Section 3.5(i).

“Acquisition Proposal” means any offer or proposal (whether or not in writing) from any Person, other than as contemplated by this Agreement, regarding any of the following: (a) a transaction pursuant to which any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) acquires or would acquire beneficial ownership of more than twenty percent (20%) of the total outstanding shares voting securities of Sellers or Nextera, whether from the stockholders of Sellers or Nextera (in the case of Seller) pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Sellers or Nextera, or (c) any transaction which would result in a Person or group acquiring more than 20% of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock of subsidiaries) of Sellers or Nextera’s other subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise).

“Affiliate” shall have the meaning set forth in Section 5.16(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Financial Statements” shall have the meaning set forth in Section 5.3(a).

“Applicable Laws” shall have the meaning set forth in Section 5.7.

“Assets” shall have the meaning set forth in Section 1.1.

“Assumed Employment Liabilities” shall have the meaning set forth in Section 8.4.

“Assumed Liabilities” shall have the meaning set forth in Section 2.1.

“Balance Sheet Date” means the date of the audit of the financial statements of Lexecon.

“Base Receivables” shall have the meaning set forth in Section 3.5(g).

“Business” shall have the meaning set forth in the Preliminary Statements.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York.

“Business Records” shall have the meaning set forth in Section 1.1(m).

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

“Buyer Indemnifiable Claims” shall have the meaning set forth in Section 11.3(a).

“Cash Closing Amount” shall have the meaning set forth in Section 3.2.

“Claims” shall have the meaning set forth in Section 1.1(l).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 3.5(e)(ii).

“Closing Working Capital” shall have the meaning set forth in Section 3.5(e)(ii).

“Closing Working Capital Discrepancy Amount” shall have the meaning set forth in Section 3.5(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collectible Accounts Receivable Determination” shall have the meaning set forth in Section 3.5(g).

“Collection Review Period” shall have the meaning set forth in Section 3.5(e).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.5.

“Contracts” shall have the meaning set forth in Section 1.1(c).

“Copyrights” shall have the meaning set forth in Section 1.1(g).

“Current Assets” shall mean, without duplication, the sum of the following line items set forth on the applicable balance sheet, in each case accounted for in accordance with GAAP: (i) Accounts and Notes Receivable and (ii) Prepaids and Other Current Assets, including, without limitation, the IPO Case Receivables.

“Current Liabilities” shall mean, without duplication, the sum of the following line items set forth on the applicable balance sheet, in each case accounted for in accordance with GAAP: (i) Accounts Payable and Accrued Liabilities and (ii) Capital Lease Obligations — Current, including, without limitation, Sellers’ payment obligations relating to the IPO Case Receivables. Any liability that would be classified as a Current Liability for purposes of this definition but which is also classified as “Indebtedness” under the definition thereof in this Section 13.12 shall be treated as Indebtedness and shall not be treated as a Current Liability for purposes of the calculations in Section 3.5 hereof.

“Damages” shall have the meaning set forth in Section 11.2(a).

“Discrepancy Repayment” shall have the meaning set forth in Section 3.5(f).

“DGCL” means the Delaware General Corporate Law, as amended.

“Employment Agreement” shall have the meaning set forth in Section 7.6.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, encumbrance or other right of third parties; provided, however, that Encumbrances shall not include any: (a) Encumbrances for Taxes or other governmental charges not yet due and payable by a Person or the amount or validity of which is being contested by such Person in good faith by appropriate proceedings; (b) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property by Sellers or Nextera; (c) covenants, conditions, restrictions, easements and other matters of record affecting title to the real property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of real property; and (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties in the ordinary course of business, including without limitation, the Personal Property Leases.

“End Date” shall have the meaning set forth in Section 12.1(b)(i).

“Environmental Laws” means all applicable laws in effect as of the Closing Date which deal with Solid Waste, hazardous waste, wastewater discharges, water quality, drinking water, air emissions, air quality (indoor or outdoor), Hazardous Substances, asbestos, toxic substances, radioactive materials or waste, petroleum or its derivatives, wetlands, lead-based paint, radon, employee health and safety or community right-to-know.

“ERISA” shall have the meaning set forth in Section 5.16(a).

“ERISA Affiliate” shall have the meaning set forth in Section 5.16(a).

“Escrow Agreement” shall have the meaning set forth in Section 3.2(b).

“Escrow Amount” means One Million, Five Hundred Thousand Dollars ($1,500,000).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 3.5(b).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 3.5(b).

“Estimated Working Capital Discrepancy Amount” shall have the meaning set forth in Section 3.5(d).

“Exchange Act” shall have the meaning set forth in Section 7.4(a)(iii).

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“fictitious name” shall have the meaning set forth in Section 9.16.

“Floor” shall have the meaning set forth in Section 11.4.

“Formation Documents” shall have the meaning set forth in Section 5.1.

“FTI” shall have the meaning set forth in the Preamble.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

“Goodwill” shall have the meaning set forth in Section 1.1(n).

“Governmental Authority” means any federal, state, or local governmental authority or instrumentality, including any court, tribunal or administrative agency, department, bureau, commission or board.

“Hazardous Substances” means asbestos, radioactive substances, radon, PCBs, petroleum and any substance deemed under federal or applicable state law or regulation a hazardous or toxic substance, material, chemical substance, pollutant, waste, pesticide or fungicide.

“Hired Employees” shall have the meaning set forth in Section 8.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of each of Sellers and Nextera shall include, without duplication: (i) all indebtedness of Sellers and Nextera for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business); (ii) any other indebtedness of Sellers or Nextera which is evidenced by a note, mortgage, bond, debenture or similar instrument; (iii) all long-term obligations of Sellers or Nextera under capitalized leases; (iv) all loans to Sellers or Nextera from officers or stockholders; (v) all liabilities of Sellers or Nextera related to lease obligations for closed offices; (vi) all liabilities of Sellers or Nextera for the payment of money related to acquisitions of or by Sellers or Nextera; (vii) net liabilities associated with intercompany balances and (viii) the portion calculable and non-contingent as of the Closing Date, whether or not then payable, of amounts required to be paid by Sellers or Nextera resulting from or triggered by the Closing pursuant to a non-compete payment obligation or change of control payment obligation, in each case including all accrued and unpaid interest (including, without limitation, the non-complete payments set forth on Schedule 9.19), but excluding any non-compete payments listed on Schedule 8.4.

“Indemnifiable Claims” shall have the meaning set forth in Section 11.4(a).

“Indemnified Party” shall have the meaning set forth in Section 11.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.5(a).

“IPO Case Receivables” means Receivables in an amount not to exceed One Million, Five Hundred Fifty Thousand Dollars ($1,550,000) that are related to the matters set forth as Items 112 and 123 on Schedule 5.26 under the caption “Other Contracts.”

“June Balance Sheet” shall have the meaning set forth in Section 5.3(a).

“Knowledge” means (a) with respect to the Sellers or Nextera, the actual knowledge of Dennis Carlton, Michael Dolan, Daniel Fischel, Jerry Hausman, Joseph Kalt, Michael Muldowney, Richard Sandler and Mark Zumbach and (b) with respect to Buyer or FTI, the actual knowledge of Jack Dunn, Stuart Kahn, Theodore Pincus and Philip Jacoby.

“Lease Assignment” shall have the meaning set forth in Section 9.13.

“Leased Real Property” shall have the meaning set forth in Section 5.23.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Litigation” means any litigation, legal action, arbitration, proceeding, demand, claim or investigation, whether or not pending or threatened on the Closing Date, affecting or brought by or against Sellers or the Assets, with respect to events, circumstances, actions or inactions occurring or existing prior to the Closing.

“Marks” shall have the meaning set forth in Section 1.1(g).

“Material Adverse Effect” shall have the meaning set forth in Section 5.4.

“Medical Plan Payment” means the amount designated by Sellers in a writing delivered to Buyer five (5) days prior to the Closing Date, which represents Sellers’ good faith estimate of the Liabilities under Sellers’ self-insured medical plan that have been incurred in accordance with past practice as of the Closing Date.

“Modified Superior Proposal” shall have the meaning set forth in Section 7.4(b)(iii).

“multiemployer plan” shall have the meaning set forth in Section 5.16(c).

“multiple employer plan” shall have the meaning set forth in Section 5.16(c).

“Nextera” shall have the meaning set forth in the Preamble.

“Nextera Class A Common Stock” means the class A common stock, par value $0.001 per share of Nextera.

“Nextera Class B Common Stock” means the class B common stock, par value $0.001 per share of Nextera.

“Nextera Common Stock” means Nextera Class B Common Stock and Nextera Class A Common Stock.

“Nextera Preferred Stock” means the series A cumulative convertible preferred stock, par value $0.001 per share of Nextera.

“Nextera Recommendation” shall have the meaning set forth in Section 7.3.

“Nextera Stock” means Nextera Class A Common Stock, Nextera Class B Common Stock and Nextera Preferred Stock.

“Nextera Stockholder Approval” shall have the meaning set forth in Section 5.2(b).

“Nextera Stockholder Meeting” shall have the meaning set forth in Section 7.3.

“Nextera Stockholders” means all of the holders of the outstanding Nextera Stock.

“Non-Compete Agreements” shall have the meaning set forth in Section 2.2.

“Notice of Superior Proposal” shall have the meaning set forth in Section 7.4(b)(iii).

“Owned Intellectual Property” shall have the meaning set forth in Section 5.8(a).

“Patents” shall have the meaning set forth in Section 1.1(g).

“Parties” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 1.1(f).

“Permitted Actions” shall have the meaning set forth in Section 7.4(b)(i).

“Person” means an individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, or unincorporated organization, however described.

“Personal Property Leases” shall have the meaning set forth in Section 1.1(h).

“Personal Property” shall have the meaning set forth in Section 1.1(b).

“Pre-Closing Tax Period” means any taxable period beginning and ending before the Closing Date.

“Profit Sharing Plan Payment” means the amount designated by Sellers in writing and delivered to Buyer five (5) days prior to the Closing Date, which represents Sellers’ good faith estimate of the contributions required to be made in accordance with past practice with respect to the time period ended on the Closing Date under Sellers’ Lexecon Retirement & Savings Plan, which is intended to qualify under Section 401 of the Code.

“Proprietary Rights” shall have the meaning set forth in Section 1.1(g).

“Proxy Statement” means the proxy statement to be mailed to the Nextera Stockholders in connection with the Nextera Stockholder Approval, together with any amendments or supplements thereto, which shall, among other things, set forth the Nextera Recommendation.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Real Property Leases” shall have the meaning set forth in Section 1.1(a).

“Related Persons” shall have the meaning set forth in Section 5.25.

“Receivables” shall have the meaning set forth in Section 1.1(i).

“SEC” means the Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Seller Indemnifiable Claims” shall have the meaning set forth in Section 11.2(a).

“Seller Plans” shall have the meaning set forth in Section 5.16(a).

“Seller Plan Liabilities” means any Liability attributable to a Seller Plan, including the Seller Plan Payments.

“Seller Plan Payments” means the aggregate of the Profit Sharing Plan Payment and the Medical Plan Payment.

“Software” shall have the meaning set forth in Section 1.1(g).

“Solid Waste” means any substance deemed a waste under any applicable federal, state, county or local laws, ordinances, rules or regulations and also infectious waste, residual waste, hazardous waste or nuclear/ radioactive waste regardless of the level of radioactivity.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Superior Proposal” means any written, bona fide Acquisition Proposal that a majority of the disinterested members of the Nextera’s Board of Directors determines in good faith, after considering the advice of outside legal counsel and financial advisors, would result in a transaction, if consummated, that would be more favorable to Nextera Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby and is reasonably capable of being consummated (including, without limitation, the availability of committed financing, to the extent needed to complete the transaction).

“Tax Return” means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Termination Fee” shall have the meaning set forth in Section 12.2(b).

“trade name” shall have the meaning set forth in Section 9.17.

“Trade Secrets” shall have the meaning set forth in Section 1.1(g).

“Transaction Documents” means this Agreement, and the Escrow Agreement.

“Voting Agreement” shall have the meaning set forth in the Preliminary Statements.

“Warn” shall have the meaning set forth in Section 5.15(c).

“Withheld Receivables” means such client accounts receivable that are designated by Sellers and Nextera from the list of clients set forth on Schedule 13.12 pursuant to Section 3.5 and are equal to the sum of (a) the outstanding principal balance at Closing under that portion of the loan made by Knowledge Universe, Inc. on July 17, 2003 plus (b) the amount by which one-half ( 1/2) of the Seller Plan Payments exceeds the Medical Plan Payment.

“Warranties” shall have the meaning set forth in Section 1.1(k).

“Work-in-Process” shall have the meaning set forth in Section 1.1(d).

“Working Capital” shall mean Current Assets minus Current Liabilities.

“Working Capital Schedule” shall have the meaning set forth in Section 3.5(a).

“Working Capital Target” shall have the meaning set forth in Section 3.5(d).

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FTI CONSULTING, INC.		LEXECON INC.

By:	/s/ THEODORE I. PINCUS	By:	/s/ MICHAEL P. MULDOWNEY

	Name: Theodore I. Pincus Title: Executive Vice President and Chief Financial Officer		Name: Michael P. Muldowney Title: Assistant Secretary

LI ACQUISITION COMPANY, LLC		CE ACQUISITION CORP.

By:	/s/ THEODORE I. PINCUS	By:	/s/ MICHAEL P. MULDOWNEY

	Name: Theodore I. Pincus Title: Executive Vice President and Chief Financial Officer		Name: Michael P. Muldowney Title: Vice President

ERG ACQUISITION CORP.

		By:	/s/ MICHAEL P. MULDOWNEY

Name: Michael P. Muldowney Title: Vice President

NEXTERA ENTERPRISES, INC.

		By:	/s/ MICHAEL P. MULDOWNEY

Name: Michael P. Muldowney Title: Chief Operating Officer and Chief Financial Officer

ANNEX B

VOTING AGREEMENT

      This VOTING AGREEMENT (this “Agreement”), is made and entered into this 25th day of September 2003 by and among LI Acquisition Company, LLC, a Maryland limited liability company (“Buyer”), FTI Consulting, Inc., a Maryland corporation (“FTI”), Knowledge Universe, Inc., a Delaware corporation (“Knowledge Universe”) and Nextera Enterprises Holdings, Inc., a Delaware corporation (“Nextera Holdings”, together with Knowledge Universe, collectively, the “Stockholders”).

      WHEREAS, pursuant to the terms and subject to the conditions of that certain Asset Purchase Agreement, dated as of September 25, 2003 (the “Purchase Agreement”), by and among FTI, Buyer, Nextera Enterprises, Inc. (“Nextera”), Lexecon Inc. (“Lexecon”), CE Acquisition Corp. (“CE”) and ERG Acquisition Corp. (“ERG” and, together with Lexecon and CE, the “Sellers”), Buyer shall purchase substantially all the assets of the Sellers (the “Transaction”);

      WHEREAS, Nextera owns one hundred percent (100%) of the issued and outstanding capital stock of Lexecon, and Lexecon owns one hundred percent (100%) of the issued and outstanding capital stock of each of CE and ERG;

      WHEREAS, the Stockholders are the holders of record or beneficial owners (for all purposes in this Agreement, as such term is defined in Rule 13d-3 of the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 8,810,000 shares of the outstanding class A common stock, par value $0.001 per share of Nextera (the “Class A Common Stock”), 3,844,200 shares of the outstanding class B common stock, par value $0.001 per share of Nextera (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and 40,375 shares of the outstanding series A cumulative convertible preferred stock, par value $0.001 per share of Nextera (the “Preferred Stock” and together with the Common Stock and taking into account the considerations set forth in Section 4, below, the “Shares”);

      WHEREAS, the Shares represent approximately 71.45% of the voting power of the issued and outstanding voting securities of Nextera; and

      WHEREAS, to induce the execution of the Purchase Agreement by Buyer, the Stockholders agree to vote the Shares so as to facilitate consummation of the Transaction to the extent more fully described below.

      NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

      1.     Agreement to Vote Shares.

1.1 At any meeting of the stockholders of Nextera called with respect to the Transaction, the Purchase Agreement and the other transactions contemplated thereby, and at any adjournment thereof, and with respect to any consent solicited with respect to the Transaction, the Purchase Agreement and any of the other transactions contemplated thereby, the Stockholders shall vote the Shares (a) in favor of approval of the Transaction, the Purchase Agreement, the other transactions contemplated thereby and any matter which could reasonably be expected to facilitate the Transaction and such other transactions and (b) against (i) approval of any Acquisition Proposal (as such term is defined in the Purchase Agreement), (ii) approval of any proposal made in opposition to or in competition with the consummation of the Transaction and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than Buyer and/or its affiliates, (iii) any amendment of the Certificate of Incorporation or By-Laws of any of the Sellers or other proposal or transaction involving any of the Sellers which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Transaction, the Purchase Agreement or any of the other transactions contemplated by the Purchase Agreement, or (iv) any action or agreement which would result in a breach of any representation, warranty or covenant of the Sellers or Nextera set forth in the Purchase Agreement. The Stockholders may vote on all other matters in a manner determined in their sole discretion ((i), (ii) or (iii) and/or (iv), a “Counter Proposal”).

1.2 The Stockholders, as the holders of record or beneficial owners of voting stock of Nextera, shall be present, in person or by proxy, at all meetings of stockholders of Nextera and at any adjournment thereof so that all Shares are counted for the purpose of determining the presence of a quorum at such meetings. The Stockholders shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the terms of this Section 1. This Agreement is intended to bind each Stockholder only with respect to the voting of the Shares as Stockholders herein, and shall not prohibit the applicable Stockholders from acting in accordance with his or her fiduciary duties as an officer or director of Nextera or Sellers.

      2.     Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholders agree to deliver to Buyer an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), provided that the Proxy shall be revoked only upon the Expiration Date (as defined below). The Proxy is irrevocable and coupled with an interest in the obligations of the Stockholder.

      3.     No Solicitation of Proxies. Each Stockholder agrees (solely in its capacity as such) that neither it nor any of its subsidiaries nor any of the officers and directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of it or its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ employees and other agents not to (and shall not authorize any of them to) directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the Exchange Act) of other stockholders of Nextera (a) against the Transaction, the Purchase Agreement, the other transactions contemplated thereby or any matter that could reasonably be expected to facilitate the Transaction and such other transactions or (b) in favor of any Counter Proposal.

      4.     Definition of Shares. For purposes of this Agreement, the term “Shares” shall include: (i) all securities of Nextera (including, without limitation, all shares of Common Stock and all Options) owned of record by the Stockholders as of the date of this Agreement, as indicated on the signature page of this Agreement; and (ii) all additional securities of Nextera of which the Stockholder acquires record ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, through the exercise or conversion of any options, warrants or other rights to purchase shares of Common Stock and other securities convertible into, or exercisable for shares of Common Stock. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

      5.     Transfers of Shares. Each Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder (a) shall not cause or permit the Transfer (as defined below) of any Shares, or any interest in the Shares, to be effected, and (b) shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy, or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholders under this Agreement with respect to the Shares. Each Stockholder further agrees with, and covenants to, Buyer that such Stockholder shall not request that Nextera register the Transfer of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement. For purposes of this Agreement, a person or entity shall be deemed to have effected a “Transfer” of a security if such person or entity, directly or indirectly: (i) sells, offers to sell, makes any short sales of, pledges, encumbers, lends, hypothecates, enters into any type of equity swap or hedging of, grants an option with respect to, transfers or disposes of such security, any interest therein, or the economic consequences of ownership of such security or (ii) enters into an agreement, contract or commitment providing for the sale of, making any short sales of, pledge of, lending of, encumbrance of, equity swap or hedging of, grant of an option with respect to, transfer of or disposition of such security, any interest therein or the economic consequences of ownership of such security, other than any such actions pursuant to which such person or entity maintains all voting rights with respect to such security.

      6.     Representations and Warranties of the Stockholders. The Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

6.1 Authority.

(a) Each Stockholder is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Each Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Stockholder, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary action on the part of each Stockholder.

(c) This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and binding obligation of each Stockholder enforceable in accordance with its terms, subject to its enforceability against Buyer and FTI and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under or the acceleration of any provision of any trust agreement, partnership agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of the Stockholders or to any of the property or assets of any of the Stockholders.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to any Stockholder in connection with the execution and delivery of this Agreement or the consummation by any Stockholder of the transactions contemplated hereby.

6.2 The Shares. The Shares have not been pledged by the Stockholders. The Stockholders own no capital stock of Nextera other than the Shares. Except for this Agreement, no proxies or powers of attorney have been granted with respect to the Shares that will remain in effect after the execution of this Agreement. Except for this Agreement and the Proxy, no voting arrangement (including voting agreement or voting trust) affecting the Shares shall remain in effect after the execution of this Agreement.

      7.     Effectiveness. The effectiveness of this Agreement is conditioned upon the Purchase Agreement having been duly executed and delivered by all of the parties thereto and the Purchase Agreement being in full force and effect.

      8.     Termination. Notwithstanding anything else in this Agreement, this Agreement, the Proxy and all obligations of each Stockholder under either this Agreement or the Proxy shall automatically terminate as of the earlier to occur of the following (such date, the “Expiration Date”): (i) such date and time as the Purchase Agreement shall have been terminated in accordance with its terms, (ii) such date and time as the Transaction shall become effective in accordance with the terms and conditions of the Purchase Agreement or (iii) upon the execution of a written agreement by all parties hereto.

      9.     Additional Documents. Buyer and the Stockholders hereby covenant and agree to execute and deliver any additional documents necessary, in the reasonable determination of Buyer’s legal counsel, to carry out the intent of this Agreement.

      10.     Legal Opinion. The Stockholders shall cause Buyer and FTI to receive an opinion of Maron & Sandler in the form attached hereto as Exhibit B.

      11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of all of the other parties hereto.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that each of the parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the parties set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to any party upon a violation by one or more other parties, such non-violating party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

11.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed fax or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

(a)	if to Buyer, to:

FTI Consulting, Inc.
2021 Research Drive
Annapolis, MD 21401
Attention: Theodore I. Pincus
Fax: 410-224-2809

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022-3205
Attention: Charles H. Baker, Esq.
Fax: (212) 319-4090

(b)	if to the Stockholders, to:

Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, CA 90401
Attention: James Banks, Esq.
Fax: (310) 570-4901

or to such other address as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

11.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts to be executed and performed entirely within such State.

11.7 Entire Agreement. This Agreement and the other agreements referred to herein contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

11.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

FTI CONSULTING, INC.

By:	/s/ THEODORE I. PINCUS

Name: Theodore I. Pincus

Title:	Executive Vice President

and Chief Financial Officer

LI ACQUISITION COMPANY, LLC

By:	/s/ THEODORE I. PINCUS

Name: Theodore I. Pincus

Title:	Executive Vice President

and Chief Financial Officer

NEXTERA ENTERPRISES HOLDINGS, INC.

By:	/s/ STANLEY E. MARON

Name: Stanley E. Maron

Title:	Secretary

KNOWLEDGE UNIVERSE, INC.

By:	/s/ STEVEN B. FINK

Name: Steven B. Fink

Title:	Treasurer and Vice Chairman

ANNEX C

[Letterhead of Houlihan Valuation Advisors]

September 21, 2003

To The Boards of Directors of
Nextera Enterprises, Inc,
Lexecon Inc.,
CE Acquisition Corp., and
ERG Acquisition Corp.

Gentlemen:

      We understand that Nextera Enterprises, Inc. (the “Company”) and Lexecon Inc. (“Lexecon”), CE Acquisition Corp. (“CE”), and ERG Acquisition Corp. (“ERG” and, together with Lexecon and CE, collectively, the “Sellers”) are contemplating a transaction (the “Transaction”) whereby LI Acquisition Company, LLC, a wholly-owned subsidiary of FTI Consulting, Inc., would acquire substantially all the assets of the Sellers for an aggregate purchase price of $130 million in cash plus the assumption of certain operating liabilities related to the assets to be acquired. Of the cash proceeds, $1.5 million will be held in an escrow account to cover any working capital discrepancy and uncollected receivable amounts with any remaining amounts in the escrow account to be paid to the Sellers 120 days following the close of the Transaction. The Sellers represent the only remaining operating subsidiaries of the Company.

      You have requested our opinion (the “Opinion”) as to the fairness of the Transaction to the Company, the Sellers, and the stockholders of the Company from a financial point of view.

      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed recent public filings for the Company, including its Annual Report and Form 10-K filings for the year ended December 31, 2002, and its Form 10-Q filings for the quarters ended March 31 and June 30, 2003;

2. Reviewed audited financial statements for the Company for the years ended December 31, 1998 through 2002 and unaudited internally prepared financial statements for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

3. Reviewed unaudited internally prepared financial statements for Lexecon and its subsidiaries for the years ended December 31, 1999 through 2002, audited financial statements for Lexecon and its subsidiaries for the year ended December 31, 2002, and unaudited internally prepared financial statements for Lexecon and its subsidiaries for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

4. Reviewed financial projections for Lexecon and its subsidiaries for the remainder of the year ended December 31, 2003 and the year ending December 31, 2004;

5. Reviewed a draft, dated September 19, 2003, of the Asset Purchase Agreement by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp., and ERG Acquisition Corp.;

6. Had due diligence discussions with management regarding the history and nature of the Lexecon, as well as future prospects;

7. Reviewed certain publicly available data, including data on the Sellers’ industry and certain companies within the industry; and

8. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

The Board of Directors, Nextera Enterprises, Inc.
September 21, 2003

      We have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company or the Sellers since the date of the most recent financial statements made available to us. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Lexecon or its assets.

      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and the Sellers, and do not assume any responsibility with respect to it. We have not independently appraised of any of the properties or assets of the Company or the Sellers. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

      Based on the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company, the Sellers, and the stockholders of the Company from a financial point of view.

      This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent, subject to the provisions of our engagement letter. This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and subject to the understanding that the obligations of HVA in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of HVA shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN VALUATION ADVISORS

/s/ HOULIHAN VALUATION ADVISORS

The Board of Directors, Nextera Enterprises, Inc.
September 21, 2003

[Letterhead of Houlihan Valuation Advisors]

September 21, 2003

To The Boards of Directors of
Nextera Enterprises, Inc,
Lexecon Inc.,
CE Acquisition Corp., and
ERG Acquisition Corp.

Gentlemen:

      We understand that Nextera Enterprises, Inc. (“Nextera” or the “Company”) and Lexecon Inc. (“Lexecon”), CE Acquisition Corp. (“CE”), and ERG Acquisition Corp. (“ERG” and, together with Lexecon and CE, collectively, the “Sellers”) are contemplating a transaction (the “Transaction”) whereby LI Acquisition Company, LLC, a wholly-owned subsidiary of FTI Consulting, Inc., would acquire substantially all the assets of the Sellers for an aggregate purchase price of $130 million plus the assumption of certain operating liabilities related to the assets to be acquired. Of the cash proceeds, $1.5 million will be held in an escrow account to cover any working capital discrepancy and uncollected receivable amounts with any remaining amounts in the escrow account to be paid to the Sellers 120 days following the close of the Transaction.

      Lexecon and its subsidiaries represent the only remaining operating subsidiaries of the Company. Assets that will be retained by Nextera and excluded from the Transaction include the capital stock of CE Acquisition Corp. and ERG Acquisition Corp., certain accounts receivable and cash. With the exception of the Sellers’ trade payables and accrued liabilities and other obligations related to the Sellers’ assets, Nextera will retain all liabilities of the Company including, among others, notes payable under its Senior Credit Facility, remaining payments pursuant to non-compete agreements with key employees, debentures and short term notes payable due to affiliates, and all other stated and contingent liabilities of Nextera and its subsidiaries other than Lexecon. We have assumed that all liabilities will be paid off as soon as practical following the consummation of the Transaction.

      You have requested our opinion (the “Opinion”) as to as to whether, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction: a) on a pro forma basis, the fair market value and present fair saleable value of the Company’s assets would exceed the Company’s stated liabilities and identified contingent liabilities, b) the Company should be able to pay its debts as they become due in the usual course of its business, and c) the capital remaining in the Company after the Transaction would not be unreasonably small for the business in which the Company is engaged or is proposed to be conducted following the consummation of the Transaction.

      In addition, as part of the Opinion, you have requested our opinion as to whether the purchase price constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers.

      The Opinion was based on consideration of the value of the Sellers as a going concern (including goodwill) and Nextera on a liquidation basis, immediately after and giving effect to the Transaction and the Company’s indebtedness. “Fair market value” is defined as the amount at which the asset would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts, neither being under compulsion to act, with equity to both; and “present fair saleable value” is defined as the amount at which the Company’s aggregate assets are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by HVA. The term “identified contingent liabilities” is defined as the stated amount identified to us (including all pending and threatened litigation) and valued by responsible officers of the Company, upon which we will rely without independent verification. No representation is

The Board of Directors, Nextera Enterprises, Inc.
September 21, 2003

made herein as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of this Opinion.

      Notwithstanding the use of the defined terms “fair market value” and “present fair salable value,” we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which the Company or its assets can currently be sold. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company nor its assets would actually be sold for the amount we believe to be its fair market value and present fair salable value.

      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed recent public filings for the Company, including its Annual Report and Form 10-K filings for the year ended December 31, 2002, and its Form 10-Q filings for the quarters ended March 31 and June 30, 2003;

2. Reviewed audited financial statements for the Company for the years ended December 31, 1998 through 2002 and unaudited internally prepared financial statements for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

3. Reviewed unaudited internally prepared financial statements for Lexecon and its subsidiaries for the years ended December 31, 1999 through 2002, audited financial statements for Lexecon and its subsidiaries for the year ended December 31, 2002, and unaudited internally prepared financial statements for Lexecon and its subsidiaries for the seven month period ended July 31, 2003, which management has identified as the most recent financial statements available;

4. Reviewed financial projections for Lexecon and its subsidiaries for the remainder of the year ended December 31, 2003 and the year ending December 31, 2004;

5. Reviewed the Company’s list of all stated and contingent liabilities that will be payable following the Transaction;

6. Reviewed a draft, dated September 19, 2003, of the Asset Purchase Agreement by and among FTI Consulting, Inc., LI Acquisition Company, LLC, Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp., and ERG Acquisition Corp.;

7. Had due diligence discussions with management regarding the history and nature of the Lexecon and Nextera, as well as future prospects and obligations;

8. Reviewed certain publicly available data, including data on the Sellers” industry and certain companies within the industry; and

9. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

      We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Sellers, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company or the Sellers since the date of the most recent financial statements made available to us.

      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and the Sellers, and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the

The Board of Directors, Nextera Enterprises, Inc.
September 21, 2003

Company or the Sellers. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

      Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the Transaction is consummated as proposed, immediately after and giving effect to the Transaction:

(a) on a pro forma basis, the fair market value and present fair saleable value of the Company’s assets will exceed the Company’s stated liabilities and identified contingent liabilities,;

(b) the Company should be able to pay its debts as they become due in the usual course of its business;

(c) the capital remaining in the Company after the Transaction would not be unreasonably small for the business in which the Company is engaged or is proposed to be conducted following the consummation of the Transaction; and

(d) the purchase price constitutes an amount of consideration that is “reasonably equivalent value” (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and “fair consideration” (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York, Illinois and Delaware, and cases thereunder) to the Sellers in exchange for the assets of the Sellers.

      This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of HVA in the Transaction are solely corporate obligations, and no officer, director, employee, agent shareholder or controlling person of HVA shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN VALUATION ADVISORS

/s/ HOULIHAN VALUATION ADVISORS

NEXTERA ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER [___], 2003

The undersigned stockholder of Nextera Enterprises, Inc., a Delaware corporation (the “Company”), hereby appoints Richard V. Sandler and Stanley E. Maron, and each of them, as proxies for the undersigned with full power of substitution, to attend the Special Meeting of the Company’s stockholders to be held on November [     ], 2003 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The board of directors recommends a vote FOR approval of the Asset Purchase Agreement and the sale of all or substantially all of the assets of Lexecon Inc., a wholly owned subsidiary of the Company (“Lexecon”), CE Acquisition Corp., a wholly owned subsidiary of Lexecon, and ERG Acquisition Corp., a wholly owned subsidiary of Lexecon.

		FOR	AGAINST	ABSTAIN
Asset Sale Proposal —	The approval of an Asset Purchase Agreement dated September 25, 2003 by and among FTI Consulting, Inc., a Maryland corporation, LI Acquisition Company, LLC, a Maryland limited liability company and a wholly-owned subsidiary of FTI Consulting, Nextera Enterprises, Inc., Lexecon Inc., an Illinois corporation and a wholly-owned subsidiary of Nextera, CE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon, and ERG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon, pursuant to which Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp. will sell substantially all of their assets used in their business to LI Acquisition Company, LLC. The full text of the asset purchase agreement is included as Annex A to the Proxy Statement and incorporated herein by reference.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ASSET SALE PROPOSAL.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature(s)	Dated:	, 2003

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.